     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 30, 1999

                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           ACME COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           4833                          33-0866283
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)

 2101 E. FOURTH STREET, SUITE 202, SANTA ANA, CALIFORNIA 92705, (714) 245-9499
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 JAMIE KELLNER
                            CHIEF EXECUTIVE OFFICER
                           ACME COMMUNICATIONS, INC.
                         2101 E. 4TH STREET, SUITE 202
                          SANTA ANA, CALIFORNIA 92705
                                 (714) 245-9499
(NAME, ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)

                                   COPIES TO:

             DAVID A. KRINSKY, ESQ.                            ALVIN G. SEGEL, ESQ.
            ALLISON M. KELLER, ESQ.                            IAN C. WIENER, ESQ.
             O'MELVENY & MYERS LLP                             IRELL & MANELLA LLP
      610 NEWPORT CENTER DRIVE, SUITE 1700             1800 AVENUE OF THE STARS, SUITE 900
      NEWPORT BEACH, CALIFORNIA 92660-6429              LOS ANGELES, CALIFORNIA 90067-4276
                 (949) 760-9600                                   (310) 277-1010

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF SECURITIES                     PROPOSED MAXIMUM AGGREGATE            AMOUNT OF
TO BE REGISTERED                                         OFFERING PRICE(1)(2)            REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------
Common stock, $0.01 par value......................          $115,000,000                    $31,970
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

(1) Includes shares subject to the underwriters' over-allotment option.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This registration statement contains a prospectus relating to a public offering in the United States and Canada and a separate international offering
(excluding Canada). We are selling a total of        shares of common stock,
       in the United States and Canada and        internationally. In addition,
we and the selling stockholders have granted the underwriters an option to
purchase a combined        additional shares of common stock to cover any
over-allotments. Immediately following this explanatory note is the complete prospectus for the United States and Canada offering. After such prospectus are the following alternate pages for the international offering: a front cover page, an "Underwriting" section and a back cover page. The international prospectus omits the "Notice to Canadian Residents" section. Each alternate page for the international offering included herein is labeled "Alternate Page For International Prospectus." All other pages of the prospectus are the same for both offerings.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, Dated           , 1999

[LOGO]
--------------------------------------------------------------------------------
ACME Communications, Inc.
          Shares
Common Stock
--------------------------------------------------------------------------------

This is an initial public offering of common stock of ACME Communications, Inc. No public market currently exists for our common stock. We anticipate that the
initial public offering price will be between $          and $          per
share.

We are selling all of the        shares of common stock offered under this
prospectus. The U.S. underwriters are offering        shares in the United
States and Canada and the international underwriters are offering        shares
outside the United States and Canada.

We intend to apply to list our common stock on the Nasdaq National Market under the symbol "ACME."

Investing in our common stock involves risks. See "Risk Factors" beginning on page 9.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                   PER SHARE             TOTAL
                                                                   ---------             -----
  PUBLIC OFFERING PRICE                                         $                   $
  UNDERWRITING DISCOUNTS AND COMMISSIONS                        $                   $
  PROCEEDS, BEFORE EXPENSES, TO ACME                            $                   $

We and the selling stockholders have granted the underwriters the right to
purchase up to an additional        shares at the public offering price within
30 days from the date of this prospectus to cover over-allotments.

The underwriters are severally underwriting the shares being offered. The underwriters expect to deliver the shares against payments in Baltimore,
Maryland on             , 1999.
Deutsche Banc Alex. Brown
                   Merrill Lynch & Co.
                                     Morgan Stanley Dean Witter
                                                  CIBC World Markets
The date of this Prospectus is             , 1999.

INSIDE FRONT COVER

[ACME COMMUNICATIONS LOGO]

[COLLAGE OF THE WB NETWORK AND SYNDICATED PROGRAMMING LOGOS]

FRONT GATEFOLD

[A MAP OF THE UNITED STATES IDENTIFYING THE LOCATION OF EACH OF OUR STATIONS AND THE CALL LETTERS AND CHANNEL OF EACH OF OUR STATIONS]

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding our company and the common stock we are selling in this offering, including the risk factors and our financial statements and related notes, included elsewhere in this prospectus. As used in this prospectus, unless the context otherwise requires, "we," "us," "our" or "ACME" refers to ACME Communications, Inc., the issuer of the common stock, its predecessor company and its subsidiaries.

     Unless otherwise indicated, the information in this prospectus assumes the underwriters will not exercise their over-allotment option. In addition, unless otherwise indicated, information throughout this prospectus gives effect to the conversion of our business from a limited liability company into a C corporation, and the conversion of the outstanding membership interests of the limited liability company into shares of common stock immediately before the closing of this offering.

                                  THE COMPANY

     We currently own and operate nine broadcast television stations in medium-sized markets across the United States. Each of our stations is a network affiliate of The WB Television Network, making us the third largest WB Network affiliated station group in the country. Our television stations broadcast in markets that cover in aggregate approximately 5.4% of the total U.S. population. Jamie Kellner, our Chairman and Chief Executive Officer, is also a founder, Chief Executive Officer and partner of The WB Network, and was President of Fox Broadcasting Company from its inception in 1986 through 1993. Mr. Kellner and our other founders formed our company to capitalize on the opportunity to affiliate with The WB Network, the fastest growing English-language broadcast television network in the country. We will continue to expand our station group by selectively acquiring and building primarily WB Network affiliated stations in medium-sized markets.

     Since our formation in 1997, we have focused primarily on acquiring independently-owned stations, under-performing stations and construction permits for new stations in markets that we believe have the growth potential and demographic profile to support the successful launch of a new WB Network affiliate. We believe that medium-sized markets provide advantages such as fewer competitors and lower operating costs compared to large markets. Our strategy is to capitalize on these advantages and to grow our revenues and cash flow by focusing on generating local sales. Since we centralize many of our stations' administrative functions and primarily provide entertainment programming, our station general managers are able to focus on increasing sales and improving operating margins. We have experienced significant revenue and broadcast cash flow growth and anticipate further growth because many of our stations are newly launched. For the three months ended March 31, 1999, we generated $11.1 million in revenues and $2.6 million in broadcast cash flow, representing an increase of 43.4% in revenues and 53.0% in broadcast cash flow over the three months ended March 31, 1998.

     Like The WB Network, we target our programming to younger audiences, in particular, young adults, teens and kids. We believe that these younger audiences are a growing and increasingly important demographic target for advertisers, and that our affiliation with The WB Network affords us a significant competitive advantage over other network affiliated television broadcasters in attracting these younger audiences. Since its launch in 1995, The WB Network is the only English-language broadcast network in the United States to increase its audience share in these key target demographic groups. To build and retain our audience share during non-network hours, we also acquire the broadcast rights to popular syndicated programming that we believe complements The WB Network programming. In addition, we broadcast local programming such as news in St. Louis, local weather updates and local and regional sports programming in selected markets. We believe this programming enhances our ability to sell advertising time to local and regional advertisers and increases audience awareness of our newly launched stations.

     The following table provides general information concerning our stations(1):

                                                         MAY 1999 AUDIENCE SHARE
                                                   -----------------------------------
                              TV HOUSEHOLDS(2)       ADULTS 18-34       TEENS 12-17
                            --------------------   ----------------   ----------------   BEGINNING OF
     STATION - CHANNEL       MARKET                PRIME   SIGN-ON/   PRIME   SIGN-ON/       ACME
        MARKETPLACE         RANKING     NUMBER     TIME    SIGN-OFF   TIME    SIGN-OFF    OPERATION
     -----------------      --------   ---------   -----   --------   -----   --------   ------------
KPLR - 11
St. Louis, MO..............    21      1,110,000    14        16       21        23      October 1997
KWBP - 32
Portland, OR...............    23        994,000     4         4        5         4      January 1997
KUWB - 30
Salt Lake City, UT(3)......    36        707,000     2         3        4         7      April 1998
KWBQ - 19
Albuquerque-Santa Fe,
  NM(4)....................    49        566,000   n/a       n/a      n/a       n/a      March 1999
WBDT - 26
Dayton, OH(5)..............    54        504,000   n/a       n/a      n/a       n/a      June 1999
WBXX - 20
Knoxville, TN..............    63        447,000     5         6        3         3      October 1997
WIWB - 14
Green Bay-Appleton,
  WI(5)....................    69        385,000   n/a       n/a      n/a       n/a      June 1999
WBUI - 23
Champaign-Springfield-
  Decatur, IL(5)...........    82        335,000   n/a       n/a      n/a       n/a      June 1999
WTVK - 46
Ft. Myers - Naples, FL.....    83        330,000     3         3        8         5      March 1998

-------------------------
(1) Statistical information is from BIA Publishing, Inc. and Nielsen Media Research.

(2) All television stations throughout the United States are grouped into 210 markets that are ranked in size according to the number of households with televisions in the market.

(3) We operate but do not currently own KUWB. We own, but do not operate
    KUPX - also in the Salt Lake City market. We and the owner of KUWB have agreed to swap our stations, which we expect to occur in the third quarter of 1999.

(4) KWBQ will be sold once we acquire KASY, also in the Albuquerque-Santa Fe market. We intend to operate KWBQ under a local marketing agreement. KWBQ was not reportable in the market in May 1999.

(5) We acquired and began operating these stations in June 1999. Prior to our acquisition they did not carry The WB Network programming and did not generate any measurable audience shares in May 1999.

                           THE WB TELEVISION NETWORK

     The WB Network was created by Time Warner, Inc., Tribune Broadcasting and Mr. Kellner as a new broadcast television network in 1995. The WB Network enhances distribution for Time Warner's Warner Bros. unit, a leading producer of prime time and kids programming. For Tribune, The WB Network provides an important source of programming and branding for their formerly independent stations. The WB Network's focus is to provide quality programming to young adults, teens and kids. The WB Network has a highly experienced management team, several of whom worked with Mr. Kellner at Fox

Broadcasting Company and contributed to the launch and development of the Fox network. The WB Network is a more demographically focused network than ABC, CBS, NBC and Fox. Mr. Kellner believes that the future of broadcast television, much like radio, requires that programming be targeted more directly to specific audiences rather than attempting to appeal to all demographic groups.

     Over the last five years, The WB Network is the only English-language broadcast network in the country to increase its ratings and has increased its audience share for young adults from a three share to a six share and teens from a six share to a 14 share. The WB Network's success is due in large part to its ability to provide popular, targeted prime time programming each season such as 7th Heaven, Dawson's Creek, Buffy the Vampire Slayer, Felicity and Charmed. In addition to its prime time programming, The WB Network provides popular animated weekday and Saturday morning programming through Kids' WB!. Programming on Kids' WB! includes the number one rated kids show, Pokemon, as well as Batman Beyond and Animaniacs. In the 1999/2000 season, The WB Network will provide 13 hours of prime time programming Sunday through Friday and 19 hours of kids programming Monday through Saturday. In addition, The WB Network has announced plans to provide two hours of prime time programming on Saturday for the 2000/2001 season.

                           OUR SENIOR MANAGEMENT TEAM

     Our highly experienced senior management team has an average of over 20 years of experience owning and operating broadcast television stations and selling television advertising time. Mr. Kellner, our Chairman and Chief Executive Officer, is also a founder, Chief Executive Officer and partner of The WB Network, and was President of Fox Broadcasting Company from its inception in 1986 through 1993. Doug Gealy, our President and Chief Operating Officer, began his broadcast television career in sales and since then has held various management positions, including station general manager and group executive responsible for eight stations. Tom Allen, our Chief Financial Officer, has spent 13 years as an executive in the entertainment industry, including seven years as Chief Financial Officer of Fox Broadcasting Company.

                        OUR BUSINESS AND GROWTH STRATEGY

     The principal components of our business and growth strategy are:

     - OUR WB NETWORK AFFILIATION. Our WB Network affiliation provides our stations with popular prime time and kids programming and the opportunity to co-brand our stations with the Warner Bros. brand, which is one of the most recognized brands in the entertainment industry. We believe our stations' affiliation with The WB Network provides us with a significant competitive advantage in attracting the younger audiences we believe are a growing and increasingly important demographic target for advertisers. We expect that stations we acquire in new markets will enter into affiliation agreements with The WB Network.

     - POPULAR AND PROVEN SYNDICATED PROGRAMMING. While The WB Network programming provides the foundation of our programming, we also acquire popular syndicated programming, which is an important part of building our stations' audience and revenue share. Our syndicated programming for the 1999 and 2000 seasons includes newly syndicated programming such as The Drew Carey Show, Suddenly Susan, Caroline in the City and Spin City, as well as proven programs such as Friends, Seinfeld and Star Trek: The Next Generation.

     - FOCUS ON SALES. To grow our revenues, we aggressively market our advertising time to local advertisers and also sell advertising time to regional and national advertisers. We believe that our focus on local sales enables us to capture existing local advertising revenues and to create new television advertising revenues by selling to first-time buyers of television advertising time. Our station general managers have an average of over 18 years of experience selling television advertising time and are directly involved in their stations' sales management.

     - SELECTIVE AND OPPORTUNISTIC EXPANSION IN MEDIUM-SIZED MARKETS. We will continue to expand our group of television stations selectively and opportunistically by acquiring independently-owned stations, under-performing stations and construction permits for new stations. We target medium-sized markets because they are typically characterized by fewer and less sophisticated competing television station operators and other media, and lower operating costs than larger markets.

                                  OUR HISTORY

     Our predecessor, ACME Television Holdings, LLC, was formed in April 1997, as a Delaware limited liability company. We own approximately 92% of ACME Intermediate Holdings, LLC ("ACME Intermediate"), which in turns owns 100% of ACME Television, LLC ("ACME Television"). ACME Television is the holding company of all of our operating subsidiaries and the subsidiaries that hold our stations' Federal Communications Commission, or FCC, licenses. Immediately before the closing of this offering, we will convert our business from a limited liability company to a C corporation. After our reorganization, we will own 100% of ACME Intermediate. For more information, see "The Reorganization." Consummation of the reorganization is conditioned on receipt of FCC approval. We have filed the necessary application with the FCC regarding our change of control as a result of our reorganization.

                                THE OFFERING(1)

     The offering of        shares of our common stock in the United States and
Canada and the offering of        shares of our common stock outside the United
States and Canada are collectively referred to in this prospectus as this "offering."

COMMON STOCK OFFERED BY
  ACME.......................          shares

COMMON STOCK TO BE
  OUTSTANDING AFTER THE
  OFFERING(2)................                  shares

USE OF PROCEEDS..............   We intend to use the net proceeds of this
                                offering to repay all indebtedness under our revolving credit facility, fund the acquisition of KASY, repay debt incurred in connection with the acquisition of WBDT, WIWB and WBUI, and for general corporate purposes, including working capital and future acquisitions.

RISK FACTORS.................   See "Risk Factors" beginning on page 9 for a
                                discussion of factors you should carefully consider before deciding to invest in our common stock.

PROPOSED NASDAQ NATIONAL
  MARKET SYMBOL..............   "ACME"
-------------------------
(1) Does not include        shares of common stock subject to a 30-day
    over-allotment option granted to the underwriters by us and the selling stockholders.

(2) Based on the number of shares that will be outstanding after our
    reorganization. Excludes approximately                shares of common stock
    reserved for issuance pursuant to our 1999 Stock Incentive Plan, of which are subject to options that will be outstanding before the consummation of this offering.

     Our principal executive offices are located at 2101 E. Fourth Street, Suite 202, Santa Ana, California 92705. Our telephone number is (714) 245-9499.

                    OUR SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table summarizes our financial data. The share information gives effect to the conversion of our business from a limited liability company into a C corporation at the beginning of each period indicated. The data presented in this table are derived from the "Selected Consolidated Financial Data" and the financial statements and notes which are included elsewhere in this prospectus. You should read those sections for a further explanation of the financial data summarized here.

                                                           YEARS ENDED         THREE MONTHS ENDED
                                                          DECEMBER 31,              MARCH 31,
                                                      ---------------------    -------------------
                                                        1997         1998       1998        1999
                                                      ---------    --------    -------    --------
                                                                                   (UNAUDITED)
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net revenues........................................  $  11,347    $ 43,928    $ 7,757    $ 11,123
                                                      ---------    --------    -------    --------
Operating expenses:
  Station operating expenses........................     10,158      32,973      5,951       8,430
  Depreciation and amortization.....................      1,215      11,355        848       3,766
  Corporate.........................................      1,415       2,627        589         721
  Equity-based compensation.........................         --          --         --       2,500
                                                      ---------    --------    -------    --------
Operating income (loss).............................     (1,441)     (3,027)       369      (4,294)
Other income (expenses):
Interest income.....................................        287         231         45           9
Interest expense....................................     (6,562)    (23,953)    (5,500)     (6,466)
Gain on sale of assets..............................         --       1,112         --          --
Other...............................................         --        (380)         5           5
                                                      ---------    --------    -------    --------
Loss before taxes and minority interest.............     (7,716)    (26,017)    (5,081)    (10,746)
Income tax benefit (expense)........................         --       2,393        (20)        745
                                                      ---------    --------    -------    --------
Loss before minority interest.......................     (7,716)    (23,624)    (5,101)    (10,001)
Minority interest...................................        237       1,684        358         723
                                                      ---------    --------    -------    --------
Net loss............................................  $  (7,479)   $(21,940)   $(4,743)   $ (9,278)
                                                      =========    ========    =======    ========

SUPPLEMENTAL PRO FORMA FINANCIAL INFORMATION(1):
Pro forma net loss..................................  $  (7,479)   $(14,484)   $(2,834)   $ (5,998)
Pro forma basic and diluted net loss per share......
Basic and diluted weighted average shares
  outstanding(2)....................................

OTHER OPERATING DATA:
Broadcast cash flow(3)..............................  $   1,024    $ 11,380    $ 1,721    $  2,633
Broadcast cash flow margin(3).......................        9.0%       25.9%      22.2%       23.7%
EBITDA(3)...........................................  $    (391)   $  8,752    $ 1,132    $  1,911
EBITDA margin(3)....................................         NM        19.9%      14.6%       17.2%
Amortization of program rights......................  $   2,573    $ 10,942    $ 1,612    $  2,420
Adjusted program payments(3)........................     (2,738)    (10,746)    (1,754)     (2,481)
Time brokerage fees.................................         --         228         57          --
Cash flows provided by (used in) operations:
  Operating activities..............................  $    (599)   $    319    $ 1,732    $  1,419
  Investing activities..............................   (191,730)    (15,504)    (6,916)     (6,108)
  Financing activities..............................    201,153       7,362        (70)      4,642

ADJUSTED STATEMENT OF OPERATIONS AND OTHER DATA(4):
Adjusted interest expense...........................               $(25,103)              $(10,301)
Adjusted net loss...................................                (13,857)               (15,107)
Adjusted net loss per share.........................
Adjusted basic and diluted weighted average shares
  outstanding(5)....................................

                                                             YEARS ENDED
                                                            DECEMBER 31,        AS OF MARCH 31, 1999
                                                         -------------------   ----------------------
                                                           1997       1998      ACTUAL    AS ADJUSTED
                                                         --------   --------   --------   -----------
                                                                                    (UNAUDITED)
BALANCE SHEET DATA:
Total assets...........................................  $220,475   $288,082   $290,902    $389,222
Long-term debt.........................................   192,452    220,256    230,390     192,734
Total shareholders' equity (deficiency)................    16,306      1,413     (5,365)    131,005

-------------------------
(1) Our supplemental pro forma financial information gives effect to our reorganization. Supplemental pro forma net loss represents the results of operations adjusted to reflect (A) a provision for income taxes on historical net loss before income taxes and minority interest which gives effect to the change in our income tax status to a C corporation and (B) the impact of the tax adjustment on the net loss allocated to minority interests. There was no impact on the results for the year ended December 31, 1997, as all deferred tax assets would have been fully offset by a valuation allowance. The supplemental pro forma tax benefit for the periods subsequent to December 31, 1997, are based on an estimated combined federal and state income tax rate of 40%. Supplemental pro forma net loss per share has been computed by dividing supplemental pro forma net loss by the weighted average shares of common stock outstanding during the period (giving effect to our reorganization as if it had occurred at the beginning of the period).

(2) See note 1 to our consolidated financial statements.

(3) We define broadcast cash flow as operating income, plus depreciation and amortization, program amortization, non-cash equity based compensation, time brokerage fees and corporate overhead, less program payments -- the latter as adjusted to reflect reductions for impaired or expired rights in connection with acquisitions. We define broadcast cash flow margin as broadcast cash flow as a percentage of net revenues. We define EBITDA as broadcast cash flow less corporate expenses. We define EBITDA margin as EBITDA as a percentage of net revenues. We have included broadcast cash flow, broadcast cash flow margin, EBITDA and EBITDA margin data because these measures are widely used in the television broadcasting industry to evaluate a television broadcast company's operating performance. However, you should not consider broadcast cash flow, broadcast cash flow margin, EBITDA and EBITDA margin in isolation or as substitutes for net income, cash flows from operating activities and other statement of operations or cash flows data prepared in accordance with generally accepted accounting principles as a measure of liquidity or profitability. These measures are not necessarily comparable to similarly titled measures employed by other companies.

(4) The adjusted data give effect to this offering and application of the net proceeds of this offering to repay all amounts outstanding under the revolving credit facility ($12.9 million at March 31, 1999), as if the offering and the application of net proceeds had occurred as of January 1, 1998 in the case of the adjusted statement of operations data and March 31, 1999 in the case of the adjusted balance sheet data. The adjusted statement of operations data includes adjustments to the supplemental pro forma financial information as follows: a reduction of interest expense of $914,000 for 1998 and $446,000 for the quarter ended March 31, 1999 and related decreases in income tax benefits of $366,000 for 1998 and $178,000 for the quarter ended March 31, 1999, and a reduction in the loss allocation to minority interests of $44,000 for 1998 and $22,000 for the quarter ended March 31, 1999.

    We will record a compensation charge of approximately $27.5 million relating to the following: (A) a $3.0 million bonus to be paid to our senior management in the first quarter of 2000 and (B) a non-cash charge of $24.5 million as a result of the exchange of management carry units in our predecessor for shares of our common stock in connection with our reorganization and this offering (compensation calculated as the difference between the expense recorded by us relating to management carry units ($2.5 million through March 31, 1999) and the fair value of the common stock). The adjusted statement

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

    of operations data exclude this compensation charge since this will be a non-recurring charge. The adjusted balance sheet data reflect the estimated cash and equity effects of this compensation charge.

(5) Based on weighted average number of shares of common stock outstanding for all periods presented (giving effect to our reorganization as if it had occurred at the beginning of the period), including the number of shares to be issued in the offering and the number of shares exchanged for the management carry units, assuming the offering and issuances occurred on January 1, 1998.

                                  RISK FACTORS

     You should carefully consider the risks described below before making a decision to buy our common stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should also refer to the other information in this prospectus, including our financial statements and the related notes.

WE ARE HIGHLY LEVERAGED AND OUR FUTURE CASH FLOWS MAY NOT BE SUFFICIENT TO MEET OUR OBLIGATIONS.

     After giving effect to this offering as if it had occurred on March 31, 1999, we had outstanding consolidated indebtedness of approximately $198.4 million and $40.0 million available under our revolving credit facility. Our highly leveraged financial position poses substantial risks to stockholders, including the risks that:

     - a substantial portion of our cash flow from operations will be required to service our indebtedness;

     - our highly leveraged position may impede our ability to obtain financing in the future for working capital, capital expenditures and general corporate purposes, including acquisitions; and

     - our highly leveraged financial position may make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures.

     Our ability to pay interest and principal on our indebtedness, along with any future amounts outstanding under our revolving credit facility, will depend on our future operating performance and events outside of our control. Additionally, interest on amounts outstanding under our revolving credit facility will fluctuate with certain prevailing interest rates which could adversely affect us if interest rates were to increase.

     If we are unable to generate sufficient cash flow from operations in the future to meet our obligations and commitments, we will be required to adopt one or more alternatives, such as refinancing or restructuring our indebtedness, selling material assets or operations or seeking to raise additional debt or equity capital.

OUR FINANCIAL FLEXIBILITY IS LIMITED AND THERE MAY BE ADVERSE CONSEQUENCES IF WE DO NOT COMPLY WITH OUR RESTRICTIVE COVENANTS.

     Our revolving credit facility allows for revolving credit borrowings of up to $40.0 million, reducing quarterly beginning in 2000 and terminating entirely in 2002. As of July 15, 1999, we had approximately $39.4 million outstanding under our revolving credit facility. Although we plan to repay all amounts outstanding under our revolving credit facility with a portion of the net proceeds of this offering, we anticipate that we will use our revolving credit facility to fund future acquisitions and other capital requirements. Cash interest on ACME Intermediate's 12% senior secured notes due 2005 ($71.6 million fully accreted principal amount) will begin accruing in 2002 and will be payable starting in 2003. Cash interest on ACME Television's 10 7/8% senior discount notes due 2004 ($175.0 million fully accreted principal amount) will begin accruing in 2000 and be payable starting in 2001.

     The indenture governing the 12% senior secured notes, the indenture governing the 10 7/8% senior discount notes and the credit agreement governing our revolving credit facility contain various restrictive covenants which, with specified exceptions, limit our ability to enter into affiliate transactions, pay dividends, incur additional indebtedness, consolidate, merge, or effect certain asset sales, make specified investments, acquisitions and loans or change the nature of our business and require us to meet certain financial requirements, for example with respect to EBITDA levels. These restrictions and financial requirements, in combination with our leveraged balance sheet, could limit our ability to respond to market conditions or to meet extraordinary capital needs, or could adversely effect our ability to finance our future operations, capital needs, or to engage in other business activities which could be in our interest.

     If we were to experience a decline in our operating results, we could experience difficulty in complying with the covenants governing our indebtedness. The failure to comply with such covenants could result in an event of default under these agreements, thereby triggering acceleration of the indebtedness incurred under the agreements as well as indebtedness under other instruments containing cross-acceleration or cross-default provisions.

OUR OUTSTANDING INDEBTEDNESS MAY ACCELERATE IF THERE IS A CHANGE OF CONTROL.

     The indebtedness under our revolving credit facility may be accelerated, and we also could be required to make an offer to repurchase the 12% senior secured notes and the 10 7/8% senior discount notes upon a change of control. Under the credit agreement, a change of control is defined as the failure of certain stockholders to own, through their interest in us, at least 50.1% of the economic value of ACME Television. Under the terms of the indentures, a change of control is defined as any event that would cause the current stockholders, in aggregate, to hold less than 30%, and any other person to hold more than 20%, of our outstanding stock. Under the terms of both the 12% senior secured notes and the 10 7/8% senior discount notes, we could be required to make an offer to repurchase the notes at 101% of their accreted value, plus any accrued and unpaid interest, at the time of a change of control. If we experience a change of control, either with respect to the credit agreement or either indenture, we may not have sufficient funds to repay all amounts outstanding under our revolving credit facility and to repurchase the notes, as may be required. Alternatively, if we are able to satisfy the change of control provisions, it would require a substantial diversion of cash flow from our operations and our acquisition plans and could have a material adverse effect on our economic viability.

WE HAVE A LIMITED OPERATING HISTORY AND A HISTORY OF NET LOSSES, WHICH WE EXPECT TO CONTINUE IN THE FUTURE.

     We were formed in April 1997 as a limited liability company. We have incurred losses from continuing operations in each of our fiscal years since inception. We expect to continue to experience net losses in the foreseeable future, principally as a result of interest expense on our outstanding debt and non-cash charges for depreciation and amortization expense related to fixed assets and goodwill related to acquisitions, which may be greater than our net losses in the past.

WE MAY NOT BE ABLE TO GROW THROUGH ACQUISITIONS.

     To date, we have acquired nine television stations and entered into definitive agreements to acquire two additional television stations that will be swapped for two stations we already own. We intend to continue to pursue the acquisition of additional television stations. Our business will be harmed if we are unable to successfully implement our acquisition plans. We cannot be sure that we will be successful in integrating the acquired stations or that such integration will not divert our limited management resources.

     Our ability to acquire additional television stations involves risks including:

     - we may be unable to obtain required approval by the FCC of the assignments or transfers of control of licenses issued by the FCC;

     - the law limits the number and location of broadcasting properties that any one person or entity (including its affiliates) may own and could limit our ability to pursue desired stations;

     - the market to purchase television stations is highly competitive, and many potential acquirers have greater resources available to make such acquisitions than we have;

     - desired stations may not be available for purchase;

     - we may be unable to obtain The WB Network affiliation for all of the stations we acquire in the future; and

     - we may not have the financial resources necessary to acquire additional stations.

     Generally when we sign acquisition agreements, we enter into interim local marketing agreements with the seller under which we receive all station revenues and pay all station expenses. Because the seller retains ultimate programming control, we bear the economic risks of paying station expenses until closing the acquisition.

WE INCUR IMMEDIATE LOSSES ON NEW STATIONS.

     Generally, it takes a few years for our newly acquired or built stations to generate operating cash flow. During the initial period after acquisition or construction, we incur significant expenses related to:

     - acquiring syndicated programming;

     - improving technical facilities;

     - increasing and improving cable distribution;

     - hiring new personnel; and

     - marketing the station to viewers.

     In addition, it requires time to gain viewer awareness of new station programming and to attract advertisers. Accordingly, we have incurred, and expect to continue to incur, with newly acquired or built stations, losses at a station in the first few years after we acquire or build the station. This requires our established stations to generate revenues and cash flow sufficient to meet our business plan.

     Rapidly growing businesses frequently experience unforeseen expenses and delays in completing acquisitions, as well as difficulties and complications in integrating the acquired operations without disrupting overall operations. As a result, acquisitions could harm our operating results in the short term as a result of several factors, including increased capital requirements.

OUR BUSINESS OPERATIONS COULD BE SIGNIFICANTLY DISRUPTED IF WE LOSE MEMBERS OF OUR MANAGEMENT TEAM.

     Our success is largely dependent on the continued services of our senior management team, which includes Messrs. Kellner, Gealy and Allen. Although we believe we can adequately replace key employees in an orderly fashion should the need arise, the loss of the services of key personnel could harm our business. Our success will also be dependent in part on our ability to attract and retain quality general managers and other management personnel for our stations.

OUR CHIEF EXECUTIVE OFFICER MAY HAVE CONFLICTS OF INTEREST WITH OUR BUSINESS.

     We have entered into a consulting agreement with Mr. Kellner that includes non-competition covenants. However, Mr. Kellner's agreement provides that he may perform services for other businesses unaffiliated with ours which, in certain limited circumstances, may be competitive. If one of the businesses Mr. Kellner provides services to were competing with us, it could materially affect us in an adverse manner.

     Mr. Kellner is also an owner and the Chief Executive Officer of The WB Network. Mr. Kellner's ownership and position at The WB Network may create conflicts with his position with us. Because Mr. Kellner is both our Chief Executive Officer and The WB Network's Chief Executive Officer, The WB Network requires that he recuse himself from any material transaction between the network and us. Due to his responsibilities with The WB Network, Mr. Kellner may have limited time available to devote to us.

OUR RELATIONSHIP WITH THE WB NETWORK IS CRITICAL TO OUR SUCCESS.

     All of our television stations are affiliates of The WB Network and we anticipate that almost all television stations we acquire will become affiliates of The WB Network. Accordingly, our success largely depends on our stations' continued relationship with The WB Network and on The WB Network's continued success as a broadcast network. The WB Network's relationships with Time Warner and Tribune Broadcasting are important to The WB Network's continued success and we cannot be sure that those relationships will continue to exist. In addition, we cannot be sure that The WB Network will renew, or will not adversely change any of our station affiliation agreements. We cannot be sure that the ratings of The WB Network programming will continue to improve or that The WB Network will continue to provide programming, marketing and other support to its affiliates on the same basis as currently provided. Finally, by aligning ourselves closely with The WB Network, we may forego other opportunities that could provide diversity of our network affiliation and avoid dependence on any one network.

WE RELY ON BROADCAST CASH FLOW FROM KPLR.

     Our ability to fulfill our current and future obligations and commitments is dependent on the operating cash flow from KPLR. Due to negative net cash flow at our start-up stations, broadcast cash flow from KPLR accounted for more than 100% of our total broadcast cash flow in 1998 and for the quarter ended March 31, 1999. A significant decline in broadcast cash flow from KPLR would have a material adverse effect on our financial results.

SYNDICATED PROGRAMMING COSTS MAY INCREASE AND REQUIRED PROGRAMS MAY NOT BE AVAILABLE.

     One of our most significant operating costs is syndicated programming. We may be exposed in the future to increased syndicated programming costs that may adversely affect our operating results. In addition, syndicated programs that meet our criteria may not be available in the future or may not be available at prices that are acceptable to us. We believe that the prices of the most sought after syndicated programming will continue to increase.

Syndicated programming rights are often acquired several years in advance and may require multi-year commitments, making it difficult to accurately predict how a program will perform. In some instances, programs must be replaced before their costs have been fully amortized, resulting in write-offs that increase station operating costs.

WE FACE SIGNIFICANT AND INCREASING COMPETITION.

  Market Competition

     The broadcast television industry is highly competitive, and our success depends in large part on our ability to compete successfully with other network affiliated and independent broadcast television stations and other media for viewers and advertising revenues. The ability of broadcast television stations to generate advertising revenues depends to a significant degree upon audience ratings. Through the 1970s, network television broadcasting generally enjoyed dominance in viewership and television advertising revenues, because network-affiliated television stations competed principally with each other in local markets. Beginning in the 1980s, however, this dominance began to decline. Technological innovation and the resulting proliferation of programming alternatives, such as independent broadcast stations, cable television and other multi-channel competitors, pay-per-view and home videos have fragmented television viewing audiences and subjected television broadcast stations to new types of competition. Since the mid-1980s, cable television and formerly independent stations now affiliated with new networks have captured increasing market share and overall viewership from general broadcast network television. Cable-originated programming in particular has emerged as a significant competitor for broadcast television programming. We also face increasing competition from home satellite delivery, direct broadcast satellite television systems and video delivery systems utilizing telephone lines. Many of our competitors have longer operating histories and greater resources than us.

  Competition From New Technologies

     Advances in technology may increase competition for viewers and advertising revenue. For example, advances in video compression technology could lower entry barriers for new video channels and encourage the development of increasingly specialized "niche" programming. This may increase the number of competitors targeting the same demographic group as us. Future competition in the television industry may include the provision of interactive video and data services capable of providing two-way interaction with commercial video programming, together with information and data services, that may be delivered by commercial television stations, cable television, direct broadcast satellite television and other video delivery systems. We cannot predict the effect that these or other technological changes will have on the broadcast television industry or on our future results of operations.

WE ARE UNCERTAIN OF THE COSTS AND REVENUE IMPACT OF THE TRANSITION TO DIGITAL TELEVISION.

     In recent years, the FCC has adopted policies providing for authorization of new technologies and a more favorable operating environment for certain existing technologies that have the potential to provide additional competition for television stations. For example, we may be affected by the development and regulation of digital television, or DTV. All of the stations we own or are under contract to acquire have been allocated a DTV channel. FCC policies require that we deliver a digitally transmitted signal on these channels by 2002, terminate our analog signals and return our licenses to operate on the analog frequencies to the FCC by 2006 (unless specified conditions exist that, in effect, reflect the public's ability to receive DTV transmissions in a particular market). Although we have entered into lease agreements for some of our currently owned stations providing for options to operate and install digital television antennas and transmitters at the stations, we are unable to project accurately the costs or benefits associated with DTV at this time. DTV will require significant new capital investments in DTV broadcasting capacity, and we may not have adequate financial resources to make such capital investments. While DTV technology is currently available in some of the top-ten viewing markets, a successful transition may take many years. Although we are required by the FCC to convert to DTV, we are unable to predict the extent or timing of consumer demand for digital services. Additionally, the extent to which cable channels will be required to carry broadcast stations' new digital channels is not clear. Therefore, if the FCC imposes limited or no carriage requirements on cable systems to carry DTV signals, it could adversely effect our operations.

WE RELY ON ADVERTISING SALES FOR MOST OF OUR REVENUES.

     We derive substantially all of our revenues from advertisers in diverse industries. The loss of our major advertisers, or a reduction in their advertising expenditures or a general decrease in advertising rates, could harm our business. For example, the 1998 strike at General Motors resulted in significant decreases in its television advertising expenditures, which resulted in decreases in our revenues.

OUR REVENUES ARE AFFECTED BY SEASONAL TRENDS.

     The revenues and cash flows of our television stations are subject to various seasonal factors that influence the television broadcasting industry as a whole. Like other broadcasters, we have higher revenues and cash flows in the second and fourth quarters of the year when television viewing and advertising is higher compared to the first and third quarters.

GOVERNMENT REGULATION OF THE BROADCASTING INDUSTRY AND THE CABLE TELEVISION INDUSTRY COULD HARM OUR BUSINESS.

     Our operations are subject to extensive and changing regulation on an ongoing basis by the Congress, the FCC and the courts. The prior approval of the FCC is required for the issuance, renewal, modification, assignment and transfer of control of station permits and licenses. We cannot be sure that the FCC will approve any future acquisitions that require an assignment or transfer of control of an FCC license to us. In addition, the FCC construction permits and licenses we hold are subject to renewal from time to time. Although in substantially all cases licenses are renewed by the FCC, we cannot be sure that the license for any television station owned or that will be owned by us will be renewed or, if renewed, will not be issued subject to certain conditions. The non-renewal or conditional renewal of one or more of our television broadcast licenses could harm our business.

     Recent and prospective actions by the Congress, the FCC and the courts could cause us to face significant competition in the future. Such measures could include the elimination or modification of:

     - restrictions on television station ownership;

     - restrictions on the participation by regional telephone operating companies in cable television and other direct-to-home video technologies;

     - restrictions on the offering of multiple network services by the existing major television networks; and

     - restrictions in the use of local marketing agreements.
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

     For example, we own one station and have received FCC approval for the purchase of another station in Albuquerque. We intend to sell the station we own in the Albuquerque market at the same time that we purchase the other station. However, we also intend to operate the station we sell under a local marketing agreement. In the future, the FCC may restrict or prohibit the right of one party to have a local marketing agreement in a market where it also owns a commercial television station, a circumstance that would force us either to sell the station we will own in Albuquerque or to terminate the local marketing agreement in that market. Either result could adversely affect our financial performance. We could incur a loss on any forced sale of a station. We are unable to predict whether other potential changes in the regulatory environment could restrict or curtail our ability to acquire, operate and dispose of stations in the future or, in general, to compete with other television stations and other media.

     We believe that the growth and success of our television operations has depended and will continue to depend upon our access to households served by cable television systems. Pursuant to the "must carry" provisions of the Cable Television Consumer Protection and Competition Act of 1992, a broadcaster may demand carriage on a specific channel on cable systems within its market. These "must carry" rights are not absolute, and their exercise depends on variables such as the number of activated channels on a cable system, the location and size of a cable system, and the amount of duplicative programming on a broadcast station. Therefore, under certain circumstances, a cable system can decline to carry a given station. Our television stations are currently exercising their "must carry" rights and are currently carried by the local cable operators. However, the future of those "must carry" rights is uncertain. The current FCC rules relate to only the carriage of analog television signals. It is not clear what, if any, "must carry" rights television stations will have after they make the transition to DTV. Various proposals on that issue are currently being reviewed by the FCC and Congress. Some of those proposals would defer cable carriage of DTV signals until complete conversion of station operations from analog transmissions to DTV. Adoption of that proposal or others being considered by the FCC could reduce public access to our stations' programming in one or more of the markets we serve. It is impossible to predict how the issue will be resolved. It is possible that new laws or regulations may eliminate, or at least limit the scope of, our cable carriage rights. Either of those results could have a material adverse impact on our operations.

AFTER THIS OFFERING, OUR EXISTING INVESTORS AND SENIOR MANAGEMENT MAY HAVE THE ABILITY TO CONTROL A MAJORITY OF OUR BOARD.

     Messrs. Kellner, Gealy and Allen and affiliates of Alta Communications, BancBoston, CEA Capital, TCW Asset Management Company will enter into a voting agreement that will become effective upon completion of this offering. This agreement provides that the parties will vote for the election to our board of three individuals designated by a majority in interest of Messrs. Kellner, Gealy and Allen and three individuals designated by a majority in interest of the four institutional investors. The parties to the agreement will collectively hold
approximately      % of our stock, and the institutional investors as a group
will own approximately    % of our stock, following completion of this offering.
Accordingly, the parties to this agreement may be able to elect a majority of our board and effectively control our company so long as they continue to hold a significant percentage of our stock. As the institutional investors' aggregate percentage ownership decreases, the number of board members they will be able to designate will decline. In any event, this agreement will expire two years from the closing of this offering.

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

OUR CERTIFICATE OF INCORPORATION AND BYLAWS COULD HINDER ACQUISITION OF OUR COMPANY.

     Delaware corporate law and our certificate of incorporation and bylaws contain provisions that could delay, defer or prevent a change of control of our company or a change in our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions:

     - authorize us to issue "blank check" preferred stock, which is preferred stock that can be created and issued by the board of directors without prior stockholder approval, with rights senior to those of common stock, subject to any limitations that may be imposed by the terms of our indebtedness;

     - prohibit stockholder action by written consent instead of at a meeting;

     - establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting;

     - prohibit stockholders from calling special meetings; and

     - restrict transfers of our common stock to non-U.S. citizens and entities.

WE COULD BE ADVERSELY AFFECTED BY YEAR 2000 ISSUES.

     Year 2000, or Y2K, issues are a result of computer software applications using a two-digit format, as opposed to a four-digit format, to indicate the year. Some computer software applications might be unable to distinguish between dates beyond the year 1999, which could cause system failures or miscalculations in our broadcast and corporate locations which could cause disruptions of operations, including, a temporary inability to produce broadcast signals or engage in normal business activities. All of our internal software and hardware is purchased, leased or licensed from third party vendors. Most of our station facilities are new or have been recently upgraded and we have polled all of our significant software vendors and have been advised by them that their software is Y2K compliant.

     We may also be at risk from Y2K disruptions at our suppliers and business partners, including The WB Network, syndicated programmers, advertisers, communications service providers, utilities and financial institutions. These possible risks include loss of power and communications links which are crucial to our operations, but largely beyond our control.

     At this point in time we are not aware of any additional significant upgrades or changes that will need to be made to our internal software and hardware to become Y2K ready, and we are not aware of any material supplier with Y2K readiness problems, but this is subject to change as the compliance testing process continues. We cannot be sure that there will not be a delay in, or increased costs associated with the implementation of such changes. In addition, disruptions in the economy generally resulting from Y2K issues could also materially adversely affect us.

OUR COMMON STOCK HAS NO PRIOR MARKET AND WE CANNOT ASSURE YOU THAT OUR STOCK PRICE WILL NOT DECLINE AFTER THE OFFERING.

     Before this offering, there has not been a public market for our common stock. The trading market price of our common stock may decline below the initial public offering price. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. In addition, an active public market for our common stock may not develop or be sustained after this offering.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

     The initial public offering price is substantially higher than the net tangible book value of each outstanding share of common stock. As a result, purchasers of common stock in this offering will suffer immediate and substantial dilution. This dilution will reduce the net tangible book value of the shares sold in this offering, since these investments will be at a substantially higher per share price than they were for our existing
stockholders. The dilution will be           per share in the net tangible book
value of the common stock from the initial public offering price. If additional shares are sold by the underwriters following exercise of their over-allotment option, or if outstanding options to purchase shares of common stock are exercised, there will be further dilution.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

     Sales of a substantial number of shares of common stock in the public market following this offering could cause the market price of our common stock
to decline. After this offering, we will have outstanding           shares of
common stock. All the shares sold in this offering will be freely tradable. Of
the remaining           shares of common stock outstanding after this offering,
          shares will be eligible for sale in the public market beginning 181
days after the date of this prospectus. The remaining           shares will
become available at various times thereafter. We also intend to register up to additional shares of our common stock after this offering for sale pursuant to our 1999 Stock Incentive Plan.

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

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "intend," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue" or the negative of such terms or other comparable terminology.

     Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our and the television broadcast industry's actual results, levels of activity, performance, achievements and prospects to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include those identified under "Risk Factors" in this prospectus.

     We are under no duty to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                USE OF PROCEEDS

     We will receive estimated net proceeds of approximately $92 million from the sale of shares of common stock in the offering, based on an assumed initial
public offering price of $     per share (the midpoint of the range set forth on
the cover page of this prospectus) and after deducting underwriting discounts and estimated offering expenses. We expect to use the net proceeds of this offering to repay all indebtedness outstanding under our revolving credit facility ($39.4 million), fund the acquisition of KASY ($25.0 million due at closing), repay debt incurred in connection with the acquisition of WBDT, WIWB and WBUI ($15.0 million), and provide funds for general corporate purposes, including working capital requirements and future acquisitions.

     Indebtedness under our revolving credit facility accrues interest at variable rates and must be repaid in full by September 30, 2002. At March 31, 1999, the weighted average interest rate on revolving credit facility borrowings was 8.1%. Indebtedness incurred in connection with the acquisition of WBDT, WIWB and WBUI accrues interest at a rate of 22.5% and must be repaid in full by April 23, 2002.

     Pending use of the net proceeds as described above, we will invest the net proceeds in investment grade, short-term marketable securities.

                                DIVIDEND POLICY

     We have not declared or paid any cash dividends or distributions on our common stock since our inception. We anticipate that, for the foreseeable future, all earnings will be retained for use in our business and no cash dividends will be paid on our common stock. Any payment of cash dividends in the future on our common stock will be dependent upon the ability of our subsidiaries to pay dividends or otherwise make cash payments or advances to us and restrictions, if any, under present and any future debt obligations, as well as other factors that our board of directors deems relevant. The revolving credit facility and the indentures related to notes at our subsidiaries impose restrictions on our subsidiaries' ability to make these payments.

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

                                 CAPITALIZATION

     The following table sets forth our cash and cash equivalents and capitalization as of March 31, 1999 (1) on an actual basis, and (2) on a pro forma basis as adjusted to reflect (a) the application of the estimated net proceeds of $92 million from this offering, (b) the acquisitions of KASY, WDPX, WPXG and WPXU, (c) the estimated compensation expense of $27.5 million relating primarily to the exchange of management carry units by our senior management team, (d) the acquisition of the minority interests of ACME Intermediate in
exchange for        shares of common stock and (e) the conversion of convertible debentures and related accrued interest into common stock.

     The table should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus.

                                                             AS OF MARCH 31, 1999
                                                             ---------------------
                                                                         PRO FORMA
                                                                            AS
                                                              ACTUAL     ADJUSTED
                                                             --------    ---------
                                                                (IN THOUSANDS)
Cash and cash equivalents(1)...............................  $    954    $  15,054
Current portion of obligations under lease.................     1,304        1,304
Obligations under lease, net of current portion............     4,348        4,348
Long-term debt:
  Revolving credit facility................................    12,900           --
  10 7/8% Senior discount notes............................   149,298      149,298
  12% Senior secured notes.................................    43,436       43,436
  Convertible debentures(2)................................    24,756           --
                                                             --------    ---------
     Total long-term debt..................................   230,390      192,734
                                                             --------    ---------
Minority interest(3).......................................     1,510           --
Stockholders' equity (deficiency)(4):
  Preferred stock, $0.01 par value; 10,000,000 shares
     authorized; no shares issued and outstanding actual
     and as adjusted.......................................        --           --
  Common stock, $0.01 par value; 50,000,000 shares
     authorized;           shares issued and outstanding
     actual;           shares issued and outstanding as
     adjusted(5)...........................................
  Additional paid-in capital(6)............................    33,332      197,245
  Accumulated deficit(6)...................................   (38,697)     (66,240)
                                                             --------    ---------
     Total stockholders' equity (deficiency)...............    (5,365)     131,005
                                                             --------    ---------
          Total capitalization.............................  $232,187    $ 329,391
                                                             ========    =========

-------------------------
(1) Cash and cash equivalents pro forma as adjusted includes estimated net proceeds of $92 million offset by the repayment of the following: (a) $12.9 million of revolving credit facility borrowings at March 31, 1999, (b) $25.0 million of debt to be incurred in the acquisition of KASY, and (c) $40.0 million of debt incurred in the acquisitions of WBDT, WIWB and WBUI of which $15.0 million was funded from a loan by certain of our investors and $25.0 million was funded from borrowings under our revolving credit facility.

(2) Reflects the conversion of convertible debt and accrued interest of $4.1
    million into      shares of our common stock in connection with the
    reorganization.

(3) Reflects the acquisition of minority interest in ACME Intermediate in
    exchange for        shares of our common stock with an estimated value of
    $     in connection with the closing of this offering.

(4) Adjusted to reflect the conversion of our predecessor's limited liability membership units into shares of our common stock.

(5) Based on actual number of shares outstanding as of March 31, 1999 after giving effect to the reorganization and as adjusted to reflect
    shares issued in this offering. Excludes an aggregate of           to be
    issued at the offering price under our 1999 Stock Incentive Plan.

(6) Reflects a compensation charge of $27.5 million relating to a non-cash charge of $24.5 million as a result of the exchange of management carry units for shares of our common stock (compensation calculated as the difference between the expense recorded by us relating to management carry units and the fair value of the common stock) and a $3.0 million bonus to be paid to our senior management in the first quarter of 2000.

                                    DILUTION

     Our net tangible book value (deficit) as of March 31, 1999 was $(  )
million or $(     ) per share of common stock. Net tangible book value (deficit)
per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the number of shares of common stock outstanding. Our net tangible book value, on a pro forma basis, as adjusted for
the sale of           shares of common stock in this offering by us and the
application of the net proceeds from the sale, and after deducting underwriting discounts and estimated offering expenses, would have been $ million or $
per share. This represents an immediate increase in net tangible book value of
$     per share to existing stockholders and an immediate dilution of $     per
share to new investors. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share.........             $    .
  Net tangible book value (deficit) per share before the
     offering...........................................  $  (  .)
  Increase per share attributable to new investors......        .
                                                          -------
Pro forma net tangible book value per share after the
  offering..............................................                  .
                                                                     ------
Dilution per share to new investors.....................             $    .
                                                                     ======

     The following table summarizes, after giving effect to the offering, the differences between existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid, based on an assumed initial public
offering price of $     per share:

                                    SHARES                TOTAL
                                   PURCHASED          CONSIDERATION        AVERAGE
                               -----------------    ------------------      PRICE
                               NUMBER    PERCENT    AMOUNT     PERCENT    PER SHARE
                               ------    -------    -------    -------    ---------
Existing stockholders(1).....                 .%    $               .%     $    .
New investors................                 .%                    .%          .
                               ------     -----     -------    ------
  Total......................             100.0%    $           100.0%     $    .
                               ======     =====     =======    ======

-------------------------
(1) Reflects our reorganization as if it had occurred as of the inception of ACME Television Holdings, LLC.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected financial data should be read in conjunction with our consolidated financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in the prospectus. The selected consolidated financial data presented below as of and for the years ended December 31, 1997 and 1998 are derived from our consolidated financial statements, which have been audited by KPMG LLP, independent auditors. The selected consolidated financial data presented below as of March 31, 1998 and 1999 and for the three months ended March 31, 1998 and 1999 are derived from our unaudited financial statements, which in the opinion of our management, contain all necessary adjustments of a normal recurring nature, to present the financial statements in conformity with generally accepted accounting principles. Our quarterly results for the period ended March 31, 1999 are not necessarily indicative of the results for the year ended December 31, 1999. Our selected financial data is not comparable from period to period because of our acquisition of television broadcast stations.

                                                                YEARS ENDED         THREE MONTHS ENDED
                                                               DECEMBER 31,              MARCH 31,
                                                           ---------------------    -------------------
                                                             1997         1998       1998        1999
                                                           ---------    --------    -------    --------
                                                                                        (UNAUDITED)
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net revenues...........................................    $  11,347    $ 43,928    $ 7,757    $ 11,123
                                                           ---------    --------    -------    --------
Operating expenses:
  Station operating expenses...........................       10,158      32,973      5,951       8,430
  Depreciation and amortization........................        1,215      11,355        848       3,766
  Corporate............................................        1,415       2,627        589         721
  Equity-based compensation............................           --          --         --       2,500
                                                           ---------    --------    -------    --------
Operating income (loss)................................       (1,441)     (3,027)       369      (4,294)
Other income (expenses):
Interest income........................................          287         231         45           9
Interest expense.......................................       (6,562)    (23,953)    (5,500)     (6,466)
Gain on sale of assets.................................           --       1,112         --          --
Other..................................................           --        (380)         5           5
                                                           ---------    --------    -------    --------
Loss before taxes and minority interest................       (7,716)    (26,017)    (5,081)    (10,746)
Income tax benefit (expense)...........................           --       2,393        (20)        745
                                                           ---------    --------    -------    --------
Loss before minority interest..........................       (7,716)    (23,624)    (5,101)    (10,001)
Minority interest......................................          237       1,684        358         723
                                                           ---------    --------    -------    --------
Net loss...............................................    $  (7,479)   $(21,940)   $(4,743)   $ (9,278)
                                                           =========    ========    =======    ========
SUPPLEMENTAL PRO FORMA FINANCIAL INFORMATION(1):
Pro forma net loss.....................................    $  (7,479)   $(14,484)   $(2,834)   $ (5,998)
Pro forma basic and diluted net loss per share.........
Basic and diluted weighted average shares
  outstanding(2).......................................
OTHER OPERATING DATA:
Broadcast cash flow(3).................................    $   1,024    $ 11,380    $ 1,721    $  2,633
Broadcast cash flow margin(3)..........................          9.0%       25.9%      22.2%       23.7%
EBITDA(3)..............................................    $    (391)   $  8,752    $ 1,132    $  1,911
EBITDA margin(3).......................................           NM        19.9%      14.6%       17.2%
Amortization of program rights.........................    $   2,573    $ 10,942    $ 1,612    $  2,420
Adjusted program payments(3)...........................       (2,738)    (10,746)     1,754      (2,481)
Time brokerage fees....................................           --         228         57          --
Cash flows provided by (used in) operations:
  Operating activities.................................    $    (599)   $    319    $ 1,732    $  1,419
  Investing activities.................................     (191,730)    (15,504)    (6,916)     (6,108)
  Financing activities.................................      201,153       7,362        (70)      4,642
ADJUSTED STATEMENT OF OPERATIONS AND OTHER DATA(4):
Adjusted interest expense..............................                 $(25,103)              $(10,301)
Adjusted net loss......................................                  (13,857)               (15,107)
Adjusted net loss per share............................
Adjusted basic and diluted weighted average shares
  outstanding(5).......................................

                                                   YEARS ENDED DECEMBER 31,        AS OF MARCH 31, 1999
                                                   ------------------------      -------------------------
                                                     1997           1998          ACTUAL       AS ADJUSTED
                                                   ---------      ---------      --------      -----------
                                                                                        (UNAUDITED)
BALANCE SHEET DATA:
Total assets.....................................  $220,475       $288,082       $290,902       $389,222
Long-term debt...................................   192,452        220,256        230,390        192,734
Total shareholders' equity (deficiency)..........    16,306          1,413         (5,365)       131,005

-------------------------
(1) Our supplemental pro forma financial information gives effect to our reorganization. Supplemental pro forma net loss represents the results of operations adjusted to reflect (A) a provision for income taxes on historical net loss before income taxes and minority interest which gives effect to the change in our income tax status to a C corporation and (B) the impact of the tax adjustment on the net loss allocated to minority interests. There was no impact on the results for the year ended December 31, 1997, as all deferred tax assets would have been fully offset by a valuation allowance. The supplemental pro forma tax benefit for the periods subsequent to December 31, 1997 are based on an estimated combined federal and state income tax rate of 40%. Supplemental pro forma net loss per share has been computed by dividing supplemental pro forma net loss by the weighted average shares of common stock outstanding during the period (giving effect to our reorganization as if it had occurred at the beginning of the period).

(2) See note 1 to our consolidated financial statements.

(3) We define broadcast cash flow as operating income, plus depreciation and amortization, program amortization, non-cash equity based compensation, time brokerage fees and corporate overhead, less program payments -- the latter as adjusted to reflect reductions for impaired or expired rights in connection with acquisitions. We define broadcast cash flow margin as broadcast cash flow as a percentage of net revenues. We define EBITDA as broadcast cash flow less corporate expenses. We define EBITDA margin as EBITDA as a percentage of net revenues. We have included broadcast cash flow, broadcast cash flow margin, EBITDA and EBITDA margin data because these measures are widely used in the television broadcasting industry to evaluate a television broadcast company's operating performance. However, you should not consider broadcast cash flow, broadcast cash flow margin, EBITDA and EBITDA margin in isolation or as substitutes for net income, cash flows from operating activities and other statement of operations or cash flows data prepared in accordance with generally accepted accounting principles as a measure of liquidity or profitability. These measures are not necessarily comparable to similarly titled measures employed by other companies.

(4) The adjusted data give effect to this offering and application of the net proceeds of this offering to repay all amounts outstanding under the revolving credit facility ($12.9 million at March 31, 1999), as if the offering and the application of net proceeds had occurred as of January 1, 1998 in the case of the adjusted statement of operations data and March 31, 1999 in the case of the adjusted balance sheet data. The adjusted statement of operations data include adjustments to the supplemental pro forma financial information as follows: a reduction of interest expense of $914,000 for 1998 and $446,000 for the quarter ended March 31, 1999 and related decreases in income tax benefits of $366,000 for 1998 and $178,000 for the quarter ended March 31, 1999, and a reduction in the loss allocation to minority interests of $44,000 for 1998 and $22,000 for the quarter ended March 31, 1999.

    We will record a compensation charge of approximately $27.5 million relating to the following: (A) a $3.0 million bonus to be paid to our senior management in the first quarter of 2000 and (B) a non-cash charge of $24.5 million as a result of the exchange of management carry units in our predecessor for shares of our common stock in connection with our reorganization and this offering (compensation calculated as the difference between the expense recorded by us relating to management carry units ($2.5 million through March 31, 1999) and the fair value of the common stock). The adjusted statement of operations data excludes this compensation charge since this will be a non-recurring charge. The adjusted balance sheet data reflect the estimated cash and equity effects of this compensation charge.

(5) Based on weighted average number of shares of common stock outstanding for all periods presented (giving effect to our reorganization as if it had occurred during the period), including the number of shares to be issued in the offering and the number of shares exchanged for the management carry units, assuming the offering and issuances occurred on January 1, 1998.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

OVERVIEW

     We derive our revenues primarily from the sale of advertising time to local, regional and national advertisers. Our revenues depend on our ability to provide popular programming that attracts audiences in the demographic groups targeted by advertisers, thereby allowing us to sell advertising time at satisfactory rates. Our revenues also depend significantly on factors such as the national and local economy and the level of local competition.

     Our revenues are generally highest during the fourth quarter of each year, primarily due to increased expenditures by advertisers in anticipation of holiday season consumer spending and an increase in viewership during this period. We generally pay commissions to advertising agencies on local, regional and national advertising and to national sales representatives on national advertising. Our revenues reflect deductions from gross revenues for commissions payable to advertising agencies and national sales representatives.

     Our primary operating expenses are programming costs, employee compensation, advertising and promotion expenditures and depreciation and amortization. Programming expense consists primarily of amortization of broadcast rights relating to syndicated programs as well as news production and sports rights fees. Changes in employee compensation expense result primarily from increases in total staffing levels, from adjustments to fixed salaries based on individual performance and inflation and from changes in sales commissions paid to our sales staff based on levels of advertising revenues. Advertising and promotion expenses consist primarily of media and related production costs resulting from the promotion of our stations and programs. This amount is net of any reimbursement received or due for such advertisement and promotion from any network, including The WB Network, or other program provider.

RESULTS OF OPERATIONS

  Quarter Ended March 31, 1999 compared to Quarter Ended March 31, 1998

     Net revenues increased to $11.1 million for the quarter compared to $7.8 million in the same period of 1998, or 43%. The significant increase in net revenues is attributable to growth at all of our stations, including those that were in operation during the first quarter of 1998 and those which were signed on or acquired after March 31, 1998.

     Operating costs for the quarter ended March 31, 1999 were $15.4 million, an increase of $8.0 million, or 109%, over the corresponding quarter of 1998. Station operating expenses increased by $2.5 million, or 42%, in the aggregate, during the quarter primarily due to the continued development and growth of our stations, including the acquisition of new programming, the increase in the size of our sales staff to support our sales growth and the impact of our start-up stations since March 1998. Corporate expense increased from $589,000 to $721,000, or 22%, reflecting primarily increased employment costs for the additional staff needed to manage our growing company. A first-time $2.5 million provision for equity-based compensation expense was recorded in the first quarter of 1999 relating to equity issued in June 1997 to our senior management team. Depreciation and amortization expense increased by $2.9 million from the quarter ended March 31, 1998 to the quarter ended March 31, 1999 due primarily to the amortization of intangible assets at KPLR and

KUWB, which we began to amortize subsequent to March 31, 1998, and to higher depreciation of property, plant and equipment related to our continued build-out and upgrade of our studio and broadcast facilities since the first quarter of 1998.

     Interest expense for the three months ended March 31, 1999 was $6.5 million compared to interest expense of $5.5 million for the corresponding quarter of the prior year. This increase of $1.0 million, or 18%, is attributable primarily to increases in the principle balances of both the 10 7/8% senior discount notes and the 12% senior secured notes due to the continued amortization of original issuance discount, interest on amounts outstanding under our revolving credit facility for the WTVK acquisition and other advances during the first quarter of 1999 and interest on increased capital lease financings.

     We recorded a net income tax benefit of $745,000 of which $770,000 related to KPLR. This tax benefit relates to a net operating loss carryforward and a reduction of a deferred tax liability primarily related to KPLR's FCC license. Minority interest represents the allocation of the loss for the first quarters of 1998 and 1999 to the minority holders in ACME Intermediate.

     Our net loss for the quarter ended March 31, 1999 was $9.3 million compared to a net loss for the first quarter of 1998 of $4.7 million. This $4.5 million increase in our net loss is attributable primarily to increased interest expense and amortization of intangibles, and the equity-based compensation expense, net of improved operating results (exclusive of depreciation and amortization) at the stations.

     Our broadcast cash flow for the quarter ended March 31, 1999 increased $912,000, or 53%, to $2.6 million compared to $1.7 million in the corresponding period in 1998. This increase was driven primarily by the increased revenue gains at all of our stations which outpaced the growth in operating expenses. As a percentage of net revenues, broadcast cash flow margin increased to 24% for the three months ended March 31, 1999 from 22% for the three months ended March 31, 1998.

     EBITDA for the quarter ended March 31, 1999 increased $779,000, or 69%, to $1.9 million compared to $1.1 million in the first quarter of 1998. This increase was primarily driven by increased broadcast cash flow of $912,000, offset by an increase in corporate expense during the quarter ended March 31, 1999 of $132,000 from the quarter ended March 31, 1998.

  Year Ended December 31, 1998 compared to Year Ended December 31, 1997

     Net revenues for the year ended December 31,1998 increased $32.6 million, or 287%, to $43.9 million as compared to $11.3 million for the year ended December 31, 1997. The most significant reason for this increase is that our 1997 net revenues included only the fourth quarter results of KPLR, which we began managing on October 1, 1997, compared to 1998, which included KPLR's full year results. Also favorably impacting the 1998 comparison to 1997 was our fourth quarter 1997 launch of WBXX, the second quarter 1998 launch of KUWB, increased revenues at KWBP and our acquisition of WTVK, which we began operating in March 1998.

     Operating expenses increased to $47.0 million compared to the prior year's operating expenses of $12.8 million, or 267%. Station operating and corporate expenses increased significantly in 1998 due to the significant increase in the number of stations added or launched since the third quarter of 1997.

     Depreciation and amortization expense for the year includes $9.4 million in the amortization of intangible assets. As of December 31, 1997, only KWBP and WBXX stations had been acquired and, accordingly, there was only $1.1 million in amortization expense for that period.

     Interest expense for 1998 was $24.0 million, primarily representing the amortization of original issuance discount of our 10 7/8% senior discount notes, 12% senior secured discount notes and interest on our 10% convertible debentures, along with related amortization of prepaid financing costs. The interest expense of $6.6 million for 1997 represents primarily the interest expense on the 10 7/8% senior discounted notes and 12% senior secured notes, which were outstanding only during the fourth quarter of the year and interest on the convertible debentures, which were issued in June 1997 and therefore only outstanding for a little more than six months during 1997.

     Our operations related to KPLR, our only operating C corporation, after deduction of allocable interest charges, generated a net taxable loss, and a corresponding deferred tax benefit of $2.4 million for 1998.

     Our net loss for 1998 was $21.9 million compared to a net loss of $7.5 million for 1997. This increased net loss is due primarily to the increased amortization of intangible assets relating to our newly acquired and operating stations and the substantially increased interest expense incurred in connection with the September 1997 issuance of long-term debt to finance our acquisitions, offset by improved operating performance attributable to the inclusion of full year results related to KPLR.

     Our broadcast cash flow for 1998 was $11.4 million, compared to a $1.0 million broadcast cash flow in 1997. This increase is primarily attributable to the profitable operations of KPLR -- only the fourth quarter of 1997 is included in the full year 1997 results whereas the full year results are included in 1998. To a lesser extent, significantly reduced losses in 1998 compared to 1997 at KWBP also contributed to the increase in broadcast cash flow.

INCOME TAXES

     Historically, we and all of our other operating subsidiaries, other than our subsidiary related to KPLR which is a C corporation, have been organized as limited liability companies. Accordingly, although we have been subject to various minimum state taxes, all federal tax attributes have been passed through to our members. Our operations related to KPLR, after deduction of allocable interest charges, generated a net taxable loss, and a corresponding deferred tax benefit of $2.4 million. Upon our reorganization into a C corporation, we will be subject to federal and state income taxes.

LIQUIDITY AND CAPITAL RESOURCES

     Our revolving credit facility allows for borrowings of up to a maximum of $40.0 million, dependent upon our meeting certain financial ratio tests in the credit agreement. The revolving credit facility can be used to fund future acquisitions of broadcast stations and for general corporate purposes. At March 31, 1999, $12.9 million was outstanding and $27.1 million was available under the revolving credit facility. Amounts outstanding under our revolving credit facility bear interest at a base rate, at our option, of the bank's prime rate or LIBOR, plus a spread. At July 15, 1999, we had $39.4 million outstanding under our revolving credit facility. Most of the increase in the revolver balance since March 31, 1999 was used for the acquisitions of WBDT, WIWB and WBUI in April 1999. We will repay all amounts outstanding under our revolving credit facility with a portion of the net proceeds of this offering.

     Cash provided by our operating activities during 1998 was $319,000 and for the quarter ended March 31, 1999 was $1.4 million.

     Cash used in our investing activities during 1998 was $15.5 million and related partially to the acquisition of WTVK and the purchase of property and equipment, offset by the net gain related to the acquisition and subsequent sale of a construction permit in the Springfield, Missouri market. Cash used in investing activities during the first three months of 1999 was $6.1 million and related primarily to our investment in a digital tower joint venture in the Portland, Oregon market, the purchase of property and equipment and the final payment in connection with our acquisition of KUPX.

     Cash provided by our financing activities during 1998 was $7.4 million and related primarily to net borrowings under our revolving credit facility in connection with our acquisition of WTVK offset by repayments of capital leases. Cash provided by financing activities during the first three months of 1999 was $4.6 million consisting of revolving credit borrowings in connection with the completion of our acquisition of KUPX, our digital tower joint venture investment in Portland and capital expenditures.

     We expect that we will incur approximately $12 million in capital expenditures over the next twelve months in connection with the build-out, upgrade and initial digital conversion of our current facilities.

     We believe that the proceeds from this offering, internally generated funds from operations and borrowings under our revolving credit facility, if necessary, will be sufficient to satisfy our cash requirements for our existing operations for at least the next twelve months. We expect that any future acquisitions of television stations would be financed through funds generated from operations, through borrowings under our revolving credit facility, and through additional debt and equity financings. However there is no guarantee that such additional debt and/or equity financing will be available or available at rates acceptable to us.

YEAR 2000

     The Year 2000 issues are a result of computer software applications using a two-digit format, as opposed to a four-digit format, to indicate the year. Some computer software applications might then be unable to uniquely distinguish dates beyond the year 1999, which could cause system failures or miscalculations at our broadcast and corporate locations which could cause disruption of operations, including a temporary inability to produce broadcast signals or engage in normal business activities.

     We are in the process of evaluating potential Y2K issues for both our information technology and non-information technology systems such as telephone/PBX systems, fax machines, editing equipment, cameras, microphones, etc). All of our internal software and hardware is purchased, leased or licensed from third party vendors. Most of our station facilities are new or have been recently upgraded and we have polled all of our significant software vendors and have been advised by them that their software is Y2K compliant.

     We have completed our assessment and planning phase of our Y2K readiness project, and have commenced the testing phase of our Y2K project which consists of independently verifying that the systems are, in fact, Y2K compliant. In addition to testing internal systems for compliance, this phase also includes polling key suppliers, such as program suppliers, utilities, etc., to determine their Y2K readiness. At the conclusion of the testing phase, we will commence the final phase of our Y2K project, implementation. During this phase, we will fix, retest and implement critical applications that were discovered to be Y2K deficient during the preceding phases.

     At this point in time, we are not aware of any additional significant upgrades or changes that will need to be made to our internal software and hardware to become Y2K ready, nor are we aware of any material supplier with Y2K readiness problem, but this is subject to change as the compliance testing process continues. We expect to be able to implement the systems and programming changes necessary to address Y2K information technology and non-information technology readiness issues and, based on preliminary estimates, we do not believe that the costs of doing so will have a material effect on our results of operations or financial condition. As of March 31, 1999, we have spent less than $100,000 on Y2K activities and have budgeted expenditures less than $50,000 in total on Y2K activities. However, we cannot be sure that there will not be a delay in, or increased costs associated with the implementation of such changes.

RECENT DEVELOPMENTS

     On February 19, 1999, we entered into an asset purchase agreement with Ramar Communications II, Ltd. to acquire the television broadcast assets of KASY, serving the Albuquerque-Santa Fe, New Mexico market, for approximately $27.3 million, $25.0 million of which will be paid at closing, $500,000 of which has been deposited into escrow. In a related transaction, we are selling KWBQ, our existing station serving the Albuquerque - Santa Fe market, to Ramar for $100,000. At the closing, Ramar will grant Montecito Communications, LLC, a limited liability company owned entirely by members of our senior management, an option to purchase KWBQ for an exercise price of $100,000. We anticipate that Montecito will assign the option to us immediately after the closing of the sale of KWBQ. The closings of both the KASY and the KWBQ transactions, which have been approved by the FCC, are subject to various conditions and are expected to occur shortly after the completion of this offering. Under the KASY purchase agreement we are required to close the transaction by August 13, 1999. We expect to enter into an amendment with Ramar, pursuant to which we will deposit an additional $1.0 million into escrow and extend the closing deadline under the KASY purchase agreement until either the closing of this offering or January 31, 2000, as Ramar determines. If the closing occurs after October 31, 1999, we will pay Ramar approximately $550,000 plus additional costs based on the number of days which elapse between October 31, 1999 and the closing date. After the closing, we intend to operate KWBQ under a local marketing agreement with Ramar. We believe this transaction will allow us to enhance revenues and cash flows in this market through cross-promotion and achieving operating efficiencies, including operating from one facility.

     In June 1999, we acquired WDPX, serving the Dayton, Ohio market, WPXG, serving the Green Bay-Appleton, Wisconsin market, and WPXU, serving the Champaign-Springfield-Decatur, Illinois market, from Paxson Communications Corporation for $40.0 million. We converted all three stations from Pax Net primary affiliates to The WB Network primary affiliates in June 1999 and changed the call letters for the stations to WBDT, WIWB and WBUI. We agreed to run Pax Net prime time programming on these three stations in certain non-prime time periods on a secondary affiliation basis for five years. The $40.0 million purchase price was paid in cash and financed by a $25.0 million borrowing under our revolving credit facility and a $15.0 million loan from some of our investors. We anticipate that both the revolving credit facility and the $15.0 million loan will be repaid with the proceeds of this offering.

     In April 1999, we entered into a joint sales agreement with DP Media for WZPX, serving the Grand Rapids, Michigan market. WZPX is a primary affiliate of Pax Net. In connection with this agreement, WZPX will enter into a secondary affiliation agreement with The WB Network for five years. Under our joint sales agreement, we sell certain advertising time for WZPX and as compensation, we retain a portion of the excess of station revenues over station operating expenses, if any. DP Media has the right to sell the station to us at any time during the next four years for $30.0 million. We have limited rights to acquire the station for the same amount if DP Media chooses to sell the station.

     In April 1999, we received FCC approval to consummate the swap of KUPX, serving the Salt Lake City, Utah market, which we currently own but do not manage, for KUWB, serving the same market. We currently manage but do not own KUWB. We expect this swap to be finalized in the third quarter of 1999. We intend to account for the swap as a non-monetary transaction using our historical cost. We believe that the fair value of KUWB approximates the historical cost of KUPX.

FUTURE NON-RECURRING CHARGES

     We expect to incur approximately $27.5 million of non-recurring compensation expense related charges in connection with this offering. Of these charges, a $3.0 million cash bonus to be paid in first quarter 2000 will be earned by senior management upon completion of this offering. In addition, a non-cash charge of approximately $24.5 million will be incurred in connection with the exchange of senior management carry units for shares of our common stock.

PENDING ADOPTION OF ACCOUNTING STANDARD

     The FASB (Financial Accounting Standards Board) has issued FASB statement No. 133 "Accounting for Derivative Instruments and Hedging Activities" which we will be required to adopt for its year ending December 31, 2000. This pronouncement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This pronouncement is not expected to have a significant impact on our financial statements since we currently have no derivative instruments.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our revolving credit facility has a variable interest rate and our interest expense can therefore be materially affected by future fluctuations in the applicable interest rate. At March 31, 1999, a hypothetical 100 basis point increase in the prime rate would result in additional interest expense of approximately $1.3 million on an annualized basis.

                               INDUSTRY OVERVIEW

     Commercial television broadcasting. Commercial television broadcasting began in the United States on a regular basis in the 1940s over a portion of the broadcast spectrum commonly know as the VHF Band (very high frequency broadcast channels numbered 2 through 13). Additional television channels were later assigned by the FCC under broadcast spectrum commonly known as the UHF Band (ultra-high frequency broadcast channels numbered 14 through 83; channels 70 through 83 have been reassigned to non-broadcast services). Currently, there are a limited number of channels available for broadcasting in any one designated market area, and the license to operate a broadcast station in a designated market area is granted by the FCC.

     Although UHF and VHF stations compete in the same market, UHF stations have historically suffered a competitive disadvantage, as UHF signals are more subject to obstructions such as terrain than VHF signals and VHF stations are able to provide higher quality signals to a wider area. Over time, the disadvantage of UHF stations has gradually declined through UHF stations' carriage on local cable systems and improved receivers and transmitters.

     A majority of the commercial television stations in the United States are affiliated with NBC, CBS or ABC -- the traditional networks -- or with Fox. Each traditional network provides the majority of its affiliates' programming each day without charge in exchange for a substantial majority of the available advertising time in the programs supplied. Fox has operating characteristics similar to ABC, CBS and NBC, although the hours of network programming provided for Fox affiliates is less than that provided by the traditional networks. Each of the traditional networks and Fox sell this advertising time and retain the revenues. The affiliate typically receives compensation from the traditional network and retains the revenues from advertising time sold in and between network programs and in programming the affiliate produces or purchases from non-network sources.

     Stations not affiliated with one of the traditional networks were historically considered independent stations. Independent stations generally rely on and broadcast syndicated programming, which is acquired by the station for cash or occasionally barter. Through the acquisition of syndicated programming the acquiring station generally obtains exclusive rights to broadcast a program in the market for a specified period of time or number of episodes agreed upon between the independent station and the distributor of the syndicated programming. Types of syndicated programming include feature films, popular television series previously shown on network television and current television series produced for direct distribution to television stations. Through barter and cash-plus-barter arrangements, a national syndicated program distributor typically retains and sells a portion of the available advertising time for programming it supplies, in exchange for reduced fees to the station for such programming.

     Like Fox, United Paramount Network ("UPN") and The WB Network have each established affiliations predominantly with formerly independent stations, and in some cases, with newly constructed stations. These networks supply their affiliates with significantly less programming than ABC, CBS and NBC. As a result, these stations retain a significantly higher portion of their available inventory of advertising time for their own use than do traditional network affiliates. In August 1998, Pax Net, an affiliate of Paxson Communications and a seventh broadcast network, was launched. Unlike the other networks, Pax Net provides substantially all of the programming to its affiliates, most of which were previously independent or religious broadcasters or are newly built television stations.

     Ratings. All television stations in the United States are grouped into 210 television markets that are ranked by size according to the number of households with televisions in each market. Almost all commercial television stations, and all of our stations, subscribe to Nielsen Media Research ("Nielsen"), which periodically publishes reports on the estimated audience for television stations in the various television markets throughout the country. These audience reports, which are based on a randomly selected sample of homes in each market, provide audience data on the basis of total television households and selected demographic groupings in 15-minute or half-hour increments for each program and market. The audience estimates are expressed in terms of the number of households or demographic groups watching a given program:

     - as a percentage of all households or demographic groups in the market (the program's "rating"); and

     - as a percentage of households or demographic groups actually viewing television during that program's time period (the program's "share").

     For example, a program generating a 3.5 household rating and a 6 household share means that 3.5% of the total homes with televisions were watching that show and of the homes watching television at that time, 6% were watching that program.

     Each specific geographic television market is called a designated market area. A designated market area is determined as an exclusive geographic area consisting of all counties in which the home-market commercial stations receive the greatest percentage of total viewing hours.

     In larger markets, Nielsen measures audience viewing through a combination of meters connected directly to selected television sets which report the household rating and share results on a daily basis and weekly diaries of television viewing that are periodically prepared over a four-week period by the actual viewers. Nielsen refers to these markets as "metered markets". In smaller markets, only weekly diaries are completed periodically by the actual viewers and Nielsen refers to these markets as "diary markets". The periodic four-week diary periods are commonly known as "sweeps periods" and are critical to stations since they provide independent information to advertisers about the viewing level of a given station's programming to a multitude of demographic age and gender groups. Due to the underlying costs of installing meters in a market, the monthly Nielsen subscription fees for each station in a metered market are significantly higher than those for diary markets.

     While meters do not provide daily demographic ratings, the daily reported household ratings and shares give the stations in metered markets key information about the general performance of a given show. Also, results in metered markets tend to more accurately reflect viewing since measurement is not totally dependent on the memory of the viewer and timeliness of the diary entry.

     Currently, we operate in three metered markets: St. Louis, Portland and Salt Lake City. All of our other markets are diary markets. Over the past five years, Nielsen has expanded the number of metered markets from 32 to 46, and we believe that they will continue to convert markets from diary to metered markets. In most cases where such conversions have taken place, affiliates of The WB Network and Fox show immediate increases in ratings and share, which we believe are related to a number of factors, including more accurate reporting and a shift in the audience sample to those (usually younger households) more comfortable with using electronic measurement devices.

     Advertising. The advertising rates charged by competing stations within a designated market depend primarily on four factors:

     - the station's ratings of households viewing its programs as a percentage of total households with televisions in that designated market area;

     - audience share of households viewing its programs as a percentage of households actually watching television at a specific time;

     - the time of day the advertising is aired; and

     - the demographic qualities of the program's viewers, primarily age and gender.

     Additional factors include the size of the designated market area in which the station operates, the number of advertisers competing for available advertising time, demographic characteristics of the designated market area served by the station, the availability and pricing of alternative advertising media in the designated market area, relative ability of competing sales forces and the development of projects, features and marketing programs that tie advertiser messages to programming.

     All network affiliated stations, including those affiliated with Fox, UPN, The WB Network and Pax Net are required to carry national and regional spot advertising sold by their networks. This reduces the amount of advertising time available for sale directly by the network-affiliated stations.

     Advertisers wishing to reach a national audience usually purchase time directly from the traditional networks, Fox, UPN, The WB Network, Pax Net and cable networks, or advertise nationwide on an ad hoc basis. National advertisers who wish to reach a particular regional or local audience buy advertising time directly from local stations through national advertising sales representative firms, or in the cases of some large stations groups, from the station group itself. Local businesses purchase advertising time directly from the station's local sales staff.

                                    BUSINESS

COMPANY OVERVIEW

     We currently own and operate nine broadcast television stations in medium-sized markets across the United States. Each of our stations is a network affiliate of The WB Network, making us the third largest WB Network affiliated station group in the country. Our television stations broadcast in markets that cover in aggregate approximately 5.4% of the total U.S. population. Mr. Kellner, our Chairman and Chief Executive Officer, is also a founder, Chief Executive Officer and partner of The WB Network, and was President of Fox Broadcasting Company from its inception in 1986 through 1993. Mr. Kellner and our other founders formed our company to capitalize on the opportunity to affiliate with The WB Network, the fastest growing English-language broadcast television network in the country. We will continue to expand our station group by selectively acquiring and building primarily WB Network affiliated stations in medium-sized markets.

     Since our formation in 1997, we have focused primarily on acquiring independently-owned stations, under-performing stations and construction permits for new stations in markets that we believe have the growth potential and demographic profile to support the successful launch of a new WB Network affiliate. We believe that medium-sized markets provide advantages such as fewer competitors and lower operating costs compared to large markets. Our strategy is to capitalize on these advantages and to grow our revenues and cash flow by focusing on generating local sales. Since we centralize many of our stations' administrative functions and primarily provide entertainment programming, our station general managers are able to focus on increasing sales and improving operating margins. We have experienced significant revenue and broadcast cash flow growth and we anticipate further growth because many of our stations are newly launched. For the three months ended March 31, 1999, we generated $11.1 million in revenues and $2.6 million in broadcast cash flow, representing an increase of 43.4% in revenues and 53.0% in broadcast cash flow over the three months ended March 31, 1998.

     Like The WB Network, we target our programming to younger audiences, in particular, young adults, teens and kids. We believe that these younger audiences are a growing and increasingly important demographic target for advertisers, and that our affiliation with The WB Network affords us a significant competitive advantage over other network affiliated television broadcasters in attracting these younger audiences. Since its launch in 1995, The WB Network is the only English-language broadcast network in the United States to increase its audience share in these key target demographic groups. To build and retain our audience share during non-network hours, we also acquire the broadcast rights to popular syndicated programming that we believe complements The WB Network programming. In addition, we broadcast local programming such as news in St. Louis, local weather updates and local and regional sports programming in selected markets. We believe this programming will enhance our ability to sell advertising time to local and regional advertisers and increase audience awareness of our newly launched stations.

OUR STRATEGY

     The principal components of our business and growth strategy are:

     - Our WB Network Affiliation. Our WB Network affiliation provides our stations with popular prime time and kids programming and the opportunity to co-brand our stations with the Warner Bros. brand, which is one of the most recognized brands in the entertainment industry. We believe that affiliating and co-branding a start up station with The WB Network gives that station immediate brand recognition and audience awareness. In addition, we believe our stations' affiliation with The WB Network provides us with a significant competitive advantage in attracting the younger audiences we believe are a growing and increasingly important demographic target for advertisers. The traditional networks attract viewers with a median age ranging from 42 to
       53. Fox attracts viewers with a median age of 34 years while the median age of The WB Network viewers is 27 years of age. We expect that stations we acquire in new markets will enter into affiliation agreements with The WB Network.

     - Popular and Proven Syndicated Programming. While The WB Network programming provides the foundation of our programming, we also acquire popular syndicated programming, which is an important part of building our stations' audience and revenue share. We believe that broadcasting popular and targeted programming before and after The WB Network prime time programs builds and retains our audience share during these critical dayparts. We seek to acquire programming that targets demographic groups similar to those targeted by The WB Network during its prime time programming. Our syndicated programming for the 1999 and 2000 seasons includes newly syndicated programming such as The Drew Carey Show, Suddenly Susan, Caroline in the City and Spin City, as well as proven programs such as Friends, Seinfeld and Star Trek: The Next Generation.

     - Focus on Sales. To grow our revenues, we aggressively market our advertising time to local advertisers and also sell advertising time to regional and national advertisers. We believe that our focus on local sales enables us to capture existing local advertising revenues and to create new television advertising revenues by selling to first-time buyers of television advertising time. Our station general managers have an average of over 18 years of experience selling television advertising time and are directly involved in their stations' sales management. When we acquire or build a station, we focus on building the station's sales force and provide on-going in-house sales training and development.

     - Selective and Opportunistic Expansion in Medium-Sized Markets. We will continue to expand our group of television stations selectively and opportunistically by acquiring independently-owned stations, under-performing stations and construction permits for new stations. Since our inception in 1997, we have acquired six stations, built three stations and entered into joint services agreements with two other stations. We target medium-sized markets because they are typically characterized by fewer and less sophisticated competing television station operators and other media, and lower operating costs than larger markets.

     - Focus on a young and growing audience. We target our programming primarily to young adults, teens and kids, demographic groups that are growing in size and purchasing power. For example, in 1998 teens spent and/or influenced $140 billion in purchases, up from $120 billion in 1997. As a population, teens are growing at approximately twice the rate of the rest of the U.S. population. Kids also exert indirect influence over approximately $400 billion each year in purchases such as cars, vacations and household goods. We believe that our programming strategy enhances our ability to sell advertising time by providing direct access to these attractive demographic groups.

     - Significant Economic and Operating Efficiencies. We believe that we benefit from significant economic and operating efficiencies as a result of the size of our station group. We centralize our scheduling, purchasing, national sales and some accounting and treasury functions at our corporate headquarters. For example, because we buy syndicated programming on a centralized basis, we believe that we have access to higher quality syndicated programming at attractive prices.

PROGRAMMING

     We broadcast programs to attract young adults, teens and kids. Our programming includes:

     - The WB Network prime time programming;

     - Kids' WB!;

     - syndicated programming; and

     - local programming.

     Prime Time Programming. In prime time, The WB Network is currently ranked number one among teens. Prime time programming includes: 7th Heaven, Buffy the Vampire Slayer, Dawson's Creek, Charmed and Felicity. When The WB Network began broadcasting in 1995, it provided two hours of prime time programming per week. In the 1999/2000 season, The WB Network will provide 13 hours of prime time programming Sunday through Friday and has announced plans to provide two hours of prime time programming on Saturday for the 2000/2001 season.

[BARGRAPH]

     [Two bar graphs presenting ratings and share information for The WB Network prime time programming. The bar graph on the left side presents rating and share data for adults 18 to 34 years of age for the 1994/1995 through the 1998/1999 broadcast seasons. The growth achieved in ratings points over in the five year period among adults 18 to 34 is included above the bar representing the 1998/1999 broadcast season. The bar graph on the right side presents rating and share data for teens 12 to 17 years of age for the 1994/1995 through the 1998/1999 broadcast seasons. The growth achieved in ratings points over in the five year period among teens 12 to 17 is included above the bar representing the 1998/1999 broadcast season].

     Kids' WB! Programming. The WB Network launched Kids' WB! in September 1995 with three hours of programming on Saturdays, and currently provides 19 hours of kids' programming Monday through Saturday. Kids' WB! programming includes Pokemon, the number one rated kids animated program, as well as Warner Bros. produced shows such as Batman Beyond, Animaniacs, Pinky and the Brain and Superman. Many of Warner Bros.' animated programs also feature popular Looney Toons characters such as Bugs Bunny, Daffy Duck, Tazmanian Devil, Tweety Bird, Sylvester, Road Runner and Wile E. Coyote.

[BARGRAPH]

     [One bar graph presenting ratings and share information for The WB Network's Kids' WB! Saturday programming from the 1995/1996 through the 1998/1999 broadcast season. The growth achieved in ratings points over in the four year period among teens 12 to 17 is included above the bar representing the 1998/1999 broadcast season].

     Syndicated Programming. In addition to The WB Network programming, our stations air syndicated programs. Our most profitable programming time periods are those immediately before and after The WB Network programming. Consequently, during these time periods, we air programs that are targeted to the audiences that watch The WB

Network prime time programs. These important syndicated programs include Friends, Star Trek: Next Generation, and Seinfeld, and we have acquired the broadcast rights to The Drew Carey Show, Suddenly Susan, Caroline in the City, and Spin City. We have multi-year contracts to air most of our syndicated programming.

     Local Programming. Each of our stations airs programming of local interest, which we believe creates immediate viewership at our start-up stations, increases local awareness of our stations and expands our advertiser base. At KWBP, our station in Portland, we air weather updates throughout each evening, a format we intend to replicate at our other stations. At many of our stations, we acquire broadcast rights and air certain regional and local sporting events including games of the St. Louis Cardinals and St. Louis Blues (KPLR), the Seattle Mariners and the University of Oregon Ducks (KWBP), the Atlanta Braves and the Atlanta Hawks (WBXX) and the Colorado Rockies (KUWB). In addition, KPLR airs a nightly 30-minute local newscast.

OUR STATIONS

     Unless otherwise indicated, all ownership and statistical information is from BIA Publications, Inc. and Nielsen Media Research.

KPLR: ST. LOUIS, MISSOURI

Designated Market Area: 21             TV Households: 1,110,000

Total Age 2+ Population: 2,819,000

     Market Description. Thirty-three percent of the total population of St. Louis is under 25 years of age. The estimated average household income in the St. Louis market is approximately $45,000 per year. Major employers in the market include Emerson Electric, May Department Stores, Anheuser-Busch, Monsanto, Ralston Purina and TWA. The television advertising revenue in the St. Louis marketplace was estimated at $219.9 million in 1998 and has grown at a compound annual rate of approximately 6.1% over the past five years.

     Station Overview. We began operating KPLR under a local marketing agreement in October 1997 and acquired the station in March 1998. KPLR signed on the air in 1959 and has been affiliated with The WB Network since the network's launch. In addition to carrying The WB Network prime time programming and Kids8 WB!, the station broadcasts a daily 9pm, half-hour local newscast and also has the exclusive broadcast rights to air games of the St. Louis Cardinals and the St. Louis Blues. In addition, the station's syndicated programming currently includes Friends, Seinfeld, Sister Sister, Martin and Cheers. The station has contracted for the future exclusive market broadcast rights to popular shows such as The Drew Carey Show (9/99), Spin City (9/00) and Sabrina (9/00). In the May 1999 sweeps period, KPLR was the first or second most watched station in the market in important demographic audiences such as teens, persons 12 - 24 years of age, adults 18 - 34 years of age and adults 18 - 49 years of age. On an adults 18 - 49 years of age share basis, the station is regularly one of the top three performing WB Network affiliates in the country in both prime time and kids' dayparts.

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

     Competition. The following table outlines summary information regarding the commercially-rated broadcast television stations in the St. Louis designated market area:

                                                       SIGN-ON/SIGN-OFF: MON - SUN 7AM - 1AM
                                                       --------------------------------------
                       CALL LETTERS -                  MAY '99 SHARE OF     +/- SHARE POINTS
        OWNER             CHANNEL       AFFILIATION    PERSONS 12 - 34     MAY '99 VS MAY '98
        -----          --------------   -----------    ----------------    ------------------
ACME.................  KPLR - 11          WB                  18                    3
Belo Corporation.....  KMOV - 4           CBS                  9                   -1
Fox..................  KTVI - 2           FOX                 11                    0
Gannett..............  KSDK - 5           NBC                 19                   -5
Sinclair Broadcast...  KDNL - 30          ABC                 11                    1

KWBP: PORTLAND, OREGON

Designated Market Area: 23          TV Households: 994,000
Total Age 2 Population: 2,493,000

     Market Description. Thirty-two percent of the total population of Portland is under 25 years of age. The estimated average household income in the Portland market is approximately $42,000 per year. Major employers in the market include Intel, Fred Meyer, Providence Health System, U.S. Bank of Oregon, Tektronix and Safeway. The television advertising revenue in the Portland marketplace was estimated at $179.8 million in 1998 and has grown at a compound annual rate of approximately 8.4% over the past five years.

     Station Overview. We began operating KWBP under a local marketing agreement in January 1997 and acquired the station in June 1997. KWBP signed on the air in 1989 and has been affiliated with The WB Network since the network's launch. In addition to carrying The WB Network prime time programming and Kids' WB!, the station's syndicated programming currently includes Star Trek: The Next Generation, Full House, Xena: Warrior Princess and America's Funniest Home Videos. To date, the audience share at KWBP has been adversely affected primarily by the lack of available quality syndicated programming for that market and, to a lesser extent, due to a transmission site located further away from the market's population center than our competitors' sites. We have recently acquired a transmission site that will improve our signal coverage. In addition, the station has contracted for the future exclusive market broadcast rights to popular shows such as The Drew Carey Show (9/99), Caroline in the City (9/99) and King of the Hill (9/01). In the May 1999 sweeps period, KWBP delivered an average weekly cumulative number of 438,000 households from sign-on to sign-off, representing an 11% increase over May 1998.

     Competition. The following table outlines summary information regarding the commercially-rated broadcast television stations in the Portland designated market area:

                                                        SIGN-ON/SIGN-OFF: MON - SUN 7AM - 1AM
                                                        -------------------------------------
                         CALL LETTERS -                 MAY '99 SHARE OF    +/- SHARE POINTS
         OWNER              CHANNEL       AFFILIATION   PERSONS 12 - 34    MAY '99 VS MAY '98
         -----           --------------   -----------   ----------------   ------------------
ACME...................  KWBP - 32          WB                  3                  +1
Belo Corporation.......  KGW - 8            NBC                18                  -1
BHC Corporation........  KPTV - 12          UPN                 8                  -4
Fisher Broadcasting....  KATU - 2           ABC                13                  +2
Lee Enterprises........  KOIN - 6           CBS                 8                  +1
Meredith Corporation...  KPDX - 49          FOX                16                  +1
Paxson
  Communications.......  KPXG - 22          PAX                 1                  +1

KUWB: SALT LAKE CITY, UTAH

Designated Market Area: 36                 TV Households: 707,000
Total Age 2+ Population: 2,131,000

     Market Description. Forty-four percent of the total population of Salt Lake City is under 25 years of age. The estimated average household income in the Salt Lake City market is approximately $43,000 per year. Major employers in the market include Intermountain Health Care, Brigham Young University, IOMEGA, ICON Health and Fitness and Smith Food & Drug Centers. Salt Lake City is the site of the 2002 winter Olympic Games. The television advertising revenue in the Salt Lake City marketplace was estimated at $155.2 million in 1998 and has grown at a compound annual rate of approximately 8.6% over the past five years.

     Station Overview. We began operating KUWB in April 1998 under a local marketing agreement and expect to acquire the station during the third quarter of 1999. KUWB is currently owned by Paxson Communications, which manages our station in the market, KUPX. We have agreed to swap KUPX to Paxson Communications in exchange for KUWB and have received FCC approvals for this transaction. KUWB has been affiliated with The WB Network since the network's launch. When we acquired the station, we replaced the primarily religious paid programming and infomercials that were being run on the station in all non-WB Network time periods with syndicated programming. This station's syndicated programming currently includes The Fresh Prince, Cheers, Roseanne and Full House. It also carries the NBC-affiliated Saturday Night Live and the daytime drama Sunset Beach. The station has contracted for the future exclusive market broadcast rights to popular shows such as The Drew Carey Show (9/99), Caroline in the City (9/99), Spin City (9/00) and Sabrina (9/00). In the May 1999 sweeps period, KUWB delivered an average weekly cumulative number of 293,000 households from sign-on to sign-off, up 144,000 homes compared to May 1998. The WB Network prime time programming contributed significantly to KUWB's success in the market. In The WB Network prime time, KUWB increased its share of the teen audience by five share points compared to May 1998 and its adult demographics gained approximately two share points during the same time period.

     Competition. The following table outlines summary information regarding the commercially-rated broadcast television stations in the Salt Lake City designated market area:

                                                       SIGN-ON/SIGN-OFF: MON - SUN 7AM - 1AM
                                                       --------------------------------------
                        CALL LETTERS -                 MAY '99 SHARE OF     +/- SHARE POINTS
        OWNER              CHANNEL       AFFILIATION    PERSONS 12 - 34    MAY '99 VS MAY '98
        -----           --------------   -----------   -----------------   ------------------
ACME (Paxson
  Communications local
  marketing
  agreement)..........  KUPX - 16          PAX                 0                    0
CBS...................  KUTV - 2           CBS                 8                    0
Fox...................  KSTU(1) - 13       FOX                17                   -2
KSL - International...  KSL - 5            NBC                19                   -2
Larry Miller
  Broadcasting........  KJZZ - 14          UPN                10                   -4
Paxson Communications
  (ACME local
  marketing
  agreement)..........  KUWB - 30          WB                  4                   13
United Television.....  KTVX - 4           ABC                10                   -1

-------------------------

(1) The ratings reported by Nielsen for this station include information for total satellite stations. These satellite stations are fully licensed for broadcasting on a regular channel assignment but they carry only programming which duplicates entirely the programming and commercial content of a parent station. Nielsen viewing credit is generally given to the total satellite station.

KWBQ: ALBUQUERQUE - SANTA FE, NEW MEXICO

Designated Market Area: 49           TV Households: 566,000
Total Age 21 Population: 1,513,000

     Market Description. Thirty-six percent of the total population of Albuquerque - Santa Fe is under 25 years of age. The estimated average household income in the Albuquerque - Santa Fe market is approximately $37,000 per year. Major employers in the market include Intel, Motorola, General Electric, General Mills, Philips and Levi Strauss. The television advertising revenue in the Albuquerque - Santa Fe marketplace was estimated at $94.4 million in 1998 and has grown at a compound annual rate of approximately 9.1% over the past five years.

     Station Overview. We launched KWBQ in March 1999 with The WB Network prime time programming and Kids' WB!. In addition, the station's syndicated programming currently includes Full House, Step By Step, The Fresh Prince, America's Funniest Home Videos and Roseanne. The station has contracted for the future exclusive market broadcast rights to popular shows such as Star Trek:
Voyager (9/99), Caroline in the City (9/99) and Spin City (9/00). After only two months of broadcast time, KWBQ entered its first major sweeps period in May 1999. From sign-on to sign-off, KWBQ reached an average of 41,000 households, or 7% of the total designated market area. However, in the Albuquerque - Santa Fe metropolitan service area, KWBQ reached 13% of the households.

     Shortly after the completion of this offering, we will acquire KASY serving the Albuquerque - Santa Fe market from Ramar. KASY is currently a UPN affiliated station. Concurrent with our purchase of KASY, we will sell the KWBQ broadcast license to Ramar. At the closing, Ramar will grant Montecito an option to purchase KWBQ for an exercise price of $100,000. We anticipate that Montecito will assign the option to us immediately after the closing of the sale of KWBQ. Under the KASY purchase agreement we are required to close the transaction by August 13, 1999. We expect to enter into an amendment with Ramar, pursuant to which we will deposit an additional $1.0 million into escrow and extend the closing deadline under the KASY purchase agreement until either the closing date of this offering or January 31, 2000, as Ramar determines. If the closing occurs after October 31, 1999, we will pay Ramar approximately $550,000 plus additional costs based on the number of days which elapse between October 31, 1999 and the closing date. We will continue to operate KWBQ as a WB Network affiliate under a separate local marketing agreement with Ramar, therefore allowing us to manage two stations in the market. We plan to aggressively cross-promote the two stations and operate them in a single facility.

     Competition. The following table outlines summary information regarding the commercially-rated broadcast television stations in the Albuquerque - Santa Fe designated market area:

                                                        SIGN-ON/ SIGN-OFF: MON - SUN 7AM - 1AM
                                                        ---------------------------------------
                         CALL LETTERS -                 MAY '99 SHARE OF      +/-SHARE POINTS
         OWNER              CHANNEL       AFFILIATION    PERSONS 12 - 34    MAY '99 VS MAY '98
         -----           --------------   -----------   -----------------   -------------------
ACME...................      KWBQ - 19      WB                  0                    0
Belo Corporation.......       KASA - 2      FOX                10                   +1
Hubbard Broadcasting...     KOB(1) - 4      NBC                16                   -3
Lee Enterprises........   KRQE(1) - 13      CBS                 7                   +1
Pulitzer
  Broadcasting.........    KOAT(1) - 7      ABC                12                    0
Ramar Communications...   KASY(1) - 50      UPN                 2                   -1
Univision Television
  Group................      KLUZ - 41      UNI                 4                   +1

-------------------------
(1) The ratings reported by Nielsen for this station include information for total satellite stations. These satellite stations are fully licensed for broadcasting on a regular channel assignment but they carry only programming which duplicates entirely the programming and commercial content of a parent station. Nielsen viewing credit is generally given to the total satellite station.

WBDT: DAYTON, OHIO

Designated Market Area: 54                 TV Households: 504,000
Total Age 2+ Population: 1,268,000

     Market Description. Thirty-three percent of the total population of Dayton, Ohio is under 25 years of age. The estimated average household income in the Dayton market is approximately $43,000 per year. Major employers in the market include Chrysler Corp/ Acustar Inc., General Motors, Bank One Dayton, American Matsushita and BF Goodrich. The television advertising revenue in the Dayton marketplace was estimated at $88.4 million in 1998 and has grown at a compound annual rate of approximately 5.9% over the past five years.

     Station Overview. We acquired WBDT in June 1999 after the May 1999 sweeps period. WBDT signed on the air in October 1980 and has been affiliated with The WB Network since our acquisition of the station. WBDT, former Pax Net station, currently carries a combination of Pax Net and WB Network programming. Pax Net programming including Dr. Quinn, Diagnosis Murder and Touched by an Angel is shown during the morning and prime access time periods. The WB Network prime time programming and Kids' WB! is shown at The WB Network scheduled times. In addition, the station has contracted for the future exclusive market broadcast rights to popular shows such as Full House (9/99), Family Matters (9/99), Fresh Prince (9/99), America's Funniest Home Videos (9/99), Sabrina (9/00), Clueless (9/00) and Everybody Loves Raymond (9/01). We believe that our programming changes, in particular the airing of The WB Network and new syndicated programs, will improve WBDT's ratings.

     Competition. The following table outlines summary information regarding the commercially-rated broadcast television stations in the Dayton designated market area, prior to our purchase of WBDT (formerly WDPX).

                                                        SIGN-ON/SIGN-OFF: MON - SUN 7AM - 1AM
                                                        -------------------------------------
                         CALL LETTERS -                 MAY '99 SHARE OF    +/- SHARE POINTS
         OWNER              CHANNEL       AFFILIATION   PERSONS 12 - 34    MAY '99 VS MAY '98
         -----           --------------   -----------   ----------------   ------------------
Cox Broadcasting.......  WHIO - 7           CBS                16                  +1
Glencairn Ltd..........  WRGT - 45          FOX                10                  +1
Paxson
  Communications.......  WDPX - 26          PAX                 1                  +1
Sinclair Broadcast.....  WKEF - 22          NBC                12                   0
STC Broadcasting.......  WDTN - 2           ABC                11                  -1
Trinity Broadcasting
  Network..............  WKOI - 43         Ind.                 0                   0

WBXX: KNOXVILLE, TENNESSEE

Designated Market Area: 63          TV Households: 447,000
Total Age 2+ Population: 1,098,000

     Market Description. Thirty-one percent of the total population of Knoxville is under 25 years of age. The estimated average household income in the Knoxville market is approximately $37,000 per year. Major employers in the market include the University of Tennessee, TVA, Oakridge National Laboratories, Alcoa and Nippondenso. The television advertising revenue in the Knoxville marketplace was estimated at $68.0 million in 1998 and has grown at a compound annual rate of approximately 7.9% over the past five years.

     Station Overview. We launched WBXX in October 1997. In addition to carrying The WB Network prime time programming and Kids' WB!, the station has broadcast rights to air games of the Atlanta Braves. In addition, the station's syndicated programming currently includes Friends, Sister Sister, Full House and Cheers. The station has contracted for the future exclusive market broadcast rights to popular shows such as The Drew Carey Show (9/99), Caroline in the City (9/99), Sabrina (9/00), Spin City (9/00) and Suddenly Susan (9/00). In the May 1999 sweeps period, WBXX delivered an average weekly cumulative number of 135,000 households from sign-on to sign-off, an increase of 3,000 households compared to May 1998. From May 1998 to May 1999, WBXX was the only station in the market to increase its average weekly number of households.

     In April 1999, we entered into a ten year joint services agreement with Paxson Communications under which we provide certain sales and operational services to WPXK, serving the Knoxville, Tennessee market. Through April 2009, WPXK will carry solely the Pax Net supplied programming and we will share equally with Paxson Communications the excess of station revenues over certain operating expenses.

     Competition. The following table outlines summary information regarding the commercially-rated broadcast television stations in the Knoxville designated market area:

                                                        SIGN-ON/SIGN-OFF: MON - SUN 7AM - 1AM
                                                        -------------------------------------
                         CALL LETTERS -                 MAY '99 SHARE OF    +/- SHARE POINTS
         OWNER              CHANNEL       AFFILIATION   PERSONS 12 - 34    MAY '99 VS MAY '98
         -----           --------------   -----------   ----------------   ------------------
ACME...................  WBXX - 20          WB                  5                   0
Gannett................  WBIR - 10          NBC                16                  -4
Gray Communications....  WVLT - 8           CBS                 7                  -2
Raycom Media...........  WTNZ - 43          FOX                 6                  -2
Young Broadcasting.....  WATE - 6           ABC                13                  +4
Paxson
  Communications.......  WPXK - 54          PAX                 0                   0

WIWB: GREEN BAY - APPLETON, WISCONSIN

Designated Market Area: 69          TV Households: 385,000
Total Age 2+ Population: 982,000

     Market Description. Thirty-four percent of the total population of Green Bay - Appleton is under 25 years of age. The estimated average household income in the Green Bay - Appleton market is approximately $41,000 per year. Major employers in the market include Fort James Corporation, the Oneida Tribe of Indians of Wisconsin, Schneider National, Humana, Shopko Stores, American Medical Security, Bellin Memorial Hospital and Procter & Gamble Paper Products. The television advertising revenue in the Green Bay - Appleton marketplace was estimated at $53.9 million in 1998 and has grown at a compound annual rate of approximately 7.4% over the past five years.

     Station Overview. We acquired WIWB in June 1999 after the May 1999 sweeps period. WIWB signed on the air in August 1998 and has been affiliated with The WB Network since our acquisition of the station. WIWB, a former Pax Net station, currently carries a combination of Pax Net and WB Network programming. Pax Net programming including Dr. Quinn, Diagnosis Murder and Touched by an Angel is shown during the morning and prime access time periods. The WB Network prime time and Kids' WB! is shown at The WB Network scheduled times. The station has contracted for the future exclusive market broadcast rights to popular shows such as Step by Step (9/99), Fresh Prince (9/99), Jerry Springer (9/99), Sabrina (9/00), Clueless (9/00), Suddenly Susan (9/00), Jamie Foxx (9/00) and Everybody Loves Raymond (9/01). We believe that our programming changes, in particular the airing of the WB Network programming and new syndicated programs, will improve WIWB's ratings.

     Competition. The following table outlines summary information regarding the commercially-rated broadcast television stations in the Green Bay - Appleton designated market area, prior to our purchase of WIWB (formerly WPXG).

                                                        SIGN-ON/SIGN-OFF: MON - SUN 7AM - 1AM
                                                        -------------------------------------
                         CALL LETTERS -                 MAY '99 SHARE OF    +/- SHARE POINTS
         OWNER              CHANNEL       AFFILIATION   PERSONS 12 - 34    MAY '99 VS MAY '98
         -----           --------------   -----------   ----------------   ------------------
Ace TV.................  WACY - 32          UPN                 4                  -2
Aires
  Telecommunications...  WGBA - 26          NBC                16                  -2
CBS....................  WFRV - 5           CBS                 8                  -3
SF Broadcasting........  WLUK - 11          FOX                12                  +1
Paxson
  Communications.......  WPXG - 14          PAX                 1                  +1
Young Broadcasting.....  WBAY - 2           ABC                15                  -1

WBUI: CHAMPAIGN - SPRINGFIELD - DECATUR, ILLINOIS

Designated Market Area: 82          TV Households: 335,000
Total Age 2+ Population: 814,000

     Market Description. Thirty-three percent of the total population of Champaign - Springfield - Decatur is under 25 years of age. The estimated average household income in the Champaign - Springfield - Decatur market is approximately $42,000 per year. Major employers in the market include ADM, Staley's, Caterpillar, Mueller, Illinois Power, Kraft and the University of Illinois. The television advertising revenue in the Champaign - Springfield - Decatur marketplace was estimated at $42.7 million in 1998 and has grown at a compound annual rate of approximately 6.6% over the past five years.

     Station Overview. We acquired WBUI in June 1999 after the May 1999 sweeps period. WBUI signed on the air in May 1984 and has been affiliated with The WB Network since our acquisition of the station. WBUI, a former Pax Net station, currently carries a combination of Pax Net and WB Network programming. Pax Net programming including Dr. Quinn, Diagnosis Murder and Touched by an Angel is shown during the morning and prime access time periods. WB Network prime time and Kids' WB! is shown at The WB Network scheduled times. The station has contracted for the future exclusive market broadcast rights to popular shows such as Full House (9/99), Star Trek: Voyager (9/99), Fresh Prince (9/99), Entertainment Tonight (9/99), Sabrina (9/00), Suddenly Susan (9/00), Spin City (9/00) and Clueless (9/00). We believe that our programming changes, in particular the airing of The WB Network and new syndicated programs, will improve WBUI's ratings.

     Competition. The following table outlines summary information regarding the commercially-rated broadcast television stations in the Champaign - Springfield - Decatur designated market area, prior to our purchase of WBUI (formerly WPXU).

                                                       SIGN-ON/SIGN-OFF: MON - SUN 7AM - 1AM
                                                      ---------------------------------------
                       CALL LETTERS -                  MAY '99 SHARE OF     +/- SHARE POINTS
        OWNER             CHANNEL       AFFILIATION    PERSONS 12 - 34     MAY '99 VS MAY '98
        -----          --------------   -----------   ------------------   ------------------
Bahakel
  Communications.....  WRSP(1) - 55       FOX                 11                   +3
Gannett..............  WICS(1) - 20       NBC                 20                   -3
LIN Television.......  WAND - 17          ABC                 12                    0
Midwest Television...  WCIA(1) - 3        CBS                 11                   -2
Paxson
  Communications.....  WPXU - 23          PAX                  1                   +1

-------------------------
(1) The ratings reported by Nielsen for this station include information for total satellite stations. These satellite stations are fully licensed for broadcasting on a regular channel assignment but they carry only programming which duplicates entirely the programming and commercial content of a parent station. Nielsen viewing credit is generally given to the total satellite station.

WTVK: FT. MYERS - NAPLES, FLORIDA

Designated Market Area: 83          TV Households: 330,000
Total Age 2+ Population: 782,000

     Market Description. Twenty-five percent of the total population of Ft. Myers - Naples is under 25 years of age. The estimated average household income in the Ft. Myers - Naples market is approximately $45,000 per year. Major employers in the market include The Lee County School District, Lee Memorial Health System, Columbia Healthcare and Publix SuperMarkets. The television advertising revenue in the Ft. Myers - Naples marketplace was estimated at $56.2 million in 1998 and has grown at a compound annual rate of approximately 7.4% over the past five years.

     Station Overview. We began operating WTVK in March 1998 under a local marketing agreement and acquired the station in June 1998. WTVK signed on the air in October 1990 and has been affiliated with The WB Network since our acquisition of the station. In addition to carrying The WB Network prime time programming and Kids' WB!, the station's syndicated programming currently includes Sister Sister, The Nanny, Mad About You, NewsRadio, X-Files and Stargate. The station has contracted for the future exclusive market broadcast rights to popular shows such as Star Trek: Voyager (9/99), Drew Carey (9/99), Sabrina (9/00), Suddenly Susan (9/00), Spin City (9/00) and Caroline in the City (9/00). In the May 1999 sweeps period WTVK delivered a two household share from sign-on to sign-off for the third consecutive sweeps period. WTVK delivered an average weekly household cumulative number of 76,000 in May 1999, an increase of 3,000 households since May 1998. WTVK has increased its share of the teen audience significantly Monday through Wednesday 8pm to 10pm. In May 1999, WTVK held an 18 share of the teen audience making it the number one station in the time period in that demographic.

     Competition. The following table outlines summary information regarding the commercially-rated broadcast television stations in the Ft. Myers - Naples designated market area:

                                                        SIGN-ON/SIGN-OFF: MON - SUN 7AM - 1AM
                                                        -------------------------------------
                         CALL LETTERS -                 MAY '99 SHARE OF    +/- SHARE POINTS
         OWNER              CHANNEL       AFFILIATION   PERSONS 12 - 34    MAY '99 VS MAY '98
         -----           --------------   -----------   ----------------   ------------------
ACME...................  WTVK - 46          WB                  3                  +1
Calusa Television......  WEVU - 7           UPN                 0                   0
Emmis Communications...  WFTX - 36          FOX                13                   0
Ft. Myers
  Broadcasting.........  WINK - 11          CBS                11                  +1
Montclair
  Communications.......  WZVN - 26          ABC                 6                  -3
Waterman Broadcasting..  WBBH - 20          NBC                14                  -3
West Coast Christian
  TV...................  WRXY - 49         Ind.                 0                   0

WZPX: GRAND RAPIDS, MICHIGAN

     In addition to the nine stations described above, in April 1999, we entered into a joint sales agreement with DP Media for WZPX, serving the Grand Rapids, Michigan market. WZPX is a primary affiliate of Pax Net. In connection with this agreement, WZPX will enter into a secondary affiliation agreement with The WB Network for five years. Under our joint sales agreement, we sell certain advertising time for WZPX, and as compensation, we retain a portion of the excess of station revenues over station operating expenses, if any. DP Media has the right to sell the station to us at any time during the next four years for $30.0 million. We have limited rights to acquire the station for that same amount if DP Media chooses to sell the station.

OUR AFFILIATION AGREEMENTS

     Each of our stations has entered into a station affiliation agreement with The WB Network that provides each station with the exclusive right to broadcast The WB Network programming in its respective market. These affiliate agreements generally have three to ten year terms.

     Under the affiliation agreements, The WB Network retains the right to program and sell approximately 75% of the advertising time available during The WB Network prime time schedule with the remaining 25% available for sale by our stations. The WB Network retains approximately 50% of the advertising time available during Kids' WB! programs aired in other dayparts.

     In addition to the advertising time retained for sale by The WB Network, each station is also required to pay annual compensation to The WB Network. The amount of compensation is determined by taking into account the station's average ratings among adults ages 18 - 49 during The WB Network prime time programming, as well as the number of prime time programming hours provided per week by The WB Network. Pursuant to the affiliation agreements, we participate in cooperative marketing efforts with The WB Network whereby the network reimburses up to 50% of certain approved advertising expenditures by a station to promote network programming. The affiliation agreements, with the exception of the Ft. Myers agreement, also entitle the stations to the most favorable terms agreed to by The WB Network and any affiliate, except for superstation WGN, during the term of the affiliation agreements, and any subsequent modifications.

     In addition, as part of our acquisition of WBDT, WIWB and WBIU, we entered into a five-year secondary affiliation agreement with Pax Net at these stations. We are generally obligated to run the Pax Net prime time programming in certain morning dayparts. We retain national spot and local advertising time during this programming, and Pax Net retains network national advertising time.

ADVERTISING/SALES

     Virtually all of our revenues for 1997 and 1998 and the first three months of 1999 consisted of advertising revenues, and no single advertiser accounted for more than 10% of our gross advertising revenues in these periods. Our advertising revenues are generated both by local advertising and national spot advertising.

     Local Advertising. Local advertising revenues are generated by both local merchants and service providers and by regional and national businesses and advertising agencies located in a particular designated market area. Local advertising revenues represented 52% of our net advertising revenues in 1997, 53% in 1998 and 53% in the first quarter of 1999.

     National Spot Advertising. National spot advertising represents time sold to national and regional advertisers based outside a station's designated market area. National spot advertising revenues represented 48% of our net advertising revenues in 1997, 47% in 1998 and 47% in the first three months of 1999. National spot advertising primarily comes from:

     - new advertisers wishing to test a market;

     - advertisers who are regional retailers and manufacturers without national distribution;

     - advertisers who need to enhance network advertising in given markets; and

     - advertisers wishing to place more advertisements in specified geographic areas.

OUR COMPETITION

     Broadcast television stations compete for advertising revenues primarily with other broadcast television stations in their respective markets and, to a lesser but an increasing extent, with radio stations, cable television system operators, newspapers, outdoor (i.e. billboard) companies, direct mail and internet sites. Traditional network and Fox programming generally achieves higher household audience levels than that of The WB Network and syndicated programming aired by independent stations which is attributable to a number of factors, including:

     - the traditional networks' efforts to reach a broader audience;

     - historically, less competition;

     - generally better channel positions;

     - more network programming being broadcast weekly;

     - the traditional networks' cross-promotions; and

     - the traditional networks' more established market presence than The WB Network.

     However, because more advertising time is available for local station sale during The WB Network programs and non-network syndicated programs, our programs achieve a share of television market advertising revenues greater than their share of the market's audience. We believe that this available advertising time, combined with our efforts to attract audiences with our programming which are key targets of advertisers and our focus on advertising sales allows us to compete effectively for advertising revenues within our stations' markets.

     The broadcasting industry is continuously faced with technical changes and innovations, the popularity of competing entertainment and communications media, changes in labor conditions, and governmental restrictions or actions of federal regulatory bodies, including the FCC, any of which could possibly have a material adverse effect on a television station's operations and profits. Sources of video service other than conventional television stations, the most common being cable television, can increase competition for a broadcast television station by bringing distant broadcasting signals not otherwise available to the station's audience, serving as a distribution system for national satellite-delivered programming and other non-broadcast programming originated on a cable system and selling advertising time to local advertisers. Other principal sources of competition include home video exhibition, direct-to-home broadcast satellite television ("DBS") entertainment services and multichannel multipoint distribution services ("MMDS"). Currently, two FCC permitees, DirecTV and Echostar provide subscription DBS services via high-power communications satellites and small dish receivers, and other companies provide direct-to-home video service using lower powered satellites and larger receivers. Other technology advances and regulatory changes affecting programming delivery through fiber optic telephone lines and video compression could lower entry barriers for new video channels and encourage the development of increasingly specialized "niche" programming. The Telecommunications Act of 1996, which amended the Communications Act of 1934, permits telephone companies to provide video distribution services via radio communication, on a common carrier basis, as "cable systems" or as "open video systems," each pursuant to different regulatory schemes. We are unable to predict the effect that these and other technological and regulatory changes will have on the broadcast television industry and on the future profitability and value of a particular broadcast television station.

     Broadcast television stations compete with other television stations in their designated market areas for the acquisition of programming. Generally, cable systems do not compete with local stations for programming, but various national cable networks do from time to time and on an increasing basis acquire programming that could have been offered to local television stations. Public broadcasting stations generally compete with commercially-rated broadcasters for viewers, but do not compete for advertising revenues. Historically, the cost of programming has increased because of an increase in the number of independent stations and a shortage of quality programming.

FEDERAL REGULATION OF TELEVISION BROADCASTING

     Introduction. Television broadcasting is a regulated industry and is subject to the jurisdiction of the FCC under the Communications Act of 1934, as amended from time to time. The Communications Act prohibits the operation of television broadcasting stations except under a license issued by the FCC. The Communications Act empowers the FCC, among other things, to issue, revoke and modify broadcast licenses, decide whether to approve a change of ownership or control of station licenses, regulate the equipment used by stations, and adopt and implement regulations to carry out the provisions of the Communications Act. Failure to observe FCC or other governmental rules and policies can result in the imposition of various sanctions, including monetary forfeitures, the grant of "short" (less than maximum) license renewal terms or, for a particularly egregious violations, the denial of a license renewal application, the revocation of a license or denial of FCC consent to acquire additional broadcast properties.

     License Grant, Renewal, Transfer and Assignment. A party must obtain a construction permit from the FCC in order to build a new television station. Once a station is constructed and commences broadcast operations, the permittee will receive a license which must be renewed by the FCC at the end of each license term. On January 24, 1997, pursuant to the

Telecommunications Act of 1996 (which in turn amended the Communications Act), the FCC increased the original terms of such licenses and their renewal to eight years. The Telecommunications Act directs the FCC to grant renewal of a broadcast license if it finds that the station has served the public interest, convenience, and necessity and that there have been no serious violations (or other violations which would constitute a "pattern of abuse") by the licensee of the Communications Act or FCC rules and policies. If the FCC finds that a licensee has failed to meet these standards, and there are no sufficient mitigating factors, the FCC may deny renewal or condition renewal appropriately, including renewing for less than a full term. Any other party with standing may petition the FCC to deny a broadcaster's application for renewal. However, only if the FCC issues an order denying renewal will the FCC accept and consider applications from other parties for a construction permit for a new station to operate on the channel subject to such denial. The FCC may not consider any applicant in making determinations concerning the grant or denial of the licensee's renewal application. Although renewal of licenses is granted in the majority of cases even when petitions to deny have been filed, we cannot be sure that the licenses of our stations will be renewed for a full term or without modification. Following are the expiration dates of our current licenses:

                     STATION                       EXPIRATION DATE
                     -------                       ----------------
  KPLR..........................................   February 1, 2006
  KWBP..........................................   February 1, 2007
  KUWB(1).......................................   October 1, 2006
  KWBQ..........................................   October 1, 2006
  WBDT..........................................   October 1, 2005
  WBXX..........................................   August 1, 2005
  WIWB..........................................   December 1, 2005
  WBUI..........................................   December 1, 2005
  WTVK..........................................   February 1, 2005

-------------------------
(1) We operate KUWB and own KUPX. The expiration date for KUPX and KUWB are the same. We plan to swap ownership of these stations.

     The Communications Act prohibits the assignment of a broadcast license or the transfer of control of a broadcast licensee without the prior approval of the FCC. In determining whether to permit the assignment or transfer of control of, or the grant or renewal of, a broadcast license, the FCC considers a number of factors pertaining to the licensee, including compliance with various rules limiting common ownership of media properties, the "character" of the licensee and those persons holding "attributable" interests therein, and compliance with the Communications Act's limitations on alien ownership. The reference to "character" generally refers to the likelihood that the licensee or applicant will comply with applicable law and regulation; the reference to "attributable" interests generally refers to the level of ownership or other involvement in station operations which would result in the FCC attributing ownership of that station or other media outlet to the person or entity in determining compliance with FCC ownership limitations.

     To obtain the FCC's prior consent to assign a broadcast license or transfer control of a broadcast licensee, an appropriate application must be filed with the FCC. If the application involves a "substantial change" in ownership or control, the application must be placed on public notice for a period of no less than 30 days during which petitions to deny the application may be filed by interested parties, including certain members of the public. If the FCC grants the application, interested parties have no less than 30 days from the date of public notice of the grant to seek reconsideration or review of that grant by the full commission or, as the case may be, a court of competent jurisdiction. The full FCC commission has an additional 10 days to set aside on its own motion any action taken by the

FCC's staff. When passing on an assignment or transfer application, the FCC is prohibited from considering whether the public interest might be served by an assignment or transfer to any party other than the assignee or transferee specified in the application.

     Our reorganization from a limited liability company into a corporation will be deemed to result in a non-substantial change of ownership. As a result, we must receive FCC approval before we can complete our reorganization. We have filed an application with the FCC to obtain the necessary approval.

     Ownership Restrictions. The officers, directors and certain equity owners of a company holding one or more broadcast licenses are deemed to have "attributable interests" in the broadcast company. In the case of a C corporation, ownership is generally attributed to officers, directors and equity holders who own directly or indirectly 5% or more of the company's outstanding voting stock except that, in general, no minority voting stock interest will be attributable if there is a single holder of more than 50% of the outstanding voting power of the corporation. Certain specified institutional investors, including mutual funds, insurance companies and banks acting in a fiduciary capacity, may own up to 10% of the outstanding voting stock without being subject to attribution, provided that such equity holders exercise no control over the management or policies of the broadcast company.

     Under current FCC rules, a license to operate a television station will not be granted (unless established waiver standards are met) to any party (or parties under common control) that has an attributable interest in another television station with an overlapping service contour (the "Duopoly Rule"). FCC regulations also prohibit one owner from having attributable interests in television broadcast stations that reach in the aggregate more than 35% of the nation's television households. For purposes of this calculation, stations in the UHF band (channels 14 - 69) are attributed with only 50% of the households attributed to stations in the VHF band (channels 2 - 13). The rules further prohibit (with certain qualifications and subject to waiver standards) the holder of an attributable interest in a television station from also having an attributable interest in a radio station, daily newspaper or cable television system serving a community located within the relevant coverage area of that television station. Separately, the FCC's "cross-interest" policy may, in certain circumstances, prohibit the common ownership of an attributable interest in one media outlet and a non-attributable equity interest in another media outlet, among other significant interests, in the same market. In pending rulemaking proceedings, the FCC is considering, among other possible changes,
(1) the modification of its attribution rules and the "cross-interest" policy, and (2) the relaxation of Duopoly Rule.

     In those proceedings, the FCC also sought comment on whether the FCC should modify its attribution rules by (1) raising the attribution stock benchmark from 5% to 10%; (2) raising the attribution stock benchmark for passive investors from 10% to 20%; (3) restricting the availability of the single majority shareholder exemption; and (4) attributing certain interests such as non-voting stock, debt instruments and certain holdings by limited liability corporations in certain circumstances. More recently, the FCC has solicited comment on proposed rules that would (1) treat an otherwise nonattributable equity or debt interest in a licensee as an attributable interest where the interest holder is a program supplier or the owner of a broadcast station in the same market and the equity and/or debt holding is greater than a specified benchmark; (2) in certain circumstances, treat the licensee of a broadcast station that sells advertising time on another station in the same market pursuant to a joint service agreement as having an attributable interest in the station whose advertising is being sold; and (3) change the standard for defining a television market and allow a party to hold an attributable interest in more than one television station in the market.

     Restrictions on Foreign Ownership. The Communications Act prohibits the issuance of broadcast licenses to, or the holding of a broadcast license by, any corporation of which more than 20% of the capital stock is owned of record or voted by non-U.S. citizens or their representatives or by a foreign government or a representative thereof, or by any corporation organized under the laws of a foreign country, collectively, aliens. The Communications Act also authorizes the FCC, if the FCC determines that it would be in the public interest, to prohibit the issuance of a broadcast license to, or the holding of a broadcast license by, any corporation directly or indirectly controlled by any other corporation of which more than 25% of the capital stock is owned of record or voted by aliens. The FCC staff has interpreted this provision to require finding that such grant or holding would be in the public interest before a broadcast license may be granted to or held by any such corporation and that the FCC staff has made such a finding only in limited circumstances. The FCC has interpreted these restrictions to apply to other forms of business organizations, including partnerships. As a result of these provisions the licenses granted to our subsidiaries which hold FCC licenses could be revoked if, among other restrictions imposed by the FCC, more than 25% of our stock were directly or indirectly owned or voted by aliens. Our certificate of incorporation contains limitations on alien ownership and control that are substantially similar to those contained in the Communications Act. Pursuant to the Certificate of Incorporation, the Company has the right to refuse to sell shares to aliens or to repurchase alien-owned shares at their fair market value to the extent necessary, in the judgment of the Board of Directors, to comply with the alien ownership restrictions.

     Programming and Operation. The Communications Act requires broadcasters to serve the "public interest, convenience and necessity." The FCC has gradually restricted or eliminated many of the more formalized procedures it had developed in the past to promote the broadcast of certain types of programming responsive to the needs of the station's community of license. Licensees continue to be required, however, to present programming that is responsive to community problems, needs and interests and to maintain certain records demonstrating such responsiveness. Complaints from listeners concerning a station's programming will be considered by the FCC when it evaluates the licensee's renewal application, but such complaints may be filed and considered at any time.

     Stations must also pay regulatory and application fees and follow various FCC rules that regulate, among other things, political advertising, children's programming, the broadcast of obscene or indecent programming, sponsorship identification, and technical operations and equal employment opportunity requirements.

     Failure to observe these or other rules and policies can result in the imposition of various sanctions, including monetary forfeitures, the grant of "short" (less than the maximum) renewal terms, or for particularly egregious violations, the denial of a license renewal application or the revocation of a license.

     Review of "Must-Carry" Rules. FCC regulations implementing the Cable Television Consumer Protection and Competition Act of 1992 require each television broadcaster to elect, at three year intervals beginning October 1, 1993, to either (i) require carriage of its signal by cable systems in the station's market ("must carry") or (ii) negotiate the terms on which such broadcast station would permit transmission of its signal by the cable systems within its market ("retransmission consent"). The United States Supreme Court upheld the must-carry rules in a 1997 decision. These must carry rights are not absolute, and their exercise is dependent on a variety of factors such as the number of active channels on the cable system, the location and size of the cable system and the amount of programming on a broadcast station that duplicates the programming of another broadcast station carried by the cable system. Therefore under certain circumstance, a cable system may choose to decline to carry a given station. We have elected must carry with respect to each of our stations which are each carried on the related cable system.

     Local Marketing Agreements. We have, from time to time, entered into local marketing agreements, generally in connection with pending station acquisitions. By using local marketing agreements, we gain the ability to provide programming and other services to a station proposed to be acquired before and pending receipt of all applicable FCC and other governmental approvals with respect to the transfer of control of the station licensee or assignment of the applicable station license.

     FCC rules and policies generally permit local marketing agreements if the station licensee retains ultimate responsibility for and control of the applicable station, including finances, personnel, programming and compliance with the FCC's rules and policies. We cannot be sure that we will be able to air all of our scheduled programming on a station with which we have local marketing agreements, or that in such event, we will receive the anticipated revenue from the sale of advertising for such programming.

     At present, the licensee of a television station providing programming on another television station pursuant to a local marketing agreement is not considered to have an attributable interest in the other station. However, in connection with its ongoing rulemaking proceeding regarding the television Duopoly Rule, the FCC has proposed to adopt rules providing that the licensee of a television station which provides programming for more than 15% of the time on another television station serving the same market would be deemed to have an attributable interest in the latter station for purposes of the national and local multiple ownership rules. In its pending rulemaking proceeding regarding the television Duopoly Rule, the FCC has proposed to adopt a grandfathering policy providing that, in the event that television local marketing agreements become attributable interests, local marketing agreements that are in compliance with existing FCC rules and policies and were entered into before November 5, 1996 would be permitted to continue in force until the original term of the local marketing agreement expires. Under the FCC's proposal, television local marketing agreements that are entered into, renewed, or assigned after November 5, 1996 would have to be terminated if local marketing agreements are made attributable interests and the local marketing agreements in question resulted in a violation of the television multiple ownership rules.

     The Duopoly Rule currently prevents us from acquiring the licenses of television stations in those markets where we already own a television station. As a result, if the FCC were to decide that the provider of programming services under a television local marketing agreements should be treated as having an attributable interest in the station receiving the programming, and if it did not relax its television Duopoly Rule, we could be required to modify or terminate those of our local marketing agreements in markets where we already own a station, as none were in existence on the date of enactment of the Telecommunications Act or on November 5, 1996.

     Digital Television Services. The FCC has adopted rules for implementing DTV service in the United States. Implementation of DTV will improve the technical quality of television signals and will provide broadcasters the flexibility to offer new services, including high-definition television ("HDTV") and data broadcasting.

     The FCC has established service rules and adopted a Table of Allotments for DTV. Under the Table, all eligible broadcasters with a full-power television station are allocated a separate channel for DTV operation. Stations will be permitted to phase in their DTV operations over a period of years following the adoption of a final table of allotments, after which they will be required to surrender their license to broadcast the analog, or non-DTV, signal. Affiliates of the top four networks in the top ten markets are already required to be on the air with a digital signal. Affiliates of the top four networks in the next twenty largest markets must be on the air with a digital signal by November 1, 1999. Our stations must be on the air with a digital signal by May 1, 2002. Under applicable law and regulation, television broadcasters must return of their analog license to the government by 2006 (unless certain specified conditions exist, which in effect, affect the public's limited access to DTV transmissions in a particular market.

     The Communications Act and the FCC's rules impose certain conditions on the FCC's implementation of DTV service. Among other requirements, the FCC must:

     - limit the initial eligibility for licenses to existing television broadcast licensees or permittees;

     - allow DTV licensees to offer ancillary and supplementary services; and

     - charge appropriate fees to broadcasters that supply ancillary and supplementary services for which such broadcasters derive certain nonadvertising revenues.

     Equipment and other costs associated with the DTV transition, including the necessity of temporary dual-mode operations, will impose some near-term financial costs on television stations providing the services. The potential also exists for new sources of revenue to be derived from DTV. We cannot predict the overall effect the transition to DTV might have on our business.

     Children's Television Act. FCC rules limit the amount of commercial matter that a television station may broadcast during programming directed primarily at children 12 years old and younger. FCC rules further require television stations to serve the educational and informational needs of children 16 years old and younger through the stations' own programming as well as through other means. Television broadcasters must file periodic reports with the FCC to document their compliance with foregoing obligations.

     Other Pending FCC and Legislative Proceedings. In 1995, the FCC issued notices of proposed rulemaking proposing to modify or eliminate most of its remaining rules governing the broadcast network-affiliate relationship. The network-affiliate rules were originally intended to limit networks' ability to control programming aired by affiliates or to set station advertising rates and to reduce barriers to entry by networks. The dual network rule, which generally prevents a single entity from owning more than one broadcast television network, is among the rules under consideration in these proceedings. However, the Telecommunications Act substantially relaxed the dual network rule by providing that an entity may own more than one television network; however, no two national television networks in existence on February 8, 1996 may merge or be acquired by the same party. We are unable to predict how or when the FCC proceeding will be resolved or how those proceedings or the relaxation of the dual network rule may affect our business.

     The Satellite Home Viewer Act ("SHVA") allows satellite carriers to deliver broadcast programming to subscribers who are unable to obtain television network programming over the air from local television stations. Congress is currently considering legislation to amend the SHVA to facilitate the ability of satellite carriers to provide subscribers with programming from a non-local television station. We are unable to predict whether any such legislation will be enacted or what, if any, impact such legislation may have on our company.

     The FCC has also initiated a proceeding to reexamine rules which previously required broadcast licensees to provide equal employment opportunities. The reexamination was prompted by a court decision which voided the FCC's rules. If the FCC does adopt new rules governing equal employment opportunities we may have additional administrative burdens. However, adoption of any new rules will not affect our continuing obligation to comply with other federal and state laws concerning equal employment opportunities.

     Proposals for additional or revised rules are considered by federal regulatory agencies and Congress from time to time. We are unable to predict the resolution of these issues or other issues discussed above, although their outcome could, over a period of time, affect, either adversely or favorable, the broadcasting industry generally or us specifically.

     The foregoing summary of FCC and other governmental regulations is not intended to be comprehensive. For further information concerning the nature and extent of federal regulation of broadcast stations, you should refer to the Communications Act, the Telecommunications Act, other Congressional acts, FCC rules and the public notices and rulings of the FCC.

EMPLOYEES

     At March 31, 1999, we had 237 employees, including 42 at KPLR in St. Louis who were subject to collective bargaining agreements. We believe that our relationships with our employees and the unions representing our unionized employees are good.

PROPERTIES AND FACILITIES

     All of our leased studio, office and tower facilities are leased pursuant to long-term leases. We believe that all facilities and equipment are adequate, with minor changes and additions, for conducting operations as presently contemplated. Set forth below is information with respect to our existing studios and other facilities. Information as to tower size reflects the height above average terrain (HAAT) of the antenna radiation center.

                      MARKET                         APPROXIMATE SIZE    OWNERSHIP
                      ------                         ----------------    ---------
St. Louis, Missouri
  Studio and office facilities(1)..................  36,000 sq. ft.        Owned
  Tower............................................  1,011 ft.            Leased
Portland, Oregon
  Studio and office facilities.....................  15,255 sq. ft.        Owned
  Tower............................................  1,785 ft.            Leased
Knoxville, Tennessee
  Studio and office facilities.....................  8,000 sq. ft.        Leased
  Tower............................................  2,399 ft.            Leased
Salt Lake City, Utah
  Studio and office facilities.....................  9,500 sq. ft.        Leased
  Tower............................................  3,839 ft.            Leased
  Tower(2).........................................  2,779 ft.            Leased
Ft. Myers - Naples, Florida
  Studio and office facilities.....................  5,000 sq. ft.        Leased
  Tower............................................  1,000 ft.            Leased
Albuquerque - Santa Fe, New Mexico
  Studio and office facilities.....................  9,000 sq. ft.         Owned
  Tower............................................  1,234 ft.            Leased
Dayton, Ohio
  Studio and office facilities.....................  14,150 sq. ft         Owned
  Tower............................................  485 ft.               Owned
Green Bay - Appleton, Wisconsin
  Studio and office facilities.....................  2,640 sq. ft.        Leased
  Tower............................................  682 ft.              Leased
Champaign - Springfield - Decatur, Illinois
  Studio and office facilities.....................  9,600 sq. ft.         Owned
  Tower............................................  1,046 ft.             Owned

-------------------------
(1) Excludes 30,000 square feet of apartment space located above the studio and office facilities.
(2) Station owned but not operated by us. We sublease this tower from Paxson Communications.

LEGAL PROCEEDINGS

     We are currently and from time to time involved in litigation incidental to the conduct of our business. We maintain comprehensive general liability and other insurance which we believe to be adequate for the purpose. We are not currently a party to any lawsuit or proceeding that we believe would have a material adverse effect on our financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth information about our executive officers and directors as of July 30, 1999.

       NAME          AGE                          POSITION
       ----          ---                          --------
Jamie Kellner......  51    Chairman of the Board and Chief Executive Officer
Doug Gealy.........  39    President, Chief Operating Officer and Director
Tom Allen..........  46    Executive Vice President, Chief Financial Officer
                           and Director
Edward Danduran....  46    Vice President, Controller
James Collis.......  36    Director
Thomas Embrescia...  53    Director
Brian McNeill......  43    Director
Michael Roberts....  50    Director
Darryl Schall......  38    Director

     Jamie Kellner is a founder of ACME and has served as our Chief Executive Officer and Chairman of the Board since 1997. Mr. Kellner is also a founder, Chief Executive Officer and partner of The WB Network since 1993. Previously, Mr. Kellner was President of Fox Broadcasting Company since its inception in 1986 to 1993. He currently serves on the board of directors of NELVANA LTD., a Canadian company internationally recognized for its children's and family programming, worldwide distribution and merchandise licensing.

     Doug Gealy is a founder of ACME and has served as our President and Chief Operating Officer and as a member of our Board since 1997. Since December of 1996, Mr. Gealy has been involved in development activities for ACME. Before founding ACME, Mr. Gealy served for one year as Executive Vice President of Benedek Broadcasting Corporation. From 1991 to 1996, Mr. Gealy was a Vice President and General Manager of WCMH and its local marketing agreement, WWHO, both in Columbus, Ohio, and following the acquisition of these stations by NBC, served as President and General Manager of these stations.

     Tom Allen is a founder of ACME and has served as our Executive Vice President and Chief Financial Officer and as a member of our Board since 1997. Since June 1996, Mr. Allen has been involved in development activities for ACME. From August 1993 to May 1996, Mr. Allen was the Chief Operating Officer and Chief Financial Officer for Virgin Interactive Entertainment. Before that Mr. Allen served as the Chief Financial Officer of the Fox Broadcasting Company from 1986 to 1993.

     Edward Danduran has been our Vice President and Controller since July 1997. From November 1995 until April 1997, Mr. Danduran was a Financial Consultant for Virgin Interactive Entertainment, Inc. From 1989 to 1995, Mr. Danduran was the Chief Financial Officer of Phoneby, a business communications company.

     James Collis has served as a member of our Board since July 1999. Mr. Collis is an Executive Vice President of CEA Management Corp., a corporation formed to manage CEA Capital Partners USA, L.P. and CEA Capital Partners USA CI, L.P. Mr. Collis has served in this role since 1997. Prior to joining CEA Management Corp., Mr. Collis was a Vice President of The Chase Manhattan Bank. Mr. Collis has been an investor in the media and communications industry for nine years and serves on the board of directors for numerous private media and communication companies.

     Thomas Embrescia has served as a member of our Board since we acquired WTVK from Second Generation Television, Inc. in June 1998. Mr. Embrescia is the Chairman and principal investor of Second Generation Television, a company he formed in 1993. In addition, he also serves as chairman or Chief Executive Officer and is a principal investor in several other media and marketing related businesses. Mr. Embrescia has over 31 years of experience in the broadcasting and media industry.

     Brian McNeill has served as a member of our Board since July 1999. Since 1986, Mr. McNeill has been a general partner of Burr, Egan, Deleage & Co., a major private equity firm which specializes in investments in the communications and technology industries. He has served as a director in many private radio and television broadcasting companies such as Tichenor Media Systems, OmniAmerica Group, Panache Broadcasting and Shockley Communications. From 1979 to 1986, he worked at the Bank of Boston where he started and managed the broadcast lending group.

     Michael Roberts has served as a member of our Board since April 1999. Mr. Roberts is a co-founder of Roberts Broadcasting which owns several television stations in medium-sized markets in the U.S. and has served as its Chairman and Chief Executive Officer since 1989. Mr. Roberts is also the founder of companies active in commercial real estate development, construction program management and corporate management consulting.

     Darryl Schall has served as a member of our Board since July 1999. Mr. Schall has been a Senior Vice President of Trust Company of the West since November 1995. Mr. Schall was Director of Research at Crescent Capital Corporation from July 1994 until its acquisition by Trust Company of the West in 1995.

     Shortly before or after the closing of this offering, we expect to appoint a ninth director to our Board.

COMMITTEES OF OUR BOARD OF DIRECTORS

     The board of directors has established an audit committee and a compensation committee. The audit committee consists of Messrs. Schall and Collis. The audit committee will make recommendations to the board of directors regarding the selection of independent auditors, review the results and scope of the audit and other services provided by our independent auditors and will review and evaluate our audit and control functions.

     The compensation committee consists of Messrs. Embrescia and McNeill. The compensation committee makes recommendations regarding our equity compensation plans and makes decisions concerning salaries and incentive compensation for our employees.

DIRECTOR COMPENSATION

     Our directors do not currently receive any cash compensation for services on our board of directors or any committee of our board. However, directors may be reimbursed for expenses they incur in attending board and committee meetings. All directors are eligible to participate in our 1999 Stock Incentive Plan.

EXECUTIVE COMPENSATION

     The following table sets forth compensation earned for the years ended December 31, 1998 and 1997 (year of formation) by our Chief Executive Officer, and our next three most highly paid executive officers.

                         SUMMARY COMPENSATION TABLE(1)

                                                            OTHER ANNUAL        ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY     BONUS(2)   COMPENSATION(3)   COMPENSATION(4)
---------------------------  ----   --------    --------   ---------------   ---------------
Jamie Kellner..............  1998   $175,000(5) $100,000       $    --           $    --
  Chairman of the Board and  1997         --          --            --                --
  Chief Executive Officer

Doug Gealy.................  1998    300,000      25,000         5,351            93,900
  President and Chief        1997    250,000      50,000            --             2,449
  Operating Officer

Tom Allen..................  1998    300,000      25,000            --             6,334
  Executive Vice President   1997    145,833      50,000       105,000             2,171
  and Chief Financial
    Officer

Edward Danduran............  1998    106,016      20,000            --             3,000
  Vice President,
    Controller               1997     67,017          --            --                --

-------------------------
(1) We did not have restricted stock, stock appreciation rights or payouts on long term incentive compensation plans during the periods covered.

(2) Amounts disclosed in the column reflect payments under the incentive provisions of employment agreements which are described under "Employment Agreements and Arrangements."

(3) Amounts disclosed in this column include:
    (a) For Mr. Gealy, a company leased automobile; and
    (b) For Mr. Allen, a signing bonus that was paid upon the closing of acquisitions of KPLR, KWPB, WBXX and KWBQ.

(4) Amounts disclosed in this column include:
    (a) Our contributions under our 401K Savings Plan, a defined contribution plan;
    (b) Reimbursements of COBRA expenses;
    (c) Payments on behalf of the named executives for life insurance; and
    (d) For Mr. Gealy, reimbursement of moving expenses in the amount of $86,251.

(5) For Mr. Kellner, this amount is his consulting fee.

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

     We have entered into a five-year non-exclusive consulting agreement with Mr. Kellner which expires June 30, 2002, and five-year full-time exclusive employment agreements with each of Messrs. Gealy and Allen that expire June 30, 2002. The employment agreements provide for annual compensation reviews by our compensation committee, with stipulated minimum annual adjustments equal to increases in the Consumer Price Index. Mr. Kellner's consulting compensation is set annually on a discretionary basis by the compensation committee.

     As of July 30, 1999, Mr. Kellner's annual consulting fee is $175,000. For the year, beginning January 1, 2000, Mr. Kellner's annual consulting fee will be $250,000. Mr. Kellner is entitled to annual cash bonuses as determined by our compensation committee. In addition, in January 2000, we will pay Mr. Kellner a $1.2 million cash bonus.

     As of July 30, 1999, each of Mr. Gealy's and Mr. Allen's base salary is $300,000. For the year beginning January 1, 2000, each of Mr. Gealy's and Mr. Allen's base salary will be $375,000. Mr. Gealy and Mr. Allen are entitled to annual cash bonuses as determined by our compensation committee. In addition, in January 2000, we will pay each of Mr. Gealy and Mr. Allen a $900,000 cash bonus.

     Mr. Danduran is employed by us pursuant to employment agreement that expires December 31, 2001. The employment agreement requires Mr. Danduran to devote substantially all of his business time to our business and precludes Mr. Danduran from engaging in activities competitive with our business throughout the term of the employment agreement. As of July 30, 1999, Mr. Danduran's base salary is $106,016. Mr. Danduran is entitled to an annual cash bonus as determined by our compensation committee.

1999 STOCK INCENTIVE PLAN

     Before this offering, we had long-term incentive compensation plans in which all general managers and non-founder corporate office executives participated. The awards generally vested in equal thirds on the third, fourth and fifth anniversaries of the effective date of the awards. For 1998, we recorded an expense of $399,000 representing the estimated awards earned during 1998 related to this plan. No amounts are vested and earned portions were converted to discounted options. See "Certain Specific Awards" below for a description of the options granted in lieu of these discounted awards.

     In August 1999, we adopted our 1999 Stock Incentive Plan to provide an additional means to attract, motivate, reward and retain key personnel. The plan gives the administrator the authority to grant different types of stock and cash incentive awards and to select participants. While only stock options and restricted stock awards are contemplated at this time, the other forms of awards that may be granted give us flexibility to structure future incentives. Our employees, officers, directors, and consultants may be selected to receive awards under the plan. The following summary is qualified by reference to the complete plan, which is on file with the SEC.

     Share Limits. A maximum of                shares of our common stock may be
issued under the plan, or approximately      % of our outstanding shares after
giving effect to the public offering. The aggregate number of shares subject to stock options and stock appreciation rights granted under the plan to any one
person in a calendar year can not exceed                shares. The aggregate
number of shares subject to all awards granted under the plan to any one person
in a calendar year cannot exceed                shares. Performance-based awards
payable solely in cash that are granted under the plan to any one person in a
calendar year cannot provide for payment of more than $          .

     Each share limit and award under the plan is subject to adjustment for certain changes in our capital structure, reorganizations and other extraordinary events. Shares subject to awards that are not paid or exercised before they expire or are terminated are available for future grants under the plan.

     Awards. Awards under the plan may be in the form of nonqualified stock options, incentive stock options, stock appreciation rights (SARs), limited stock appreciation rights (these are SARs limited to specific events, such as in a change of control or other special circumstances), restricted stock, performance shares, stock units, stock bonuses, or cash bonuses based on performance. Awards may be granted individually or in combination with other awards. Any cash bonuses and certain types of stock-based performance awards under the plan will depend upon the extent to which performance goals set by the administrator are met during the performance period.

     Awards under the plan generally will be nontransferable, subject to such exceptions (such as a transfer to a family member or to a trust) as authorized by the administrator.

     Nonqualified stock options and other awards may be granted at prices below the fair market value of the common stock on the date of grant. Restricted stock awards can be issued for nominal or the minimum lawful consideration. Incentive stock options must have an exercise price that is at least equal to the fair market value of the common stock (110% of fair market value of the common stock for any owner of more than 10% of our common stock) on the date of grant. These and other awards may also be issued solely or in part for services.

     Administration. The plan will be administered by our board of directors or a committee of directors appointed by the board. Currently, our board has delegated general administrative authority over the plan to our compensation committee.

     The administrator of the plan has broad authority to:

     - designate recipients of awards;

     - determine or modify, subject to any required consent, the terms and provisions of awards, including the price, vesting provisions, terms of exercise and expiration dates;

     - approve the form of award agreements;

     - determine specific objectives and performance criteria with respect to performance awards;

     - construe and interpret the plan; and

     - reprice, accelerate and extend the exercisability or term, and establish the events of termination or reversion of outstanding awards.

     Change of Control. Upon a change of control event, each option and stock appreciation right will become immediately exercisable, restricted stock will immediately vest free of restrictions, and the number of shares, cash or other property covered by each performance award will be issued to the holder of the award, unless our board of directors determines to the contrary. Generally speaking, a change of control event will be triggered under the plan:

     - upon our dissolution or liquidation;

     - in connection with certain mergers or consolidations of ACME Communications, Inc. into or with, or upon a sale of all or substantially all of our assets to another entity (other than one of our affiliates) where our stockholders before the transaction own less than 50% of the surviving entity;

     - if a change in ownership of more than 50% of our outstanding common stock occurs; or

     - if a majority of our board of directors changes, other than through normal appointments and succession, over a period of two years or less.

The administrator of the plan may also provide for alternative settlements (including cash payments) of awards, the assumption or substitution of awards, or other adjustments of awards, in connection with a change of control or other reorganization of ACME Communications, Inc.

     Plan Amendment, Termination and Term. Our board of directors may amend, suspend or discontinue the plan at any time, but no such action will affect any outstanding award in any manner materially adverse to a participant without the consent of the participant. Plan amendments will generally not be submitted to stockholders for their approval unless such approval is required by applicable law.

     The plan will remain in existence as to all outstanding awards until such awards are exercised or terminated. The maximum term of options, SARs and other rights to acquire common stock under the plan is 10 years after the initial date of award, subject to provisions for further deferred payment in certain
circumstances. No award can be granted after             2009.

     Payment for Shares. The exercise price of options or other awards may generally be paid in cash or, subject to certain restrictions, shares of common stock. Subject to any applicable limits, we may finance or offset shares to cover any minimum withholding taxes due in connection with an award.

     Federal Tax Consequences. The current federal income tax consequences of awards authorized under the plan follow certain basic patterns. Generally, awards under the plan that are includable in the income of the recipient at the time of exercise, vesting or payment (such as nonqualified stock options, SARs, restricted stock and performance awards), are deductible by us, and awards that are not required to be included in the income of the recipient (such as incentive stock options) are not deductible by us.

     Generally speaking, Section 162(m) of the Internal Revenue Code provides that a public company may not deduct compensation (except for certain compensation that is commission or performance-based) paid to its chief executive officer or to any of its four other highest compensated officers to the extent that the compensation paid to such person exceeds $1 million in a tax year. The regulations exclude from these limits compensation that is paid pursuant to a plan in effect before the time that a company is publicly held. We expect that compensation paid under the plan will not be subject to Section 162(m) in reliance on this transition rule, as long as such compensation is paid (or stock options, SARs, and/or restricted stock awards are granted) before the earlier of a material amendment to the plan or our annual stockholders meeting in the year 2003.

     In addition, we may not be able to deduct certain compensation attributable to the acceleration of payment and/or vesting of awards in connection with a change of control event should that compensation exceed certain threshold limits under Section 280G of the Internal Revenue Code.

     Non-Exclusive Plan. The plan is not exclusive. Our board of directors (or its delegate), under Delaware law, may grant stock and performance incentives or other compensation, in stock or cash, under other plans or authority.

     Certain Specific Awards. Approximately                shares are subject to
currently outstanding options, and the balance of                shares remain
available for grant purposes.

     The shares covered by currently outstanding options represent the 10-year
stock option grants authorized by our compensation committee on             ,
1999. Of these outstanding options, options for        shares of our common
stock from our discontinued long-term compensation incentive plan have an
exercise price ranging from $       to $       and options to purchase
shares of our common stock have an exercise price equal to the public offering price set forth on the cover of this Prospectus. Each grant is effective upon consummation of this offering. Options with respect to our discontinued
long-term compensation incentive plan vest        and all other options vest in
equal installments over                years.

     We will also grant stock options equal to an aggregate of 12% of our common
stock, after giving effect to this offering                to Mr. Kellner,
               to Mr. Gealy and                to Mr. Allen. The exercise price
will be equal to the price to the public of this offering and will vest in equal installments over four years, starting from the date of this offering.

     In 1998, we established a 401(k) defined contribution plan which covers all eligible employees. Participants in the 401(k) are allowed to make nonforfeitable contributions up to 15% of their annual salary, but may not exceed the annual maximum contribution limitations established by the Internal Revenue Service. We currently match 50% of the amounts contributed by each participant but do not match participant's contributions in excess of 6% of their contribution per pay period. We contributed and expensed $200,000 to the 401(k) in 1998.

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

                             PRINCIPAL STOCKHOLDERS

     The following contains information regarding the beneficial ownership of our common stock for:

     - certain holders or groups of related holders who, individually or as a group, are the beneficial owners of 5% or more of our common stock;

     - the executive officers;

     - each director who beneficially owns shares of our common stock; and

     - our executive officers and directors as a group.

     Because our reorganization will not be completed until after the date of this prospectus, we have calculated the conversion of the limited liability company membership interests into shares of our common stock assuming that the mid-point of the range of offering price per share on the cover of this prospectus will be the actual offering price. Because this table assumes no exercise of the underwriters' over-allotment options, existing stockholders will only sell to the extent the option is exercised, the table below does not reflect any shares they may sell.

                                                                               PERCENTAGE OF COMMON
                                                                          STOCK BENEFICIALLY OWNED(2)(3)
                                           NUMBER      --------------------------------------------------------------------
                                         OF SHARES                 AFTER OFFERING      AFTER OFFERING      AFTER OFFERING
         NAME AND ADDRESS OF            BENEFICIALLY    BEFORE     AT LOWEST POINT      AT MID-POINT      AT HIGHEST POINT
         BENEFICIAL OWNER(1)               OWNED       OFFERING       OF RANGE            OF RANGE            OF RANGE
         -------------------            ------------   --------   -----------------   -----------------   -----------------
Jamie Kellner.........................                   5.27%
Doug Gealy............................                   3.82
Tom Allen.............................                   3.80
Edward Danduran.......................       --             *
James Collis(4)(5)....................                  13.60
Thomas Embrescia(6)...................                   2.82
Brian McNeill(7)(8)...................                  13.60
Michael Roberts.......................                   4.18
Darryl Schall(9)(10)..................                  13.00
BancBoston Ventures Inc.(11)..........                  13.69
Alta Communications(8)................                  13.60
CEA ACME, Inc.(5)(12).................                  15.36
TCW Asset Management Company(11)......                  13.00
Peregrine Capital, Inc.(13)...........                   6.25
Continental Casualty/Loews(14)........                   7.47
All directors and executive officers
  as a group (8 persons)..............

-------------------------
  *  Represents beneficial ownership of less than 1%.

 (1) Unless otherwise noted, the address for each person or entity named below is c/o ACME Communications, Inc. 2101 E. Fourth Street, Suite 202, Santa Ana, California 92705. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

 (2) The relative percentage ownership of our existing stockholders assumes an actual offering price equal to the mid-point of the range of offering price on the cover of this prospectus, and also assumes our conversion from a limited liability company into a C corporation immediately before the closing of this offering. The table below shows the percentage of common stock beneficially owned after this offering: (a) if the offering price
     were $          (the lowest point of the offering price range), (b) if the
     offering price were $          (the mid-point of the offering price range),
     and (c) if the offering price were $          (the highest point of the
     offering price
     range). However, the aggregate number of shares and aggregate percentage ownership of our existing stockholders will not change.

 (3) Assumes the underwriters' over-allotment option is not exercised.

 (4) Includes                shares held by CEA ACME, Inc. Mr. Collis, one of
     our directors, is an Executive Vice President of CEA Management Corp., a corporation formed to manage CEA Capital Partners USA, L.P. and CEA Capital Partners USA CI, L.P. Mr. Collis has no pecuniary interest in and disclaims beneficial ownership of these shares.

 (5) The address for CEA ACME, Inc. is 17 State Street, 35th Floor, New York, NY 10004.

 (6) Includes shares of common stock held by trusts of which Mr. Embrescia is trustee. Mr. Embrescia is deemed to be the beneficial owner of these shares.

 (7) Includes             shares held by entities affiliated with Alta ACME,
     Inc. Mr. McNeill is general partner of Burr, Egan, Deleage & Co. which manages Alta ACME, Inc. Mr. McNeill has no pecuniary interest in and disclaims beneficial ownership of these shares.

 (8) Includes             shares held by Alta Comm VI, LP and        shares held
     by Alta Comm S by S, LLC, affiliates of Alta Communications. The address for Alta Communications is 1 Post Office Square, Suite 3800, Boston, MA 02109.

 (9) Includes                shares held by investment funds that are clients of
     TCW Asset Management Company, L.P., of which Mr. Schall is a Senior Vice President. Mr. Schall has no pecuniary interest in and disclaims beneficial ownership of these shares.

(10) Includes             shares held by investment funds that are clients of
     TCW Asset Management Company. The address for TCW Asset Management Company is 11100 Santa Monica Boulevard, Suite 2000, Los Angeles, CA 90025.

(11) Includes             shares held by investment funds that are clients of
     BancBoston Ventures Inc. The address for BancBoston Ventures Inc. is 100 Federal Street, Boston, MA 02110.

(12) Includes           shares held by ACME Capital Partners. CEA ACME, Inc. is
     the managing general partner of ACME Capital Partners and disclaims beneficial ownership of these shares.

(13) The address for Peregrine Capital, Inc. is 9725 SW Beaverton-Hillsboro Hwy., Suite 350, Beaverton, OR 97005-3366.

(14) The address for Continental Casualty/Loews is 667 Madison Ave., 7th Fl., New York, NY 10021.

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

                              CERTAIN TRANSACTIONS

THE WB TELEVISION NETWORK

     Our stations have entered into affiliation agreements and, from time to time, related marketing arrangements with The WB Network. Mr. Kellner is an owner and the Chief Executive Officer of The WB Network. We believe that the terms of each of these affiliation agreements or marketing agreements are or were at least as favorable to us or our affiliates as those that could be obtained from an unaffiliated party.

AGREEMENTS WITH VARIOUS SELLERS OF STATIONS

     Pursuant to an agreement among Koplar Communications Inc. (the company from which we acquired KPLR), Roberts Broadcasting, and its owners, Michael Roberts and his brother Steven Roberts, Roberts Broadcasting cannot (a) transfer its license for WHSL, East St. Louis, Illinois, (b) commit any programming time of the station for commercial programming or advertising or (c) enter into a local marketing agreement with respect to such station until June 1, 2000. If the current affiliation agreement for WHSL is terminated, the substitute format must be substantially similar to the current home shopping network format or, in the alternative, an infomercial format. The annual payment under the agreement was $200,000 in each of 1995, 1996 and 1997 and subsequent to our acquisition of KPLR, we paid $300,000 in each of 1998 and 1999. Both Michael and Steven Roberts are stockholders of our Company and Michael Roberts is one of our directors.

     In connection with our stations in Utah and New Mexico, we entered into long-term agreements to lease studio facilities and/or transmission tower space from an affiliate of Michael and Steven Roberts. These leases have terms of approximately fifteen years and provide for monthly payments aggregating approximately $25,000, subject to adjustment based on the Consumer Price Index. In addition, upon consummation of this offering, entities affiliated with Michael and Steven Roberts have the option to purchase the studio building in Albuquerque from us at its original cost and to lease it back to us at fair market value.

     In connection with our purchase of KWBP in June 1997, Peregrine Capital, Inc., one of our stockholders, acquired 4,400 membership units in our predecessor, ACME Television Holdings, LLC as part of the purchase price for KWBP. In addition, we loaned the seller of KWBP, an affiliate of Peregrine Capital, approximately $119,000. This loan was repaid in July 1999. In January 1998, we purchased the construction permit for KWBQ (formerly KAOU) from an affiliate of Michael Roberts and Steven Roberts for $10,000. In connection with our purchase of WTVK in June 1998, Thomas Embrescia, one of our directors and stockholders, acquired 2,062.5 membership units in our predecessor, ACME Television Holdings, LLC, as part of the purchase price for WTVK. In connection with our purchase of KUPX, one of our directors, Michael Roberts and Steven Roberts, each acquired 3,000 membership units in our predecessor, ACME Television Holdings, LLC, as part of the purchase price for KUPX in December 1998. In addition, in December 1998, we loaned Michael Roberts and Steven Roberts $4.0 million, in connection with the purchase of KUPX. This loan was repaid in connection with the closing of the KUPX sale in February 1999.

AGREEMENTS WITH OTHER STOCKHOLDERS AND DIRECTORS

     On October 1, 1997, in connection with our acquisition of KWBP, we paid CEA, Inc., an affiliate of one of our stockholders, CEA Capital Partners, a broker's fee of approximately $176,000. On the same day, we paid CEA, Inc., $132,000 in connection with the purchase of

KBXX, $25,000 in connection with the purchase of the construction permit for KWBQ (formerly KAOU), $45,000 in connection with the purchase of the construction permit for KUPX (formerly KZAR) and $889,000 in connection with the purchase of KPLR, as broker's fees in each of the transactions. Additionally, in connection with the recent acquisition of WBUI, WIWB and WBDT, we paid CEA, Inc. a broker's fee of $125,000. CEA, Inc. also received compensation from the seller in connection with the purchase of WBUI, WIWB and WBDT. One of our directors, Mr. Collis, is an officer of an affiliate of CEA Capital Partners.

     In June and September 1997, we issued 10% convertible debentures with the right to convert into 24,775,970 membership units in our predecessor, ACME Television Holdings, LLC, to affiliates of Alta Communications, Banc Boston, CEA Capital Partners and TCW Asset Management Company, each of which are stockholders in our company. Another of our directors, Mr. Schall, is an officer of an affiliate of TCW Asset Management Company.

     In connection with the sale of the 12% senior secured notes in September 1997, we paid CEA, Inc. $165,622 in financing fees and $527,378 in connection with the sale of the 10 7/8% senior discount notes. Additionally, in connection with each of the June and September 1997 issuances of membership units and 10% convertible debentures, we paid CEA, Inc. a financing fee of $440,000 and $1.1 million.

     In February 1999, we exercised our option to purchase the property where the KWBP corporate office is located for $1.5 million from an affiliate of Peregrine Holdings. Before the purchase we leased the property from the same affiliate, from which we purchased KWBP.

     We believe that the terms of each of the foregoing transactions are or were at least as favorable to us or our affiliates as those that could be obtained from an unaffiliated party.

FORMATION TRANSACTIONS

     In June 1997, we issued to each of Mr. Kellner, Mr. Gealy and Mr. Allen membership units with a preferential return at 2.0 times the rate of return on all non-founder membership units. Mr. Kellner acquired 290 membership units, Mr. Gealy acquired 160 membership units and Mr. Allen acquired 150 membership units, all at $1,000 per unit. In June and September 1997, we issued 1,342.5 membership units, all at $1,000 per unit, to affiliates of BancBoston, CEA Capital Partners, Alta Communications, ACME Capital Partners and TCW Asset Management Company with a preferential return at 1.5 times the rate of return on all non-founder membership units.

     Also in connection with our formation, we issued to Mr. Kellner an additional 40 management carry units, to Mr. Gealy 30 management carry units and to Mr. Allen 30 management carry units in consideration for services to us.

BRIDGE LOAN

     On April 23, 1999, to finance in part the acquisition of WBDT, WIWB and WBUI affiliates of certain of our stockholders, Alta Communications, TCW Asset Management Company, BancBoston and CEA Capital Partners made a $15.0 million loan to us. Interest on the loan accrues beginning at 22.5% per year and escalates quarterly after six months and is due in April 2002. We anticipate that we will use the proceeds of this offering to repay the investors in full for the loan. Three of our directors are officers of entities making the loans. Brian McNeill is an officer of an affiliate of Alta Communications, Darryl Schall is an officer of an affiliate of TCW Asset Management Company and James Collis is an officer of an affiliate of CEA Capital Partners.

KWBQ OPTION

     In connection with the closing of the KASY purchase and the KWBQ sale, we anticipate that Ramar Communications will grant Montecito Communications, LLC, a limited liability company owned entirely by Messrs. Kellner, Gealy and Allen, an option to purchase KWBQ for an exercise price of $100,000. We anticipate that Montecito will assign the option to us immediately after the closing of the sale of KWBQ. We anticipate that the closing of these transactions will take place in the third quarter of 1999.

REGISTRATION RIGHTS

     Before completion of this offering, we will enter into an amended and restated registration rights agreement with all of our existing stockholders on substantially the same terms as our current registration rights agreements described below.

  Rights of ACME Television Holdings, LLC Unitholders

     We have entered into a Registration Rights Agreement with some of our existing investors. At any time after the earlier to occur of (a) June 30, 2002 or (b) 180 days after the consummation of this offering, a majority in interest of these holders may demand that we file a registration statement under the Securities Act covering all or a portion of the securities of ours held by them. However, the securities to be registered must have an anticipated aggregate public offering price of at least $7.5 million. These holders can effect two such demand registrations.

     When we are eligible to use a Registration Statement on Form S-3 to register an offering of our securities, these stockholders may request that we file a registration statement on Form S-3, covering all or a portion of securities of ours held by them, provided that the aggregate public offering price is at least $2.0 million. These stockholders can request that we file one S-3 registration statement per year.

     These registration rights will be subject to our right to delay the filing of a registration statement, not more than once in any 12-month period, for not more than 90 days.

     In addition, these stockholders will have certain "piggyback" registration rights. If we propose to register any common stock under the Securities Act, other than pursuant to the registration rights noted above, these stockholders may require us to include all or a portion of their securities in such registration. However, the managing underwriter, if any, of any such offering has certain rights to limit the number of registrable securities proposed to be
included in such registration.                ,                and
               have exercised these rights in connection with this offering.

     We would bear all registration expenses incurred in connection with these registrations. The stockholders would pay all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of its securities.

     The registration rights of these stockholders under the registration rights agreement terminate when that entity may transfer its securities under rule 144 promulgated under the Securities Act or have otherwise been transferred.

  Rights of Holders of Membership Units Issued September 1997

     In September 1997, ACME Intermediate privately placed 71,634 units consisting of the 12% senior secured notes and membership units in ACME Intermediate, pursuant to which certain investors acquired approximately 6% of the membership interests of ACME Intermediate. Concurrently, an affiliate of TCW Asset Management Company acquired convertible debentures and preferred membership units issued by one of our subsidiaries which are convertible into membership units representing approximately 2% of the membership interests in ACME Intermediate. In conjunction with the September 1997 private placement, we entered into the membership unitholders agreement, dated

September 27, 1997 with CIBC Wood Gundy Securities Corp. which provides the purchasers of the membership units and convertible securities with certain registration rights. As described in the section entitled "The Reorganization" we will exchange shares of our common stock for these interests in ACME Intermediate. At any time after the consummation of this offering, holders of 25% of the common stock issued in exchange for the securities related to ACME Intermediate may demand that we file a registration statement under the Securities Act covering all or a portion of their shares of our common stock. These holders can effect two such demand registrations.

     In addition, these holders will have certain "piggyback" registration rights. If we propose to register any common stock under the Securities Act, other than pursuant to the registration rights noted above, these holders may require us to include all or a portion of their securities in such registration. However, the managing underwriter, if any, of such offering has certain rights to limit the number of registrable securities proposed to be included in such
registration.                ,                and                have exercised
these rights in connection with this offering.

     The holders making the demand would bear all registration expenses incurred in connection with any demand registrations and we would bear all registration expenses incurred with any other registrations. The holders would pay all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of its securities.

                               THE REORGANIZATION

     Immediately before the closing of the offering, we will complete the reorganization described below. Before the following steps may be completed, we must receive FCC approval, for which we have filed the necessary application.

     First, a subsidiary of ACME Communications, Inc. will merge into ACME Television Holdings, LLC. In this merger, ACME Television Holdings, LLC's membership units will be exchanged for shares of common stock of ACME Communications. After this merger, ACME Communications will own 100% of the membership units of ACME Television Holdings, LLC.

     Second, ACME Communications will issue common stock in exchange for all of the convertible debentures of ACME Television Holdings, LLC.

     Third, ACME Subsidiary Holdings, LLC, a wholly-owned subsidiary of ACME Television Holdings, LLC, will be merged into ACME Communications, which will be the surviving corporation.

     As a result of the mergers, ACME Communications will acquire membership units representing approximately 92% of ACME Intermediate, which were held by ACME Subsidiary Holdings, LLC and ACME Television Holdings, LLC.

     Fourth, ACME Communications will exchange shares of its common stock for
(a) membership units representing approximately 6% of ACME Intermediate and (b) all of the convertible debentures and preferred membership units of another subsidiary of ACME Television Holdings, LLC that owns approximately 2% of ACME Intermediate, thereby acquiring 100% of ACME Intermediate.

     Lastly, our board of directors will effect a stock split in the form of a
stock dividend to our stockholders so that we will have           shares
outstanding immediately before this offering.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Immediately before the closing of this offering, our authorized capital stock will consist of 50,000,000 shares of common stock, $0.01 par value and 10,000,000 shares of preferred stock, $0.01 par value.

     As of March 31, 1999, assuming the conversion of our business form into a C corporation, and the simultaneous conversion of limited liability company membership interests into shares of common stock, there were outstanding shares of common stock, each with a par value of $0.01, held of
record by                stockholders.

COMMON STOCK

     Subject to the preferences of any preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of legally available assets as and when determined by our board. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Our certificate of incorporation does not authorize cumulative voting for the election of our directors, which means that the holders of a majority of the shares voted can elect all of our directors then standing for election. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors. Each outstanding share of our common stock is, and all shares of our common stock to be outstanding upon completion of this offering will be upon payment therefor, duly and validly issued, fully paid and nonassessable.

PREFERRED STOCK

     Our board is authorized, subject to any limitations prescribed by Delaware law, to issue preferred stock in one or more series. Our board can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions thereon.

     Our board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, under certain circumstances, have the effect of delaying, deferring or preventing a change of control of our company. We have no current plan to issue any shares of preferred stock.

CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS

     Advance Notice. Our bylaws provide that advance notice of all director nominations or other business matters proposed to be brought before an annual meeting of our stockholders be delivered to our secretary at our corporate office not later than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. This provision may make it more difficult for stockholders to nominate or elect directors or take action opposed by the board.

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

     Special Meetings. Our bylaws provide that special meetings of the stockholders may be called only by the board of directors, the chairman of the board of directors or the president. This provision may make it more difficult for stockholders to take action opposed by the board.

     No Stockholder Action by Written Consent. Our certificate of incorporation provides that stockholders can take action only at an annual or special meeting of stockholders duly called in accordance with our bylaws. Accordingly, our stockholders will not be able to take action by written consent in lieu of a meeting. This provision may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

     Indemnification of Directors and Officers. Our certificate of incorporation and bylaws provide a right to indemnification to the fullest extent permitted by law for expenses, attorney's fees, damages, punitive damages, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by any person whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in our right by reason of the fact that such person is or was serving as a director or officer at our request, as a director, officer, partner, venturer, proprietor, employee, agent, or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Our certificate of incorporation and bylaws provide for the advancement of expenses to an indemnified party upon receipt of an undertaking by the party to repay those amounts if it is finally determined that the indemnified party is not entitled to indemnification. In addition, we have entered into indemnification agreements with each of our directors and executive officers.

     Our bylaws authorize us to take steps to ensure that all persons entitled to the indemnification are properly identified and indemnified, including, if the board of directors so determines, purchasing and maintaining insurance.

FOREIGN OWNERSHIP RESTRICTIONS

     Our certificate of incorporation includes provisions designed to ensure that our control and management remains with citizens of the United States and/or corporations formed under the laws of the United States or any of the states of the United States, as required by the Communications Act.

     These provisions include restrictions on transfers of our capital stock by an "Alien." For the purpose of these restrictions, an Alien is (a) a person who is a citizen of a country other than the United States; (b) any entity organized under the laws of a government other than the government of the United States or any state, territory, or possession of the United States; (c) a government other than the government of the United States or of any state, territory, or possession of the United States, or (d) a representative of, or an individual or entity controlled by, any of the foregoing.

     Specifically, our foreign ownership restrictions provide:

     - We shall not issue to an Alien any shares of our capital stock if such issuance would result in the total number of shares of such capital stock held or voted by Aliens (or for or by the account of Aliens) to exceed 25% of (a) the total number of all shares of such capital stock outstanding at any time and from time to time or (b) the total voting power of all shares of such capital stock outstanding and entitled to vote at any time and from time to time. We shall not permit the transfer on our books of any capital stock to any Alien that would result in the total number of shares of such capital stock held or voted by Aliens (or for or by the account of Aliens) exceeding such 25% limits.

     - No Alien or Aliens, individually or collectively, shall be entitled to vote or direct or control the vote of more than 25% of (a) the total number of all shares of our capital stock outstanding at any time and from time to time or (b) the total voting power of all shares of our capital stock outstanding and entitled to vote at any time and from time to time. Issuance or transfer of our capital stock in violation of this provision is prohibited.

     Our board of directors shall have all powers necessary to implement these provisions of our certificate of incorporation and to ensure compliance with the alien ownership restrictions (the "Alien Ownership Restrictions") of the Communications Act, including, without limitation, the power to prohibit the transfer of any shares of our capital stock to any Alien and to take or cause to be taken such action as it deems appropriate to implement such prohibition, including placing a legend regarding restrictions on foreign ownership of the capital stock on certificates representing such capital stock.

     In addition, any shares of our capital stock determined by the board of directors to be owned beneficially by an Alien or Aliens shall always be subject to redemption by us by action of the board of directors or any other applicable provision of law, to the extent necessary, in the judgment of the board of directors, to comply with the Alien Ownership Restrictions. The terms and conditions of such redemption are as follows:

     - the redemption price shall be equal to the lower of (a) the fair market value of the shares to be redeemed, as determined by the board of directors in good faith, and (b) such Alien's purchase price for such shares;

     - the redemption price may be paid in cash, securities or any combination thereof;

     - if less than all the shares held by Aliens are to be redeemed, the shares to be redeemed shall be selected in any manner determined by the board of directors to be fair and equitable;

     - at least 10 days' prior written notice of the redemption date shall be given to the holders of record of the shares selected to be redeemed (unless waived in writing by any such holder), provided that the redemption date may be the date on which written notice shall be given to holders if the cash or securities necessary to effect the redemption shall have been deposited in trust for the benefit of such holders and subject to immediate withdrawal by them upon proper surrender;

     - from and after the redemption date, the shares to be redeemed shall cease to be regarded as outstanding and any and all rights of the holders in respect of the shares to be redeemed or attaching to such shares of whatever nature (including without limitation any rights to vote or participate in dividends declared on capital stock of the same class or series as such shares) shall cease and terminate, and the holders thereof thereafter shall be entitled only to receive the cash or securities payable upon redemption; and

     - such other terms and conditions as the board of directors shall determine.

CERTAIN PROVISIONS OF DELAWARE LAW

     We are a Delaware corporation and are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of our voting stock.

VOTING AGREEMENT

     Messrs. Kellner, Gealy and Allen and affiliates of Alta Communications, BancBoston, CEA Capital and TCW Asset Management Company will enter into a voting agreement that will become effective upon the completion of this offering. Under this agreement, the parties will vote for the election to our board of three individuals designated by Messrs. Kellner, Gealy and Allen and three individuals designated by the four institutional investors. In each case, the designations are subject to reasonable approval of the group that has not made the designations. The parties to the agreement will collectively hold
approximately      % of our common stock, and the institutional investors as a
separate group will own approximately    % following completion of this
offering. As the institutional investors' aggregates percentage ownership decreases, the number of board members they will be able to designate will decline. In any event, this agreement will expire two years from the closing of this offering.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for our common stock is U.S. Stock Transfer Corporation.

LISTING

     We have applied to list our common stock on the Nasdaq National Market under the trading symbol "ACME."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, we will have             shares of common
stock outstanding (assuming that the underwriters do not exercise their
over-allotment option). The             shares of common stock to be sold by us
in this offering will be freely tradeable without restriction or limitation under the Securities Act, except for shares held by our "affiliates," as defined under Rule 144 of the Securities Act. Shares of common stock held by our affiliates may be sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. Our directors, executive officers and our existing stockholders have agreed not to sell, directly or indirectly, any shares owned by them for a period of 180 days after the date of this prospectus without the prior written consent of Deutsche Bank Securities Inc. See "Underwriting." Upon the expiration of this 180 day lock-up period, substantially all of these shares will become eligible for sale, subject to the restrictions of Rule 144.

RULE 144

     In general, under Rule 144, a person, or persons whose shares are aggregated, who has beneficially owned shares for at least one year, including our affiliates, would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of 1% of the then-outstanding shares of common stock and the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Securities and Exchange Commission, provided certain manner of sale and notice requirements and requirements as to the availability of current public information about us are satisfied. A holder of "restricted securities" who is not deemed an affiliate of the issuer and who has beneficially owned shares for at least two years would be entitled to sell shares under Rule 144(k) without regard to these limitations. Our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to publicly sell shares of common stock. As defined in Rule 144, an "affiliate" of an issuer is a person who, directly or indirectly, through the use of one or more intermediaries controls, or is controlled by, or is under common control with, such issuer.

RULE 701

     In general, under Rule 701, any of our employees, consultants or advisors who purchases or receives shares from us in connection with a compensatory option plan will be eligible to resell their shares beginning 90 days after the date of this prospectus. Non-affiliates will be able to sell their shares subject only to the manner-of-sale provisions of Rule 144. Affiliates will be able to sell their shares without compliance with the holding period requirements of Rule 144.

REGISTRATION RIGHTS

     Upon completion of this offering, the holders of                shares of
our common stock will be entitled to rights with respect to the registration of their shares under the Securities Act. See "Certain Transactions -- Registration Rights." Except for shares purchased by affiliates, registration of their shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration.

STOCK OPTIONS

     Immediately after this offering, we intend to file a registration statement under the Securities Act covering the shares of common stock reserved for issuance upon exercise of outstanding options. The registration statement is expected to be filed and become effective as soon as practicable after the closing of this offering. Accordingly, shares registered under the registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market beginning 180 days after the effective date of the registrant statement of which this prospectus is a part.

                  CERTAIN U.S. FEDERAL TAX CONSIDERATIONS FOR
                        NON-U.S. HOLDERS OF COMMON STOCK

     The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of common stock by a beneficial owner thereof that is a "Non-U.S. Holder." A "Non-U.S. Holder" is a person or entity that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership, or a foreign estate or trust.

     This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), and administrative interpretations as of the date hereof, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to Non-U.S. Holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders should consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

DIVIDENDS

     Subject to the discussion below, dividends paid to a Non-U.S. Holder of common stock generally will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. For purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an income tax treaty, we ordinarily will presume that dividends paid on or before December 31, 1999 to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted.

     Under United States Treasury Regulations issued on October 6, 1997, which are applicable to dividends paid after December 31, 2000 (the "New Regulations"), to obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder will generally be required to provide an Internal Revenue Service Form W-8 certifying such Non-U.S. Holder's entitlement to benefits under a treaty. The New Regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or those holding an interest in that entity.

     There will be no withholding tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States if a Form 4224 stating that the dividends are so connected is filed with us. Instead, the effectively connected dividends will be subject to regular U.S. income tax in the same manner as if the Non-U.S. Holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" that is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) of the non-U.S. corporation's effectively connected earnings and profits, subject to certain adjustments. Under the New Regulations, Form W-8 will replace Form 4224.

     Generally, we must report to the U.S. Internal Revenue Service the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or certain other agreements, the U.S. Internal Revenue Service may make such reports available to tax authorities in the recipient's country of residence.

     Dividends paid to a Non-U.S. Holder at an address within the United States may be subject to backup withholding imposed at a rate of 31% if the Non-U.S. Holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and certain other information.

     Under current United States federal income tax law, backup withholding imposed at a rate of 31% generally will not apply to dividends paid on or before December 31, 2000 to a Non-U.S. Holder at an address outside the United States (unless the payer has knowledge that the payee is a U.S. Person). Under the New Regulations, however, a Non-U.S. Holder will be subject to backup withholding unless applicable certification requirements are met.

GAIN ON DISPOSITION OF COMMON STOCK

     A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of common stock unless (i) the gain is effectively connected with a trade or business of such holder in the United States, (ii) in the case of certain Non-U.S. Holders who are non-resident alien individuals and hold the common stock as a capital asset, such individuals are present in the United States for 183 or more days in the taxable year of the disposition, (iii) the Non-U.S. Holder is subject to a tax pursuant to the provisions of the Code regarding the taxation of U.S. expatriates, or (iv) we are or have been a "U.S. real property holding corporation" within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. We are not, and do not anticipate becoming, a U.S. real property holding corporation.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING ON DISPOSITION OF COMMON STOCK

     Under current United States federal income tax law, information reporting and backup withholding imposed at a rate of 31% will apply to the proceeds of a disposition of common stock by a non-corporate holder through a U.S. office of a broker unless the disposing holder certifies as to its non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, unless the broker has documentary evidence that the holder is a Non-U.S. Holder, U.S. information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds where the transaction is effected outside the United States by or through an office outside the United States of a broker that is either (i) a U.S. person, (ii) a foreign person which derives 50% or more of its gross income for certain periods form the conduct of a trade or business in the United States, (iii) a "controlled foreign corporation" for U.S. federal income tax purposes or (iv) in the case of payments made after December 31, 2000, a foreign partnership with certain connections to the United States, unless such broker has documentary evidence in its files of the holder's non-U.S. status and has no actual knowledge to the contrary or unless the holder establishes an exemption.

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the U.S. Internal Revenue Service.

FEDERAL ESTATE TAX

     An individual Non-U.S. Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the common stock will be required to include the value thereof in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

                                  UNDERWRITING

     We intend to offer our common stock in the United States and Canada through a number of underwriters. Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and CIBC World Markets Corp. are acting as representatives (the "U.S. Representatives") of each of the underwriters named below (the "U.S. Underwriters"). Subject to the terms and conditions set forth in an underwriting agreement (the "U.S. Underwriting Agreement") among us and the U.S. Representatives on behalf of the U.S. Underwriters, we have agreed to sell to the U.S. Underwriters, and each of the U.S. Underwriters severally and not jointly has agreed to purchase from us, the number of shares of common stock set forth opposite its name below.

                                                               NUMBER
                        UNDERWRITER                           OF SHARES
                        -----------                           ---------
Deutsche Bank Securities Inc. ..............................
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........
Morgan Stanley & Co. Incorporated...........................
CIBC World Markets Corp.....................................
                                                              --------
  Total
                                                              ========

     We intend to offer our common stock outside of the United States and Canada. Deutsche Bank AG London, Merrill Lynch International, Morgan Stanley & Co. International Limited and CIBC World Markets International Limited are acting as representatives (the "International Representatives" and together with the U.S. Representatives, the "Representatives") for certain international underwriters (collectively, the "International Underwriters", and together with the U.S. Underwriters, the "Underwriters"). Subject to the terms and conditions set forth in the international underwriting agreement (the "International Underwriting Agreement") between us and the International Representatives on behalf of the International Underwriters, and concurrently with the sale of shares of common stock to the U.S. Underwriters pursuant to the U.S. Underwriting Agreement, we have agreed to sell to the International Underwriters, and each of the International Underwriters severally and not
jointly has agreed to purchase from us, an aggregate of           shares of
common stock. The public offering price per share of common stock and the underwriting discount per share of common stock are identical under the U.S. Underwriting Agreement and the International Underwriting Agreement.

     Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the two offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of our common stock, directly or indirectly, only in the U.S. (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States"), in Canada and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or (b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters has agreed pursuant to the Agreement Between that, as a part of the distribution of the shares offered as a part of the international offering, and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of common stock in the United States or to any U.S. persons or to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons, and
(ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

     Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of common stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.

     In the U.S. Underwriting Agreement and the International Underwriting Agreement, the several U.S. Underwriters and International Underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of common stock being sold pursuant to each such agreement if any of the shares of common stock being sold under the terms of such agreement are purchased. In a default by an underwriter, the U.S. Underwriting Agreement and the International Underwriting Agreement provide that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the such agreements may be terminated. The closing with respect to the sale of shares of common stock to be purchased by the U.S. Underwriters and the International Underwriters are conditioned upon one another.

     We have agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect of those liabilities.

     The shares of common stock are being offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to consummation of the reorganization, approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

     The Representatives have advised us that the Underwriters propose initially to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus, and to certain dealers at
such price less a concession not in excess of $          per share of common
stock. The Underwriters may allow, and such dealers may reallow, a discount not
in excess of $          per share of common stock on sales to certain other
dealers. After the initial public offering, the public offering price, concession and discount may change.

     The following table shows the per share and total public offering price, underwriting discount to be paid by us to the Underwriters and the proceeds before expenses to us. This information is presented assuming either no exercise or full exercise by the Underwriters of the over-allotment option.

                                              PER SHARE   WITHOUT OPTION   WITH OPTION
                                              ---------   --------------   -----------
Public offering price.......................    $              $              $
Underwriting discount.......................    $              $              $
Proceeds, before expenses, to ACME..........    $              $              $
Proceeds, before expenses, to the selling
  stockholders..............................    $              $              $

     The expenses of the offering, exclusive of underwriting discounts, include the Securities and Exchange Commission registration fee, the National Association of Securities Dealers filing fee, the Nasdaq National Market listing fee, printing expenses, legal fees and expenses, accounting fees and expenses, road show expenses, Blue Sky fees and expenses, transfer agent and registrar fees and other miscellaneous fees. The expenses of the offering, exclusive of
the underwriting discount, are estimated at $          and are payable by us.

OVER-ALLOTMENT OPTION

     We and the selling stockholders have granted an option to the Underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an
aggregate of        additional shares of our common stock at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The Underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of our common stock offered hereby. To the extent that the Underwriters exercise this option, each Underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of our common stock proportionate to such underwriter's initial amount reflected in the foregoing table.

RESERVED SHARES

     At our request, the Underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares offered hereby to be sold to some of our directors, officers, employees, business associates and related persons. The number of shares of our common stock available for sale to the general public will be reduced to the extent that those persons purchase the reserved shares. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

LOCK-UP

     We and our executive officers and directors and all existing stockholders have agreed, for a period of 180 days after the date of this prospectus, not to offer, sell, contract to sell, loan, pledge, grant any option to purchase, make any short sale or otherwise dispose of (1) any shares of our common stock, (2) any options or warrants to purchase any shares of our common stock, or (3) any securities convertible into, exchangeable for or that represent the right to receive shares of our common stock. Certain gifts, transfers to trusts, and distributions to partners or shareholders of a stockholder are permitted where the transferee agrees to be similarly bound. Transfers may also be made where Deutsche Bank Securities Inc. on behalf of the Underwriters consents in advance.

     Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us and the Representatives. The factors considered in determining the initial public offering price, in addition to prevailing market conditions, are the valuation multiples of publicly traded companies that the Representatives believe to be comparable to us, certain of our financial information, our history, our prospects, the industry in which we compete, and an assessment of our management, its past and present operations, the prospects for, and timing of, our future revenue, the present state of our development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours. There can be no assurance that an active trading market will develop for our common stock or that our common stock will trade in the public market subsequent to the offering at or above the initial public offering price.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

     Until the distribution of our common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase our common stock. As an exception to these rules, the Representatives are permitted to engage in transactions that stabilize the price of our common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

     If the Underwriters create a short position in our common stock in connection with the offering, that is, if they sell more shares of our common stock than are set forth on the cover page of this prospectus, the Representatives may reduce that short position by purchasing our common stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The Representatives may also impose a penalty bid on underwriters and selling group members. This means that if the Representatives purchase shares of our common stock in the open market to reduce the Underwriters' short position or to stabilize the price of our common stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of our common stock to the extent that it discourages resales of our common stock.

     Neither ACME nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither ACME nor any of the Underwriters makes any representation that the representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

CERTAIN RELATIONSHIPS AND ARRANGEMENTS

     Canadian Imperial Bank of Commerce ("CIBC"), an affiliate of CIBC Word Markets Corp. and CIBC World Markets International Limited, is a primary lender and the agent under our credit agreement. We pay CIBC a commitment fee on the unused portion of the its commitment as a lender under our credit agreement; CIBC also receives a fee for its services as administrative agent. As a lender, CIBC may receive more than 10% of the net proceeds of this offering to repay debt under our credit agreement. Under the Conduct Rules of the National Association of Securities Dealers, Inc., special considerations apply where a "member" or "person associated with a member" (as defined by the NASD) participating in an offering is paid more than 10% of the net proceeds. Accordingly, this offering is being made pursuant to Rule 2710(c)(8) of the NASD's Conduct Rules, in conjunction with which Deutsche Bank Securities Inc., a Representative, is acting as a "qualified independent underwriter" in pricing this offering, preparing this prospectus and conducting due diligence.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the shares of our common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of our common stock are effected. Accordingly, any resale of our common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Canadian purchasers are advised to seek legal advice prior to any resale of our common stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of our common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The shares of our common stock being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of our directors and officers as well as the experts named in this prospectus may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or such persons. All or a substantial portion of our assets and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or such persons in Canada or to enforce a judgment obtained in Canadian courts against us or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of shares of our common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any of our common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of all shares of our common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of our common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in our common stock in their particular circumstances and with respect to the eligibility of our common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     O'Melveny & Myers LLP, Newport Beach, California will pass upon the validity of the shares of common stock offered by this prospectus. Irell & Manella LLP, Los Angeles, California will pass upon certain legal matters for the underwriters.

                                    EXPERTS

     The consolidated financial statements and schedules of ACME Communications, Inc. as of December 31, 1998 and 1997, and for each of the years in the two-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Koplar Communications, Inc. for each of the years in the two-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Channel 32, Incorporated for each of the years in the two-year period ended June 30, 1996, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. As permitted by the rules and regulations of the SEC, this prospectus, which is part of the registration statement, omits certain information included in the registration statement and the exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and the common stock offered by this prospectus, reference is made to our registration statement and its exhibits and schedules. Statements contained in this prospectus concerning the contents of any contract or any other document referred to in the prospectus are not necessarily complete. In each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

     We file reports and other information with the Securities and Exchange Commission. Such reports and other information, as well as a copy of the registration statement may be inspected without charge at the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. In addition, registration statements and certain other filings made with the SEC through its Electronic Data Gathering, Analysis and Retrieval system, including our registration statement and all exhibits and amendments to our registration statement, are publicly available through the SEC's Web site at http://www.sec.gov.

     Upon approval of our common stock for listing on the Nasdaq National Market, such reports, proxy and information statements and other information may also be inspected at the office of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
ACME COMMUNICATIONS, INC. AND SUBSIDIARIES
Report of KPMG LLP, Independent Auditors....................    F-2
Consolidated Balance Sheets as of December 31, 1997 and 1998
  and March 31, 1999 (unaudited)............................    F-3
Consolidated Statements of Operations for each of the years
  in the two-year period ended December 31, 1998 and the
  three months ended March 31, 1998 and 1999 (unaudited)....    F-4
Consolidated Statements of Stockholders' Equity (Deficiency)
  for each of the years in the two-year period ended
  December 31, 1998 and the three months ended March 31,
  1999 (unaudited)..........................................    F-5
Consolidated Statements of Cash Flows for each of the years
  in the two-year period ended December 31, 1998 and the
  three months ended March 31, 1998 and 1999 (unaudited)....    F-6
Notes to Consolidated Financial Statements..................    F-7

KOPLAR COMMUNICATIONS, INC. AND SUBSIDIARY
Report of KPMG LLP, Independent Auditors....................   F-23
Consolidated Statements of Operations for each of the years
  in the two-year period ended December 31, 1997............   F-24
Consolidated Statements of Cash Flows for each of the years
  in the two-year period ended December 31, 1997............   F-25
Notes to Financial Statements...............................   F-26

CHANNEL 32 INCORPORATED
Report of KPMG LLP, Independent Auditors....................   F-35
Statements of Operations for each of the years in the
  two-year period ended June 30, 1996 and the period from
  July 1, 1996 to June 17, 1997 (unaudited).................   F-36
Statements of Cash Flows for each of the years in the
  two-year period ended June 30, 1996 and the period from
  July 1, 1996 to June 17, 1997 (unaudited).................   F-37
Notes to Financial Statements...............................   F-38

     When the Reorganization referred to in note 14 has been consummated, we will be in a position to render the following report.

                                          /s/ KPMG LLP

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
ACME Communications, Inc.:

     We have audited the accompanying consolidated balance sheets of ACME Communications, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations and stockholders' equity (deficiency) and cash flows for the years ended December 31, 1998 and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ACME Communications, Inc. and subsidiaries as of December 31, 1998 and 1997 and the results of operations and cash flows for each of the years then ended, in conformity with generally accepted accounting principles.

Los Angeles, California
July 28, 1999, except as to
  note 14, which is as of
              , 1999

                   ACME COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                               AS OF DECEMBER 31,        AS OF
                                                              --------------------     MARCH, 31
                                                                1997        1998         1999
                                                              --------    --------    -----------
                                                                                      (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents.................................  $  8,824    $  1,001     $    954
  Accounts receivable, net..................................       888      10,840        9,245
  Current portion of program rights.........................       614       6,357        6,591
  Prepaid expenses and other current assets.................     3,121         416          645
                                                              --------    --------     --------
     Total current assets...................................    13,447      18,614       17,435
Property and equipment, net.................................     7,346      16,441       18,420
Program rights, net of current portion......................       587       8,046        6,858
Deposits....................................................   143,000          37          616
Deferred income taxes.......................................        --       3,811        3,811
Intangible assets, net......................................    36,004     222,987      229,528
Other assets................................................    20,091      18,146       14,234
                                                              --------    --------     --------
     Total assets...........................................  $220,475    $288,082     $290,902
                                                              ========    ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current Liabilities:
  Accounts payable..........................................  $  3,363    $  4,425     $  3,187
  Accrued liabilities.......................................       651       4,210        7,373
  Current portion of program rights payable.................       653       7,649        6,913
  Current portion of obligations under lease................       292       1,273        1,304
                                                              --------    --------     --------
     Total current liabilities..............................     4,959      17,557       18,777
Program rights payable, net of current portion..............     1,351       6,512        5,804
Obligations under lease, net of current portion.............       443       4,199        4,348
Other liabilities...........................................     1,047       4,671        4,967
Deferred income taxes.......................................        --      31,241       30,471
Revolving credit facility...................................        --       8,000       12,900
Convertible debentures......................................    24,756      24,756       24,756
10 7/8% senior discount notes...............................   130,833     145,448      149,298
12% senior secured notes....................................    36,863      42,052       43,436
                                                              --------    --------     --------
     Total liabilities......................................   200,252     284,436      294,757
                                                              --------    --------     --------
Minority interest...........................................     3,917       2,233        1,510
Stockholder's equity (deficiency):
Preferred Stock, $.01 par value; 10,000,000 shares
  authorized; no shares issued and outstanding..............        --          --           --
Common stock, $          par value,                shares
  authorized,                shares issued and
  outstanding...............................................        --          --           --
Additional paid-in capital..................................    23,785      30,832       33,332
Accumulated deficit.........................................    (7,479)    (29,419)     (38,697)
                                                              --------    --------     --------
     Total stockholders' equity (deficiency)................    16,306       1,413       (5,365)
                                                              --------    --------     --------
     Total liabilities and stockholders' equity
       (deficiency).........................................  $220,475    $288,082     $290,902
                                                              ========    ========     ========

See accompanying notes to the consolidated financial statements.

                   ACME COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                       FOR THE YEARS ENDED     FOR THE THREE MONTHS
                                          DECEMBER 31,           ENDED MARCH 31,
                                       -------------------    ----------------------
                                        1997        1998       1998         1999
                                       -------    --------    -------    -----------
                                                                   (UNAUDITED)
Net revenues.........................  $11,347    $ 43,928    $ 7,757     $ 11,123
                                       -------    --------    -------     --------
Operating expenses:
  Station operating expenses.........   10,158      32,973      5,951        8,430
  Depreciation and amortization......    1,215      11,355        848        3,766
  Corporate..........................    1,415       2,627        589          721
  Equity-based compensation..........       --          --         --        2,500
                                       -------    --------    -------     --------
     Total operating expenses........   12,788      46,955      7,388       15,417
                                       -------    --------    -------     --------
       Operating income (loss).......   (1,441)     (3,027)       369       (4,294)
Other income (expenses):
Interest income......................      287         231         45            9
Interest expense.....................   (6,562)    (23,953)    (5,500)      (6,466)
Gain on sale of assets...............       --       1,112         --           --
Other................................       --        (380)         5            5
                                       -------    --------    -------     --------
Loss before taxes and minority
  interest...........................   (7,716)    (26,017)    (5,081)     (10,746)
Income tax benefit (expense).........       --       2,393        (20)         745
Loss before minority interest........   (7,716)    (23,624)    (5,101)     (10,001)
     Minority interest...............      237       1,684        358          723
                                       -------    --------    -------     --------
       Net loss......................  $(7,479)   $(21,940)   $(4,743)    $ (9,278)
                                       =======    ========    =======     ========
Supplemental pro forma financial
  information (Unaudited) (Note 1):
Net loss before taxes and minority
  interest, as presented.............  $(7,716)   $(26,017)   $(5,081)    $(10,746)
Pro forma income tax benefit.........       --      10,407      2,032        4,298
                                       -------    --------    -------     --------
Pro forma loss before minority
  interest...........................   (7,716)    (15,610)    (3,049)      (6,448)
Pro forma minority interest..........      237       1,126        215          450
                                       -------    --------    -------     --------
Pro forma net loss...................  $(7,479)   $(14,484)   $(2,834)    $ (5,998)
                                       =======    ========    =======     ========
Pro forma basic and diluted net loss
  per share..........................  $          $           $           $
                                       =======    ========    =======     ========
Shares used in the calculation of
  basic and diluted net loss per
  share..............................
                                       =======    ========    =======     ========

See accompanying notes to the consolidated financial statements.

                   ACME COMMUNICATIONS, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                                 (IN THOUSANDS)

                                                                                TOTAL
                                COMMON STOCK     ADDITIONAL                 STOCKHOLDERS'
                              ----------------    PAID-IN     ACCUMULATED      EQUITY
                              SHARES   AMOUNT     CAPITAL       DEFICIT     (DEFICIENCY)
                              ------   -------   ----------   -----------   -------------
Balance at December 31,
  1996......................           $          $    --      $     --       $     --
  Issuance of common stock,
     net....................                       23,785            --         23,785
     Net Loss...............                           --        (7,479)        (7,479)
                              ------   -------    -------      --------       --------
Balance at December 31,
  1997......................                       23,785        (7,479)        16,306
  Issuance of common stock,
     net....................                        7,047                        7,047
     Net Loss...............                           --       (21,940)       (21,940)
                              ------   -------    -------      --------       --------
Balance at December 31,
  1998......................                       30,832       (29,419)         1,413
  Equity-based compensation
     (unaudited)............                        2,500            --          2,500
     Net Loss (unaudited)...                           --        (9,278)        (9,278)
                              ------   -------    -------      --------       --------
Balance at March 31, 1999
  (unaudited)...............           $          $33,332      $(38,697)      $ (5,365)
                              ======   =======    =======      ========       ========

See accompanying notes to the consolidated financial statements.

                   ACME COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                         FOR THE THREE
                                                               FOR THE YEARS ENDED        MONTHS ENDED
                                                                  DECEMBER 31,             MARCH 31,
                                                              ---------------------    ------------------
                                                                1997         1998       1998       1999
                                                              ---------    --------    -------    -------
                                                                                          (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................................  $  (7,479)   $(21,940)   $(4,743)   $(9,278)
Adjustments to reconcile net loss to net cash:
  provided by operating activities:
  Depreciation and amortization.............................      1,215      11,355        848      3,766
  Amortization of program rights............................        590      10,484      1,009      1,582
  Amortization of debt issuance costs.......................        445         989        611        739
  Amortization of discount on Senior Discount Notes.........      3,463      14,170      3,463      3,850
  Amortization of discount on Senior Secured Notes..........      1,213       5,189      1,212      1,384
  Minority interest allocation..............................       (237)     (1,684)      (358)      (736)
  Equity-based compensation.................................         --          --         --      2,500
  Deferred taxes............................................         --      (2,393)        --       (770)
  Gain on sale of assets....................................         --      (1,112)        --         --
Changes in assets and liabilities:
  (Increase) decrease in accounts receivables, net..........       (888)     (5,479)      (323)     1,595
  (Increase) decrease in prepaid expenses...................     (3,060)        364        779       (249)
  (Increase) decrease in due from affiliates................         (7)          7        (15)        --
  Increase in deposits......................................         --          --         --        (80)
  (Increase) other assets...................................                   (576)        --         --
  Increase (Decrease) in accounts payable...................      3,363          59        (42)    (1,238)
  Increase in accrued expenses..............................        651       2,639        442        682
  Payments on programming rights payable....................       (915)    (11,751)    (1,151)    (2,072)
  Increase (decrease) in other liabilities..................      1,047          (2)        --       (256)
                                                              ---------    --------    -------    -------
    Net cash provided by (used in) operating activities.....       (599)        319      1,732      1,419
                                                              ---------    --------    -------    -------
Cash flows from investing activities:
  Purchases of property and equipment.......................     (6,077)     (2,945)    (2,970)    (2,171)
  Purchases of and deposits for station interests...........   (175,129)    (16,675)    (4,725)    (1,509)
  Cash acquired in acquisition -- St. Louis.................         --         779        779         --
  Proceeds from sale of station interest....................         --       3,337         --         --
  Purchase of Sylvan Tower interest.........................         --          --         --     (2,428)
  Other.....................................................    (10,524)         --         --         --
                                                              ---------    --------    -------    -------
    Net cash used in investing activities...................   (191,730)    (15,504)    (6,916)    (6,108)
                                                              ---------    --------    -------    -------
Cash flows from financing activities:
  Increase in notes payable to bank.........................         --      11,000         --      4,900
  Payments of notes payable to banks........................         --      (3,000)        --         --
  Payments on capital leases................................        (97)       (638)       (70)      (258)
  Issuance of common stock..................................     19,385          --         --         --
  Issuance of convertible debentures........................     24,756          --         --         --
  Issuance of Senior Discount Notes.........................    127,370          --         --         --
  Issuance of Senior Secured Notes..........................     35,650          --         --         --
  Debt issuance costs.......................................    (10,065)         --         --         --
  Minority interest.........................................      4,154          --         --         --
                                                              ---------    --------    -------    -------
    Net cash provided by (used in) financing activities.....    201,153       7,362        (70)     4,642
                                                              ---------    --------    -------    -------
  Net increase (decrease) in cash...........................      8,824      (7,823)    (5,254)       (47)
  Cash at beginning of period...............................         --       8,824      8,824      1,001
                                                              ---------    --------    -------    -------
  Cash at end of period.....................................  $   8,824    $  1,001    $ 3,570    $   954
                                                              =========    ========    =======    =======
Supplemental disclosures of cash flow information:
Cash Payments for:
  Interest..................................................  $     514    $    864    $    24    $   372
  Taxes.....................................................         --          70         --         25
Non-Cash Transactions:
  Purchases of property and equipment in exchange for
    capital lease obligations...............................  $      --    $  5,375    $    --    $   438
  Issuance of equity in purchase transactions...............      4,400       7,047      6,000         --
  Use of deposit as consideration for purchase
    transaction.............................................         --     143,000         --         --
  Exchange of note receivable and option deposit as purchase
    consideration for station interest......................  $      --    $     --    $    --    $ 7,000
                                                              =========    ========    =======    =======

See accompanying notes to the consolidated financial statements.

                   ACME COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1998 (INFORMATION AT MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND
                               1999 IS UNAUDITED)

(1) DESCRIPTION OF THE BUSINESS AND FORMATION

PRESENTATION

     The accompanying consolidated financial statements are presented for ACME Communications, Inc. ("ACME" or the "Company") and its majority and wholly-owned subsidiaries. Segment information is not presented since all of the Company's revenues are attributed to a single reportable segment.

     Information with respect to the three months ended March 31, 1999 and 1998 is unaudited. The accompanying unaudited consolidated financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management contain all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position, results of operations and cash flows of the Company and subsidiaries, for the periods presented. The results of operations for the three month period are not necessarily indicative of the results of operations for the full year.

FORMATION AND REORGANIZATION

     Our predecessor, ACME Television Holdings, LLC was formed on April 24, 1997. The Company was incorporated on July 23, 1999. For a description of the reorganization of ACME Television Holdings, LLC into the Company, see Note 14.

NATURE OF BUSINESS

     The Company is a holding company with no assets or independent operations other than its investment in it's majority-owned subsidiary, ACME Intermediate. ACME Intermediate, through its wholly-owned subsidiary, ACME Television, owns and/or operates six commercially licensed broadcast television stations (the "Stations" or "Subsidiaries") located throughout the United States.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

     The Consolidated Financial Statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated.

REVENUE RECOGNITION

     Revenue from the sale of airtime related to advertising and contracted time is recognized at the time of broadcast. The Company generally receives such revenues net of commissions deducted by the advertising agencies and national sales representatives.

                   ACME COMMUNICATIONS, INC. AND SUBSIDIARIES

          FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1998 (INFORMATION AT MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND
                               1999 IS UNAUDITED)

CASH AND CASH EQUIVALENTS

     For purposes of reporting the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE

     Accounts receivable are presented net of the related allowance for doubtful accounts which totaled $599,000, $555,000 and $51,000 at March 31, 1999,
December 31, 1998 and 1997, respectively.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of accounts receivable and cash. Due to the short-term nature of these instruments, the carrying value approximates the fair market value. The Company believes that concentrations of credit risk with respect to accounts receivable, which are unsecured, are limited due to the Company's ongoing relationship with its clients. The Company provides its estimate of uncollectible accounts. The Company has not experienced significant losses relating to accounts receivable.

PROGRAM RIGHTS

     Program rights represent costs incurred for the right to broadcast certain features and syndicated television programs. Program rights are stated at the lower of amortized cost or estimated realizable value. The cost of such program rights and the corresponding liability are recorded when the initial program becomes available for broadcast under the contract. Generally, program rights are amortized over the life of the contract on a straight-line basis related to the usage of the program. The portion of the cost estimated to be amortized within one year and after one year rare reflected in the balance sheets as current and noncurrent assets, respectively. The payments under these contracts that are due within one year and after one year are similarly classified as current and noncurrent liabilities.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. The cost of maintenance is expensed when incurred. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the respective assets. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the appropriate

                   ACME COMMUNICATIONS, INC. AND SUBSIDIARIES

          FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1998 (INFORMATION AT MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND
                               1999 IS UNAUDITED)

accounts and any gain or loss is included in the results of current operations. The principal lives used in determining depreciation rates of various assets are as follows:

Buildings and Improvements..........................  20 - 30 years
Broadcast and other equipment.......................  3 - 20 years
Furniture and fixtures..............................  5 - 7 years
Vehicles............................................  5 years

INTANGIBLE ASSETS

     Intangible assets consist of broadcast licenses and goodwill, both of which are amortized on a straight-line basis over a 20-year life. At March 31, 1999, December 31, 1998 and 1997, the total accumulated amortization for intangible assets was $13,310,000, $10,172,000 and $761,000, respectively.

BARTER AND TRADE TRANSACTIONS

     Revenue and expenses associated with barter agreements in which broadcast time is exchanged for programming rights are recorded at the estimated average rate of the airtime exchanged. Trade transactions, which represent the exchange of advertising time for goods or services, are recorded at the estimated fair value of the products or services received. Barter and trade revenue is recognized when advertisements are broadcast. Merchandise or services received from airtime trade sales are charged to expense or capitalized when used or received.

CARRYING VALUE OF LONG-LIVED ASSETS

     The Company has adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The carrying value of long-lived assets (tangible and intangible) is reviewed if the facts and circumstances suggest that they may be impaired. For purposes of this review, assets are grouped at the operating company level, which is the lowest level for which there are identifiable cash flows. If this review indicates that an asset's carrying value will not be recoverable, as determined based on future expected, undiscounted cash flows, the carrying value is reduced to fair market value.

INCOME TAXES

     The Company is a limited liability company, therefore, no income taxes have been provided for its operations other than at its subsidiary ACME Television of Missouri, Inc. which is a "C" Corporation subject to federal and state taxation. Any liability or benefit from the Company's non-taxable entities' consolidated income or loss is the responsibility of, or benefit to, the individual members.

                   ACME COMMUNICATIONS, INC. AND SUBSIDIARIES

          FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1998 (INFORMATION AT MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND
                               1999 IS UNAUDITED)

BASIC AND DILUTED NET LOSS PER SHARE

     The Company computes net loss per share in accordance with the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS 128 and SAB 98, basic and diluted net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding for the period. The calculation of diluted net loss per share excludes shares of common stock issuable upon exercise of employee stock options as the effect of the exercise would be antidilutive.

PRO FORMA FINANCIAL INFORMATION

     Pro forma net earnings represents the results of operations adjusted to reflect (i) a provision for income taxes on historical earnings before income taxes, which gives effect to the change in the Company's income tax status to a C corporation as a result of the public sale of its common stock and (ii) the impact on the net loss allocated to minority interests. When the Company terminates its limited liability corporation status, which is expected to occur immediately prior to the consummation of the offering, it will record an earnings benefit resulting from the establishment of net deferred tax assets. The amount of the benefit to be recorded (approximately $400,000 at March 31, 1999) will be dependent upon temporary differences existing at the date of termination of the Company's limited liability corporation status.

     Pro forma net loss per share has been computed by dividing pro forma net loss by the weighted average number of shares of common stock outstanding during the period.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates include the allowance for doubtful accounts net of the realizable value of programming rights and the evaluation of the recoverability of intangible assets. Actual results could differ from those estimates.

RECLASSIFICATIONS

     Certain amounts previously reported for 1997 and 1998 have been reclassified to conform to the 1999 financial statement presentation.

                   ACME COMMUNICATIONS, INC. AND SUBSIDIARIES

          FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1998 (INFORMATION AT MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND
                               1999 IS UNAUDITED)

(3) PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                     MARCH
                                                DECEMBER 31,          31,
                                              -----------------    ---------
                                               1997      1998        1999
                                              ------    -------    ---------
Land........................................  $   --    $   553     $   869
Buildings & Improvements....................     365      2,529       3,202
Broadcast and Other Equipment...............   7,201     13,163      14,000
Furniture and Fixtures......................      60        287         271
Vehicles....................................      61        185         185
Construction in process.....................      --      1,935       2,734
                                              ------    -------     -------
     Total..................................  $7,687    $18,652     $21,261
Less Accumulated Depreciation...............    (341)    (2,211)     (2,841)
                                              ------    -------     -------
Net Property and equipment..................  $7,346    $16,441     $18,420
                                              ======    =======     =======

     Included in property and equipment are assets acquired under capital leases with a total cost of $6,645,000 and the associated accumulated depreciation of $1,099,000 at March 31, 1999.

(4) ACQUISITIONS

     On June 30, 1998, the Company acquired substantially all the assets and assumed certain liabilities of WTVK-Channel 46 serving the Fort Myers-Naples, Florida marketplace for approximately $14.5 million in cash and 1,047 membership units (valued at approximately $1.0 million). The acquisition was accounted for using the purchase method. The excess of the purchase price over the fair value of the net assets assumed of approximately $15.5 million has been recorded as an intangible asset and is being amortized over a period of 20 years. The Company had entered into a local marketing agreement with WTVK wherein the Company, effective March 3, 1998, retained all revenues generated by the station, bore all operating expenses of the station and had the right to program the station (subject to WTVK's ultimate authority for programming) and the station's existing programming commitments. The local marketing agreement terminated upon the consummation of the acquisition. Consequently, under the local marketing agreement the revenues and operating expenses of the station are included in the Company's results of operations from March 3, 1998 to June 30, 1998. The purchase transaction was recorded on the consolidated balance sheet of the Company on June 30, 1998 and the Company's results of operations includes revenues and expenses (including amortization of intangible assets) beginning July 1, 1998.

     On July 29, 1997, the Company entered into a stock purchase agreement to acquire Koplar Communications, Inc. (KCI). On September 30, 1997, the Company placed $143 million in to an escrow account (classified as a deposit on the December 31, 1997 consolidated balance sheet). In connection with this acquisition, the Company entered into a

                   ACME COMMUNICATIONS, INC. AND SUBSIDIARIES

          FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1998 (INFORMATION AT MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND
                               1999 IS UNAUDITED)

long-term local marketing agreement with KPLR and filed the requisite applications with the FCC for the transfer of the Station's license to the Company.

     Pursuant to the local marketing agreement relating to KPLR, the Company retained all revenues generated by the station, bore substantially all operating expenses of the station and was obligated to pay a local marketing agreement fee. These revenues and expenses for the period October 1 through December 31, 1997 are included in the Company's operating results for the year ended December 31, 1997.

     On March 13, 1998, the Company completed its acquisition of Koplar Communications, Inc. ("KCI") and acquired all of the outstanding stock of KCI for a total consideration of approximately $146.3 million. The acquisition was accounted for using the purchase method. Pursuant to the local marketing agreement referred to above, all revenues and operating expenses of the station for the period from September 30, 1997 to March 31, 1998 (the effective date of the purchase transaction) are included in the Company's operating results. The purchase transaction was recorded on the consolidated balance sheet of the Company effective March 31, 1998 and the Company's results of operations includes revenues and expenses (including amortization of intangible assets) beginning April 1, 1998.

     The fair value of the assets acquired and liabilities assumed relating to the acquisition of KPLR (in thousands):

Assets acquired:
  Cash and cash equivalents.................................  $    779
  Accounts receivables, net.................................     1,703
  Program broadcast rights..................................     8,490
  Property and equipment....................................     2,233
  Prepaid expenses and other current assets.................       416
  FCC License...............................................    93,775
  Goodwill..................................................    82,563
  Other assets..............................................       395
                                                              --------
     Total assets acquired..................................  $190,354
                                                              ========
Liabilities assumed:
  Accounts payable..........................................  $ (1,005)
  Accrued liabilities.......................................    (1,332)
  Program broadcast rights payable..........................    (8,258)
  Deferred income taxes.....................................   (29,889)
  Other liabilities.........................................    (3,531)
                                                              --------
     Total liabilities assumed..............................  $(44,015)
                                                              --------
Total purchase price........................................  $146,339
                                                              ========

     During 1997, the Company entered into an agreement that provided it with the right to: (i) acquire 49% of the licensee of KUPX (formerly KZAR) in exchange for membership units valued at $6 million, and (ii) pay $3 million for an option to acquire the remaining 51% interest in the licensee of KUPX for $5 million, exercisable immediately after the station

                   ACME COMMUNICATIONS, INC. AND SUBSIDIARIES

          FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1998 (INFORMATION AT MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND
                               1999 IS UNAUDITED)

commences on-air operations. On December 15, 1997, the Company acquired the 49% interest in the licensee of KUPX, paid $3 million to acquire the option and loaned the sellers $4 million (to be applied to the subsequent majority interest purchase price). On January 22, 1998, the Company issued $6 million of its member units to the sellers for the 49% interest in the license of KUPX in connection with the above transaction. The amount of the issuance was based upon a fixed dollar amount of consideration. The Company accounted for the 49% investment with the equity method of accounting. In February 16, 1999, the Company acquired the remaining 51% interest in KUPX. The $4 million loan was applied against the remaining purchase price of $5 million.

     In May 1998 the Company and the majority owners of KUPX entered into an agreement with another broadcaster in Salt Lake City to (i) swap KUPX for KUWB, subject to FCC approval (ii) enable the Company to operate KUWB under a local marketing agreement and enable the owner of KUWB to operate KUPX under a local marketing agreement. In March 1999, the FCC approved the swap of KUPX for KUWB, which is expected to close during the third quarter of 1999. The Company intends to account for the swap as a non-monetary transaction using its historical cost. The Company believes that the fair value of KUWB approximates the historical cost of KUPX.

     On August 22, 1997, the Company entered into an agreement with affiliates of the sellers of KZAR to acquire 100% of the interests in the construction permit for KAUO for a consideration of $10,000. This agreement was consummated on January 22, 1998. Subsequently, the call letters of KAUO were changed to KWBQ. Construction of KWBQ was completed and the station commenced broadcasting in March 1999.

     On June 17, 1997, the Company acquired substantially all of the assets and assumed certain liabilities of Channel 32, Incorporated, relating to the operations of KWBP, in exchange for $18,675,000 in cash and $4,400,000 of membership units in the Company. The acquisition was accounted for using the purchase method. The excess of the purchase price plus the fair value of net liabilities assumed of approximately $23,478,000, has been recorded as an intangible asset and is being amortized over a period of 20 years. In addition, the results of KWBP were recorded by the Company beginning January 1, 1997 pursuant to a local marketing agreement whereby ACME Oregon effectively operated the station and funded the station's losses during the period from January 1, 1997 to June 17 1997 (the acquisition date).

     On October 7, 1997, the Company acquired Crossville Limited Partnership, the owner of WINT, in exchange for $13,200,000 in cash. Subsequent to the acquisition, the Company changed the call letters of the station to WBXX. The acquisition was accounted for using the purchase method. The excess of the purchase price over the fair value of net assets acquired of approximately $13,287,000, has been recorded as an intangible asset and is being amortized over a period of 20 years.

     On February 19, 1999, the Company entered into an agreement in principle with Ramar Communications ("Ramar") to acquire Ramar's KASY TV-50, serving the Albuquerque market for approximately $27 million. In a related transaction, the Company will concurrently sell to Ramar its station KWBQ, also serving the Albuquerque market. The Company will also enter

                   ACME COMMUNICATIONS, INC. AND SUBSIDIARIES

          FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1998 (INFORMATION AT MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND
                               1999 IS UNAUDITED)

into a 10-year local marketing agreement with Ramar to operate KWBQ. This transaction is subject to FCC approval.

     The unaudited pro forma financial information for the year ended December 31, 1998 and 1997, set forth below reflects the net revenues and net loss assuming the KWBP, WBXX, KPLR, WTVK and KWBQ transactions had taken place at the beginning of each respective year. This unaudited pro forma financial information does not necessarily reflect the results of operations that would have occurred had the acquisitions occurred on January 1, 1998 and 1997.

                                                        YEAR ENDED DEC. 31,
                                                        --------------------
                                                          1997        1998
                                                        --------    --------
Net Revenues..........................................  $35,410     $44,275
Net loss..............................................  (24,044)    (24,173)

(5) UNIT OFFERING

     On September 30, 1997, ACME Intermediate issued 71,634 Units (the Unit Offering) consisting of 71,634 membership units (representing 8% of the ACME Intermediate's outstanding membership equity) and $71,635,000 (par value at maturity) in 12% Senior Secured Discount Notes Due 2005 (Intermediate Notes). Cash interest on the Intermediate Notes is payable semi-annually in arrears, commencing with the six-month period ending March 31, 2003. The net proceeds from the Unit Offering, after the deduction of underwriter fees and other related offering costs, were $38.3 million and were received by the Company on September 30, 1997. The Company has allocated approximately $4.2 million of such net proceeds to minority interest, $35.6 million to the discounted note payable and $1.5 million to prepaid financing costs -- the latter which is being amortized over the eight year term of the notes. In connection with the reorganization the minority interest will be acquired by the Company. See Note
14. The Intermediate Notes contain certain covenants and restrictions including restrictions on future indebtedness and restricted payments, as defined, and limitations on liens, investments, transactions with affiliates and certain asset sales. The Company was in compliance with all such covenants and restrictions at December 31, 1998 and 1997.

     The Intermediate Notes are secured by a first priority lien on the limited liability company interests in ACME Television and ACME Subsidiary Holdings II, LLC, both of which are direct wholly-owned subsidiaries of ACME Intermediate. The consolidated financial statements of ACME Television are included herein. ACME Subsidiary Holdings II, LLC was formed solely to own a 0.5% interest in ACME Television, has no other assets or operations and does not constitute a substantial portion of the collateral for the Intermediate Notes.

(6) 10 7/8% SENIOR DISCOUNT NOTES

     On September 30, 1997, ACME Television issued 10.875% Senior Discount Notes Due 2004 (Notes) with a face value of $175,000,000 and received $127,370,000 in gross proceeds from such issuance. These Notes provide for semi-annual cash interest payments beginning

                   ACME COMMUNICATIONS, INC. AND SUBSIDIARIES

          FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1998 (INFORMATION AT MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND
                               1999 IS UNAUDITED)

in the fourth year with the first interest payment due on March 31, 2001. The Notes are subordinated to ACME Television's bank revolver (see Note 7) and to the ACME Television's capital equipment finance facilities (see Note 9). The Notes mature on September 30, 2004 and may not be prepaid without penalty.

     The Notes contain certain covenants and restrictions including restrictions on future indebtedness and limitations on investments, and transactions with affiliates. ACME Television was in compliance with all such covenants and restrictions at March 31, 1999, December 31, 1998 and December 31, 1997.

     Costs associated with the issuance of these notes, including the underwriters fees and related professional fees are included in long-term other assets and will be amortized over the seven year term of the notes.

     ACME Television's subsidiaries (hereinafter referred to in this section collectively as Subsidiary Guarantors) are fully, unconditionally, and jointly and severally liable for ACME Television's notes. The Subsidiary Guarantors are wholly owned and constitute all of ACME Television's direct and indirect subsidiaries except for ACME Finance Corporation, a wholly owned finance subsidiary of ACME Television with essentially no independent operations that is jointly and severally liable with the Company on the Notes (as defined). ACME Television has not included separate financial statements of the aforementioned subsidiaries because (i) ACME Television is a holding company with no assets or independent operations other than its investments in its subsidiaries and (ii) the separate financial statements and other disclosures concerning such subsidiaries are not deemed material to investors.

     Various agreements to which ACME Television and/or the Subsidiary Guarantors are parities restrict the activity of the Subsidiary Guarantors to make distributions to the Company. The Investment and Loan Agreement (the Investment Agreement), dated June 17, 1997, as amended, among the Company and the parties thereto and the Limited Liability Company Agreement (the LLC Agreement), dated June 17, 1997, as amended, among the Company and the parties thereto each contain certain restrictions on the ability of the Subsidiary Guarantors to declare or pay dividends to ACME Television in the absence of the consent of certain parties thereto. The Indenture governing the Notes prevents the Subsidiary Guarantors from declaring or paying any dividend or distribution to ACME Television unless certain financial covenants are satisfied and there has been no default thereof. The revolving credit facility with Canadian Imperial Bank Corporation (see Note 7) also prohibits distributions from the Subsidiary Guarantors to ACME Television except in certain circumstances during which default has not occurred thereunder.

(7) BANK REVOLVER

     On August 15, 1997, ACME Television entered into a $22.5 million revolving credit facility (the Loan Agreement) with Canadian Imperial Bank Corporation
(CIBC), as agent and lead lender. Under the terms of the Loan Agreement, advances bear interest at either the alternative base rate or the adjusted LIBOR rate, as defined in the Loan Agreement. Commitment fees are charged at a rate of
 .5% per annum, paid quarterly, of the unused portion of the facility. On December 2, 1997, the Loan Agreement was amended to provide

                   ACME COMMUNICATIONS, INC. AND SUBSIDIARIES

          FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1998 (INFORMATION AT MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND
                               1999 IS UNAUDITED)

ACME Television with an increased credit line to $40 million, more favorable interest rates and a lengthened term. As of March 31, 1999 there was an outstanding balance of $12.9 million and $27.1 million available under the Loan Agreement. As of December 31, 1998 there was an outstanding balance of $8.0 million and $32.0 million available under the Loan Agreement. There was no outstanding balance due at December 31, 1997.

     The Loan Agreement contains certain covenants and restrictions including restrictions on future indebtedness and limitations on investments and transactions with affiliates. ACME Television was in compliance with all such covenants and restrictions at March 31, 1999, December 31, 1998 and December 31, 1997.

     Costs associated with the procuring of bank credit facilities, including loan fees and related professional fees, are included in long-term other assets and are amortized over the term of the Loan Agreement.

(8) CONVERTIBLE DEBENTURES

     On June 30, 1997 and on September 30, 1997 the Company issued convertible debentures to certain investors in the aggregate amount of $24,756,000. The debentures bear interest at the rate of 10% per annum, compounded annually. Accrued interest, along with the principle balance is due and payable on June 30, 2008, or earlier in the event of certain specified events of default or in connection with a change of control of the Company.

     Pursuant to the terms of the debentures, the holders may elect at any time prior to maturity to convert a portion or all of the then outstanding principal and accrued interest into membership units of the Company. The conversion rate is fixed by contract and represents, in the aggregate, and assuming the entire original principal and interest were converted, an additional 24,756 units of membership. As of March 31, 1999, December 31, 1998 and 1997, the amount of accrued interest due to the holders of the convertible debt is $4,134,000, $3,523,000 and $1,048,000, respectively, and is included in other liabilities on the Company's balance sheets.

(9) COMMITMENTS AND CONTINGENCIES

OBLIGATIONS UNDER OPERATING LEASES

     The Company is obligated under noncancelable operating leases for office space and its transmission sites. Future minimum lease payments as of the year ended December 31, 1998,

                   ACME COMMUNICATIONS, INC. AND SUBSIDIARIES

          FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1998 (INFORMATION AT MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND
                               1999 IS UNAUDITED)

under noncancelable operating leases with initial or remaining terms of one year or more are:

1999.................................................  $ 1,125,000
2000.................................................    1,118,000
2001.................................................    1,068,000
2002.................................................      970,000
2003.................................................      916,000
Thereafter...........................................    4,806,000
                                                       -----------
  Total..............................................  $10,003,000
                                                       ===========

     Total future minimum lease payments under non-cancelable operating leases were $10,003,000 and $6,615,000 at December 31, 1998 and 1997, respectively.

     Total rental expense under operating leases for the three months ended March 31, 1999 and the twelve months ended December 31, 1998 and 1997 was approximately $281,000, $967,463 and $166,000, respectively.

OBLIGATIONS UNDER CAPITAL LEASES

     As of December 31, 1998, approximately $5.5 million of equipment was leased under capital equipment facilities. These obligations are reflected as current obligations under capital leases of $1,273,000 and $292,000, and as non-current liabilities under capital lease of $4,199,000 and $443,000 at December 31, 1998 and 1997 respectively. These capital lease obligations expire over the next five years. Future minimum lease payments as of December 31, 1998 under capital leases are:

1999..................................................  $ 1,638,000
2000..................................................    1,431,000
2001..................................................    1,371,000
2002..................................................    1,351,000
2003..................................................      931,000
                                                        -----------
  Total...............................................  $ 6,722,000
Less interest.........................................   (1,250,000)
                                                        -----------
  Present value of minimum lease payments.............  $ 5,472,000
                                                        ===========

PROGRAM RIGHTS PAYABLE

     Commitments for program rights that have been executed, but which have not been recorded in the accompanying financial statements, as the underlying programming is not yet available for broadcast, were approximately $28,265,000 and $7,010,000 as of December 31, 1998 and December 31, 1997, respectively.

                   ACME COMMUNICATIONS, INC. AND SUBSIDIARIES

          FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1998 (INFORMATION AT MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND
                               1999 IS UNAUDITED)

     Maturities on the Company's program rights payables (including commitments not recognized in the accompanying financial statements due to the lack of current availability for broadcast) for each of the next five years are:

1999.................................................  $ 9,316,000
2000.................................................    9,903,000
2001.................................................    8,897,000
2002.................................................    6,322,000
2003.................................................    3,838,000
Thereafter...........................................    4,150,000
                                                       -----------
  Total..............................................  $42,426,000
                                                       ===========

CERTAIN COMPENSATION ARRANGEMENTS

     The Company has issued Management Carry Units to certain members of management. These units entitle holders to certain distribution rights upon achievement of certain returns by non-management investors and are subject to forfeiture or repurchase by the Company in the event of termination of each individual's employment by the Company under certain specified circumstances. The Company has determined the value of these at the issuance date to be immaterial. These Management Carry Units will be accounted for as a variable plan resulting in an expense when it is probable that any such distributions will be made. The Company will record any such expense relating to the Management Carry Units issued by the Company. As of December 31, 1998 and 1997 there were 100 Management Carry Units outstanding. During the quarter ended March 31, 1999, the Company recorded an expense of $2.5 million relating to the units.

LEGAL PROCEEDINGS

     The Company is party to routine claims and suits brought against it in the ordinary course of business. In the opinion of management, the outcome of such routine claims will not have a material adverse effect on the Company's business, financial condition, results of operations or liquidity.

(10) INCOME TAXES

     The income tax expense (benefit) consists of the following:

                       (IN THOUSANDS)                          1998
                       --------------                         -------
Current
  Federal income taxes......................................  $    --
  State income taxes........................................       --
                                                              -------
Total current tax expense (benefit).........................       --
Deferred tax benefit........................................   (2,393)
                                                              -------
Total income tax expense (benefit)..........................  $(2,393)
                                                              =======

                   ACME COMMUNICATIONS, INC. AND SUBSIDIARIES

          FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1998 (INFORMATION AT MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND
                               1999 IS UNAUDITED)

     The differences between the income tax benefit and income taxes computed using the U.S. Federal statutory income tax rates (35%) consist of the following:

                       (IN THOUSANDS)                          1998
                       --------------                         -------
Tax expense (benefit) at U.S. Federal rate..................  $(3,471)
State income taxes, net of Federal tax expense (benefit)....     (261)
Nondeductible expenses......................................    1,430
Other.......................................................  $   (91)
                                                              -------
  Income tax benefit........................................  $(2,393)
                                                              =======

DEFERRED INCOME TAXES

     The Company's subsidiary, ACME Television Holdings of Missouri, Inc. is a "C" Corporation and is subject to state and federal income taxes (see Note 2 "Income Taxes"). The deferred tax asset of $3,811,000 and liability of $31,241,000 for the year ended December 31, 1998, were related to the following:

                                                                1998
                                                              ---------
                                                              LONG TERM
                                                              ---------
Assets:
  Allowances and reserves...................................  $   2,211
  Net operating loss carryforwards..........................      1,255
  Other.....................................................        345
                                                              ---------
  Deferred tax asset........................................  $   3,811
Liabilities:
  Program Amortization......................................  $    (944)
     Intangibles............................................    (30,297)
                                                              ---------
  Deferred tax liability....................................  $ (31,241)
                                                              ---------
  Net deferred tax liability................................  $ (27,430)
                                                              =========

     The primary difference in the book basis and tax basis of the Company's non-taxable entities relates to intangible assets. Intangible assets of the non-taxable entities had a book and tax basis of approximately $59 million and $58 million at December 31, 1998, respectively.

(11) RELATED PARTY TRANSACTIONS

     The Company's stations have entered into affiliation agreements and, from time to time, related marketing arrangements with The WB Network and related marketing arrangements. Jamie Kellner is an owner and the chief executive officer of The WB Network.

     Pursuant to an agreement among Koplar Communications, Roberts Broadcasting, Michael Roberts and Steven C. Roberts, Roberts Broadcasting cannot (i) transfer its license for WHSL, East St. Louis, Illinois, (ii) commit any programming time of the station for

                   ACME COMMUNICATIONS, INC. AND SUBSIDIARIES

          FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1998 (INFORMATION AT MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND
                               1999 IS UNAUDITED)

commercial programming or advertising or (iii) enter into a local marketing agreement with respect to such station until June 1, 2000. In the event that the current affiliation agreement for WHSL is terminated, the substitute format must be substantially similar to the current home shopping network format or, in the alternative, an infomercial format. The annual payment from the Company for these agreements was $200,000 during the first three years (paid by the prior owner of KPLR). The Company paid $300,000 in 1998 and will pay $300,000 in 1999 under this agreement.

     In connection with ACME Utah and ACME New Mexico, the Company has entered into long-term agreements to lease studio facilities and/or transmission tower space for KUWB and KWBQ from an affiliate of Michael and Steven Roberts. Both Michael and Steven C. Roberts are members of ACME Parent and Michael Roberts is a proposed Member of ACME Parent's Board of Advisors. These leases have terms of approximately fifteen years and provide for monthly payments aggregating approximately $25,000, subject to adjustment based on the Consumer Price Index.

     On October 1, 1997, in connection with our acquisition of KWBP, we paid CEA, Inc., an affiliate of one of our stockholders, CEA Capital Partners, a broker's fee of approximately $176,000. On the same day, we paid CEA, Inc., $132,000 in connection with the purchase of KBXX, $25,000 in connection with the purchase of the construction permit for KWBQ (formerly KAOU), $45,000 in connection with the purchase of the construction permit for KUPX (formerly KZAR) and $889,000 in connection with the purchase of KPLR, as broker's fees in each of the transactions. Additionally, in connection with the recent acquisition of WBUI, WIWB and WBDT, we paid CEA, Inc. a broker's fee of $125,000. CEA, Inc. also received compensation from the seller in connection with the purchase of WBUI, WIWB and WBDT. One of our directors, Mr. Collis, is an officer of an affiliate of CEA Capital Partners.

     In June and September 1997, we issued 10% convertible debentures with the right to convert into 24,775,970 membership units in our predecessor, ACME Television Holdings, LLC, to affiliates of Alta Communications, Banc Boston, CEA Capital Partners and TCW Asset Management Company, each of which are stockholders in our company. Another of our directors, Mr. Schall, is an officer of an affiliate of TCW Asset Management Company.

     In February 1999, we exercised our option to purchase the property where the KWBP corporate office is located for $1.5 million from an affiliate of the seller of KWBP. Before the purchase we leased the property from the same affiliate, from which we purchased KWBP.

     In connection with our purchase of KWBP in June 1997, we loaned the seller of KWBP approximately $119,000. This loan was repaid in July 1999.

(12) DEFINED CONTRIBUTION PLAN

     In 1998, the Company established a 401(k) defined contribution plan (the
Plan) which covers all eligible employees (as defined in the Plan). Participants are allowed to make nonforfeitable contributions up to 15% of their annual salary, but may not exceed the annual maximum contribution limitations established by the Internal Revenue Service. The Company currently matches 50% of the amounts contributed by each participant but does

                   ACME COMMUNICATIONS, INC. AND SUBSIDIARIES

          FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1998 (INFORMATION AT MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND
                               1999 IS UNAUDITED)

not match participants' contributions in excess of 6% of their contribution per pay period. The Company contributed and expensed $200,000 to the Plan in 1998, $43,000 for the three months ended March 31, 1998 and $48,000 for the three months ended March 31, 1999.

(13) MEMBERS' CAPITAL

     The Company's membership units are held in various classes, each class of which entitles the holders to differing levels of distribution. As of December 31, 1997 and 1998, the Company's membership units outstanding were as follows:

                                                                    DECEMBER 31,
                                                                        1998
                                               DECEMBER 31,         AND MARCH 31,
                                                   1997                 1999
                                             -----------------    -----------------
                   CLASS                      UNITS     $000'S     UNITS     $000'S
                   -----                     -------    ------    -------    ------
Founders Class A...........................      943       943        943       943
Founders Class B...........................      533       533        533       533
Investor...................................   18,210    18,210     16,757    16,757
Sellers....................................   10,400    10,400     12,900    12,900
                                             -------    ------    -------    ------
  Total....................................   30,086    30,086     31,133    31,133
                                             =======    ======    =======    ======

Excludes membership units held by the Company's senior management team.

(14) SUBSEQUENT EVENT -- REORGANIZATION

     Immediately before the closing of the offering, we will complete the reorganization described below. Before the following steps may be completed, we must receive FCC approval, for which we have filed an application.

     First, a subsidiary of ACME Communications, Inc. will merge into ACME Television Holdings, LLC. In this merger, ACME Television Holdings, LLC's membership units will be exchanged for shares of common stock of ACME Communications. After this merger, ACME Communications will own 100% of the membership units of ACME Television Holdings, LLC.

     Second, ACME Communications will issue common stock in exchange for all of the convertible debentures of ACME Television Holdings, LLC.

     Third, ACME Subsidiary Holdings, LLC, a wholly-owned subsidiary of ACME Television Holdings, LLC, will be merged into ACME Communications, which will be the surviving corporation.

     As a result of the mergers, ACME Communications will own membership units representing approximately 92% of ACME Intermediate.

     Third, ACME Communications will exchange shares of its common stock for (a) membership units held by current owners of approximately 6% of ACME Intermediate and (b) all of the convertible debentures and preferred membership units of another

                   ACME COMMUNICATIONS, INC. AND SUBSIDIARIES

          FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1998 (INFORMATION AT MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND
                               1999 IS UNAUDITED)

subsidiary of ACME Television Holdings, LLC that owns approximately 2% of ACME Intermediate. Consequently, ACME Communications will own 100% of ACME Intermediate.

     Lastly, our board of directors will effect a stock split in the form of a
stock dividend to our stockholders so that we will have             shares
outstanding immediately before this offering.

     In addition, the Company established the 1999 Incentive Stock Option Plan under which awards of stock options may be granted. An aggregate of shares of the Company's common stock will be reserved for issuance under the plan.

(15) SUBSEQUENT EVENTS -- ACQUISITION (UNAUDITED)

     On April 23, 1999, the Company acquired the non-FCC license assets of three Paxson Communication Corporation stations serving the Dayton, OH, Green Bay, WI and Champaign-Decatur, IL markets for $32 million. On June 23, 1999, following FCC approval of the transfer of the FCC licenses to ACME, the Company acquired the licenses and completed the acquisition of the three stations by making to PCC a final payment of $8.0 million. The Company financed this $40 million transaction by a $25 million borrowing under its revolver and a $15 million loan from certain of its members (the "Bridge Loan"). The Bridge Loan bears interest at 22.5% per annum, is unsecured, may be prepaid at any time without penalty and is due, along with all accrued interest, on April 23, 2002.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Koplar Communications, Inc.:

     We have audited the consolidated statements of operations and cash flows of Koplar Communications, Inc. and subsidiary for the years ended December 31, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Koplar Communications, Inc. and subsidiary for the years ended December 31, 1996 and 1997 in conformity with generally accepted accounting principles.

                                              /s/  KPMG LLP

St. Louis, Missouri
July 23, 1999

                   KOPLAR COMMUNICATIONS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                            YEAR ENDED DECEMBER 31,
                                                            -----------------------
                                                             1996           1997
                                                            -------       ---------
Revenues, net.............................................  $27,381       $  21,488
Operating expenses:
  Programming.............................................   11,385           8,458
  Selling, general and administrative.....................   11,455          13,896
  Depreciation and amortization...........................      702             556
                                                            -------       ---------
     Total operating expenses.............................   23,542          22,910
                                                            -------       ---------
     Operating income (loss)..............................    3,839          (1,422)
                                                            -------       ---------
Other expense:
  Interest expense........................................    2,155           1,200
  Other expense...........................................      663           2,006
                                                            -------       ---------
     Total other expense..................................    2,818           3,206
                                                            -------       ---------
Income (loss) before income taxes and extraordinary
  item....................................................    1,021          (4,628)
Provision (benefit) for income taxes......................      462          (1,081)
                                                            -------       ---------
     Net income (loss) before extraordinary item..........      559          (3,547)
                                                            -------       ---------
Extraordinary item:
  Loss on early extinguishment of debt, net of taxes of
     $868 and $93, respectively...........................   (1,359)           (146)
                                                            -------       ---------
     Net loss.............................................  $  (800)      $  (3,693)
                                                            =======       =========

See accompanying notes to consolidated financial statements.

                   KOPLAR COMMUNICATIONS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                            YEAR ENDED DECEMBER 31,
                                                            -----------------------
                                                              1996           1997
                                                            --------       --------
Cash flows from operating activities:
  Net loss................................................  $   (800)      $ (3,693)
                                                            --------       --------
Adjustments to reconcile net loss to net cash:
  Deferred income taxes...................................      (173)          (361)
  Amortization of programming rights......................     5,360          4,514
  Adjustment to carrying value of programming rights......     1,500             --
  Amortization of deferred financing costs................       411             47
  Loss on early extinguishment of debt....................     2,227            239
  Depreciation and amortization...........................       702            556
Changes in operating assets and liabilities:
  Receivables.............................................       643           (544)
  Prepaid expenses and other current assets...............      (142)           150
  Other assets............................................        44            350
  Accounts payable and accrued expenses...................      (561)         5,247
  Accrued interest........................................      (301)           (76)
  Income taxes receivable/payable.........................      (773)          (694)
  Other long-term liabilities.............................      (182)           (58)
                                                            --------       --------
     Net cash provided by operating activities............     7,955          5,677
                                                            --------       --------
Cash flows from investing activities:
  Purchases of property and equipment.....................      (687)          (293)
  Deposits for PCS Auction................................      (468)            --
  Return of deposits for PCS Auction......................       468            468
  Investment in affiliate.................................      (100)          (384)
                                                            --------       --------
     Net cash used in investing activities................      (787)          (209)
                                                            --------       --------
Cash flows from financing activities:
  Repayment of notes payable officer/shareholder..........    (1,168)            --
  Payment on other debt and obligations under capital
     leases...............................................       (21)          (195)
  Payment on programming obligations......................    (5,515)        (5,567)
  Cash overdraft, net.....................................     1,244           (678)
  Repayment of long-term debt.............................   (11,640)       (13,950)
  Proceeds from long-term debt............................    14,159             --
  Proceeds from short-term ACME advances..................        --         14,899
  Payments on revolver, net...............................    (4,130)            --
  Payment on deferred financing costs.....................      (318)            --
                                                            --------       --------
     Net cash used in financing activities................    (7,389)        (5,491)
                                                            --------       --------
     Net decrease in cash.................................      (221)           (23)
Cash, beginning of year...................................       244             23
                                                            --------       --------
Cash, end of year.........................................  $     23       $     --
                                                            ========       ========
Cash paid for interest....................................  $  1,575       $  1,216
                                                            ========       ========
Cash paid for income taxes................................  $    120       $     --
                                                            ========       ========
Non-cash transactions:
  Programming rights purchased under installment
     obligations..........................................  $  3,430       $  3,205
                                                            ========       ========

See accompanying notes to consolidated financial statements.

                          KOPLAR COMMUNICATIONS, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

(1) ORGANIZATION

     The Company operates an independent television station in St. Louis, Missouri (KPLR-TV). The broadcasting license of KPLR-TV is owned by Koplar Television Co., L.L.C., a 99.9%-owned subsidiary of Koplar Communications, Inc.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          The following is a summary of the significant accounting policies followed in the preparation of these financial statements:

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

BASIS OF CONSOLIDATION

     The consolidated financial statements include the accounts of Koplar Communications, Inc. and subsidiary (collectively, the Company). Accordingly, all references herein to Koplar Communications, Inc. include the consolidated results of its subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

CASH AND CREDIT CONCENTRATIONS

     The Company maintains several cash accounts, including a lockbox account, in a financial institution. The cash balances in these accounts may at times exceed insured limits. The majority of the Company's receivables are due from local and national advertising agencies and are not collateralized.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation expense is computed using the straight-line method over the estimated useful lives of the related assets. The accelerated cost recovery system (ACRS) and modified accelerated cost recovery system (MACRS) are used for income tax purposes. Renewals and betterments are capitalized to the related asset accounts, while repair and maintenance costs, which do not improve or extend the lives of the respective assets, are charged to operations as incurred.

     When assets are retired or otherwise disposed of, the assets and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is recorded in operations.

                          KOPLAR COMMUNICATIONS, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

PROGRAMMING RIGHTS

     Programming rights are recorded at cost when the program is available to the Company for broadcasting. Programming rights and related obligations are recorded at cost without recognition of any imputed interest charges. Agreements define the lives of the rights and the number of showings. The cost of programming rights is charged against earnings either on the straight-line basis over the term of the agreement or per play for certain syndicated contracts based on the number of plays specified in the contract. Programming rights for programs which management expect to be broadcast in the succeeding fiscal year are shown as a current asset.

     The Company assesses the valuation of its programming rights on an ongoing basis by evaluating the unamortized rights and future programming rights commitments and comparing the anticipated future number of plays and related revenue potential with the related unamortized cost. When unamortized cost exceeds the undiscounted estimated future revenue, the Company will recognize an adjustment to the related carrying value. During 1996, the Company recorded an adjustment to the carrying value of certain programming rights totaling approximately $1,500,000.

DEFERRED FINANCING COSTS

     Financing costs incurred in connection with obtaining financing are deferred and amortized on a straight-line basis over the term of the borrowings. Amortization of deferred financing costs, included in interest expense, totaled approximately $411,000 and $47,000, for the years ended December 31, 1996 and 1997, respectively. In addition, the Company expensed approximately $2,227,000 and $239,000 of deferred financing costs during 1996 and 1997, respectively, as a result of the Company's refinancing of its long-term debt (see note 6). Accordingly, the expense related to these transactions has been reflected as an extraordinary item, net of tax effects, in the consolidated statements of operations.

INCOME TAXES

     Deferred income taxes are recognized for the tax consequences in future years of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the temporary differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

INTEREST RATE HEDGE AGREEMENTS

     The Company enters into interest rate swap agreements which involve the exchange of fixed and floating rate interest payments periodically over the life of the agreement without the exchange of the underlying principal amounts. All agreements entered into by the Company relate to outstanding debt obligations. Accordingly, the Company accounts for these instruments similar to a hedge agreement and the differential to be paid or received is

                          KOPLAR COMMUNICATIONS, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

accrued as interest rates change and recognized over the life of the agreements as an adjustment to interest expense.

REVENUE RECOGNITION

     Revenues from advertisements are recognized as commercials are broadcast. The Company receives such revenues net of commissions deducted for advertising agencies.

BARTER REVENUES

     Barter transactions in which the Company accepts products or services in exchange for commercial airtime are recorded at the estimated fair values of the products or services received. Barter revenues are recognized when commercials are broadcast. The assets or services received in exchange for broadcast time are recorded when received or used. Certain of the Company's programming agreements involve the exchange of advertising time for programming. The Company does not record revenues and cost of revenues related to these arrangements, which have no impact on earnings. The Company estimates that revenues and costs associated with these agreements were approximately $2,612,000 and $2,800,000 for 1996 and 1997, respectively.

LOCAL MARKETING AGREEMENTS

     The Company entered into a local marketing agreement (LMA) upon its acquisition by ACME Television Holdings, LLC (see note 15). As of December 31, 1997, regulatory approval of the transfer of the Company's License Assets was pending. Under the terms of the agreement, the Company receives specified periodic payments to operate KPLR-TV in exchange for the grant to ACME of the right to program and sell advertising on a specified portion of the station's inventory of broadcast time. In addition, ACME assumes the obligation to pay all operating expenses subsequent to September 30, 1998. Accordingly, ACME has recorded all operating revenues and expenses during the LMA period from October 1, 1997 through December 31, 1997. All other non-operating results are recorded by the Company during the LMA period.

(3) PREPAID EXPENSES AND OTHER CURRENT ASSETS

     In 1995, the Company placed a refundable deposit of $1,235,000 with the FCC in order to bid on the regional rights for a personal communications system. The Company expects this product to replace cell phones, beepers and other portable communications technology. The Company was the successful bidder on a number of PCS licenses. During 1996, $468,000 of the initial deposit was returned to the Company.

     In fourth quarter 1996, another round of PCS bidding was opened by the FCC. The auction was concluded and the deposit was returned in the first quarter of 1997.

                          KOPLAR COMMUNICATIONS, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

(4) PROPERTY AND EQUIPMENT

     A summary of property and equipment at December 31, 1996 and 1997 is as follows (dollars in thousands):

                                                                           ESTIMATED
                                                      1996      1997      USEFUL LIVES
                                                     -------   -------   --------------
Land...............................................  $   464   $   464         --
Buildings and improvements.........................    1,780     1,705   15 to 40 years
Equipment, furniture and fixtures..................    6,463     6,311    3 to 15 years
                                                     -------   -------
                                                       8,707     8,480
Less accumulated depreciation......................   (6,069)   (6,105)
                                                     -------   -------
                                                     $ 2,638   $ 2,375
                                                     =======   =======

     Depreciation expense for the years ended December 31, 1996 and 1997 was approximately $702,000 and $556,000, respectively.

(5) NOTE PAYABLE -- REVOLVER

     The note payable - revolver was repaid in July 1996 as part of a debt refinancing with a financial institution (see note 6).

(6) LONG-TERM DEBT

     The Company's long-term debt at December 31, 1996 totaled $13,650,000. Based upon the borrowing rates available to the Company for bank loans with similar terms and average maturities, the fair value of long-term debt approximated carrying value.

     On July 10, 1996, the Company refinanced certain existing debt and received a revolving commitment totaling $19,000,000 (the Loan Agreement), of which approximately $14,266,000 was drawn from the commitment to satisfy certain existing obligations and refinancing costs.

     At December 31, 1996, the Company had borrowed $13,650,000 against the revolving commitment agreement. Under the terms of the Loan Agreement, the Company was required to repay the loan and all unpaid interest thereon on July 1, 2001. The loan interest was based on either the alternative base rate or the adjusted LIBOR rate, as defined in the Loan Agreement.

     In order to limit interest rate risk, the Company entered into a five-year interest rate swap for $5,000,000 of the borrowings, which locked in an interest rate of approximately 10%. The Company also entered into a three-year interest rate swap for $2,000,000 of the borrowings, which locked in an interest rate of approximately 10%. In addition, the Company entered into a 30-day interest rate swap for $5,000,000 of the outstanding borrowings, which locked in an interest rate of approximately 8.87% at December 31, 1996. The remaining borrowings accrued interest, payable monthly at the prime interest rate plus 0.25% - 0.75% per annum based on certain criteria. In addition, the Company is required to

                          KOPLAR COMMUNICATIONS, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

pay quarterly a commitment fee of 0.5% per annum of the unused portion of the revolving commitment.

     During 1997, in conjunction with the acquisition by ACME, the outstanding loan balances were paid in full and certain short-term advances were extended to the Company by ACME. The total of outstanding advances at December 31, 19997 was approximately $14,899,000.

(7) PROGRAMMING OBLIGATIONS

     Programming obligations are generally classified as current or noncurrent liabilities according to the payment terms of the various contracts.

     At December 31, 1997, future minimum payments based on contractual agreements are as follows (in thousands):

                        YEAR ENDING
                        DECEMBER 31,
                        ------------
1998........................................................  $5,030
1999........................................................   3,295
2000........................................................   1,373
                                                              ------
                                                              $9,698
                                                              ======

(8) NOTE PAYABLE -- PROGRAMMER

     Note payable -- programmer represents an additional amount owed to Warner Bros. ("WB") in connection with the restructuring of certain programming obligations in 1994. During 1996, the Company entered into a Stock Purchase, Option and Repurchase Agreement with WB, under which the Company had an obligation in the amount of $3,692,000 to WB in addition to the liability recorded as programming obligations.

     Under this agreement, the Company issued a promissory note for $3,092,000 to WB (payable in even installments over 36 months, plus interest at 1% over the prime rate per annum, payments to begin upon notification by WB to the Company), and also transferred to WB stock in an entity which is partially owned by the shareholder of the Company (see note 14). However, the agreement granted the programmer a "Put Right" under which the stock may be transferred by WB to the Company at any time until either June 28, 1997 or the exercise of the First Option (see below). In 1995, $100,000 was paid on the Put Right.

     The Company replaced the note payable-programmer with a restructured agreement on December 31, 1996. The previous note payable and the related accrued interest were replaced with Note A and Note B. Note A was in the amount of $2,000,000 and at December 31, 1996 and 1997, $1,900,000 was outstanding.
Interest accrues at prime plus 0.5%. Principal of $100,000 plus accrued interest to date are payable quarterly until the note is satisfied. There was no accrued interest on Note A at December 31, 1996 and 1997.

     Note B was an option note for $2,250,000. At December 31, 1996 and 1997, $2,250,000 was outstanding on Note B. The programmer was granted an option callable between

                          KOPLAR COMMUNICATIONS, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

January 1, 2000 and December 31, 2001. If called, WB would receive 12% of a related entity's stock instead of cash payments on the $2,250,000 promissory note. The Company's "Put Right" was exercisable between January 1, 1997 and December 31, 2001. If exercised, WB would receive 12% of the related entity's stock instead of cash payments on the $2,250,000 promissory note. Interest accrues at prime. There was no accrued interest on Note B at December 31, 1996 and 1997.

(9) COMMITMENTS

     In conjunction with obtaining new programming and other related considerations, the Company's commitments amounted to approximately $5,395,000 as of December 31, 1997.

     The aggregate payments for these commitments over the next five years are as follows (in thousands):

                        YEAR ENDING
                        DECEMBER 31,
                        ------------
1998........................................................  $  298
1999........................................................   1,250
2000........................................................   1,731
2001........................................................   1,476
2002........................................................     640
                                                              ------
                                                              $5,395
                                                              ======

     In January 1995 KPLR-TV became an affiliate of the WB Network. Under the affiliation agreement, the Company was required to make an annual payment to Warner Brothers if the ratings and revenue in prime time broadcasts of WB Network programming for the current year exceed ratings and revenues achieved by the Company in the preceding year. No such payments were payable to Warner Brothers for the years ended December 31, 1996 and 1997.

     The Company had an operating lease for certain equipment that requires annual payments of approximately $42,000 for a remaining period of twelve years. Total rent expense under operating leases for the years ended December 31, 1996 and 1997 was approximately $123,000 and $115,000, respectively.

(10) NOTES PAYABLE -- OFFICER/SHAREHOLDER

     Indebtedness to a shareholder of the Company consists of a promissory note for $1,023,000 and debentures payable for approximately $145,000, totaling $1,168,000 at December 31, 1995. The notes and interest were repaid in July 1996 when the Company refinanced certain debt with a financial institution (see note
6).

                          KOPLAR COMMUNICATIONS, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

(11) INCOME TAXES

     The provisions for income taxes on continuing operations for the years ended December 31, 1996 and 1997 consists of the following (in thousands):

                                                              1996     1997
                                                              -----   -------
Current:
  Federal...................................................  $ 552   $  (557)
  State.....................................................     83      (163)
Deferred:
  Federal...................................................   (150)     (315)
  State.....................................................    (23)      (46)
                                                              -----   -------
     Provision for income tax...............................  $ 462   $(1,081)
                                                              =====   =======

     The difference between the actual tax provision and the amounts obtained by applying the statutory U.S. federal income tax rate of 34% to income before income taxes and extraordinary items for the years ended December 31 is as follows (in thousands):

                                                                 YEARS ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                               1996      1997
                                                              ------    -------
Income before income taxes and extraordinary items..........  $1,021    $(4,628)
                                                              ------    -------
Tax provision computed at statutory rate....................  $  347    $(1,574)
Increases (reductions) in taxes due to:
  State income taxes (net of federal tax benefit)...........      40       (138)
  Investment in affiliate...................................      --        570
  Other.....................................................      75         61
                                                              ------    -------
Actual tax provision........................................  $  462    $(1,081)
                                                              ======    =======

     The tax effect of temporary differences between the tax basis of assets and liabilities and their corresponding amounts for financial statement reporting purposes at the tax rates expected to be in effect when such differences reverse are as follows (in thousands):

                                                               1996      1997
                                                              ------    ------
Current deferred income tax asset:
  Allowance for doubtful accounts...........................  $  (83)   $  (97)
  Accrued vacation payable..................................     (64)      (61)
  Bonus payable.............................................    (195)       --
  Charitable contributions carryforward.....................      --       (40)
  Option Agreement..........................................      --      (175)
Noncurrent deferred income tax liability:
  Book over tax basis of fixed assets.......................      22         3
  Book over tax basis of programming rights.................   1,918     1,607
                                                              ------    ------
  Net deferred income tax liability.........................  $1,598    $1,237
                                                              ======    ======

                          KOPLAR COMMUNICATIONS, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

(12) 401(K) PLAN

     Substantially all employees are eligible to participate in a 401(k) Plan sponsored by the Company. The plan provides that the Company may match a specified percentage of an employee's contribution up to a defined limit at its discretion. The amount charged to expense by the Company for the years ended December 31, 1996 and 1997 was approximately $55,000 and $60,000, respectively.

(13) INVESTMENT IN AFFILIATE

     In 1995, the Company entered into an agreement with another television station in St. Louis which provides that the Company make annual payments of $200,000 to the owners of the station (the Owners) for three years, in return for programming and other considerations over a three-year period. The agreement may be extended by the Owners for an additional two years. Under a separate agreement, the Company has agreed to make up to $3,500,000 in capital contributions to a limited liability company, owned by the Company and the Owners, formed to acquire television stations and invest in other communications opportunities, as approved by the Company. No such additional contributions had been made as December 31, 1997.

(14) RELATED PARTY TRANSACTIONS

     During previous years, the Company advanced funds under a loan agreement to ISW, Inc. (ISW), a company which is partially owned by a shareholder of the Company. In 1996 and 1997, the Company advanced approximately $443,000 and $1,200,000, respectively, to ISW. This amount was included in a loan receivable balance and is fully reserved.

     At December 31, 1996, the remaining balance of loans and interest receivable by the Company from ISW was approximately $3,251,000 with a corresponding allowance. Both amounts were written off and removed from the records in 1997.

     During 1996 and 1997, the Company was charged approximately $139,000 in rent and parking charges by Koplar Properties, Inc., an entity owned by a shareholder of the Company.

(15) SALE OF COMPANY

     On July 29, 1997, the shareholders of the Company (Shareholders) agreed to sell all of their shares of the Company's common and preferred stock to ACME Television Holdings, LLC (ACME) for $146,000,000. On September 30, 1997, pursuant to the stock purchase agreement between ACME and the Shareholders, ACME placed $143,000,000 into an escrow account and ACME and the Shareholders filed with the FCC a request to transfer the Company's broadcast license. The Company has also entered into a local marketing agreement with ACME under the terms of which ACME received the economic benefit of the Company's earnings, effective October 1, 1997. As a result, the consolidated statements of operations reflect the operating results of the Company through September 30, 1997, as well as any other non-operating results from October 1, 1997 through December 31, 1997. On

                          KOPLAR COMMUNICATIONS, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

March 13, 1998, ACME acquired all of the outstanding common and preferred stock of the Company and the local marketing agreement was terminated.

     In connection with the ACME transaction, the Company recorded at December 31, 1997 approximately $5,900,000 in non-recurring bonus expense paid to a certain executive and other employees of the Company. This amount is included in other selling, general and administrative expense for the year ending December 31, 1997.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Channel 32, Incorporated:

     We have audited the accompanying statements of operations and cash flows of Channel 32, Incorporated (a wholly owned subsidiary of Peregrine Communications, Ltd. effectively as of July 1, 1995) for the years ended June 30, 1995 (Predecessor) and 1996 (Successor). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards required that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of Channel 32 Incorporated's operations and its cash flows for the years ended June 30, 1995 (Predecessor) and 1996 (Successor) in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Los Angeles, California
November 13, 1997

                            CHANNEL 32 INCORPORATED

                            STATEMENTS OF OPERATIONS

                                                                         PERIOD FROM
                                                                        JULY 1, 1996
                                          JUNE 30,        JUNE 30,           TO
                                            1995            1996        JUNE 17, 1997
                                        -------------    -----------    -------------
                                                                         (SUCCESSOR)
                                        (PREDECESSOR)    (SUCCESSOR)     (UNAUDITED)
Broadcast revenues, net...............   $   288,178     $ 2,728,857     $ 1,305,886
                                         -----------     -----------     -----------
Operating expenses:
  Programming and production..........       622,688       3,273,608       1,303,808
  Selling, general and
     administrative...................       273,422       1,462,360       1,060,497
  Depreciation and amortization.......       234,498         541,878         346,469
                                         -----------     -----------     -----------
     Total operating expenses.........     1,130,608       5,277,846       2,710,774
                                         -----------     -----------     -----------
       Operating loss.................      (842,430)     (2,548,989)     (1,404,888)
                                         -----------     -----------     -----------
Other income (expense):
  Interest expense....................      (200,112)     (3,252,202)     (2,221,688)
  Interest income.....................            --          44,821              --
  Write-off of due from parent........            --        (188,586)             --
  Other expenses, net.................            --         (70,254)        (10,181)
                                         -----------     -----------     -----------
     Other expense, net...............      (200,112)     (3,466,221)     (2,231,869)
                                         -----------     -----------     -----------
Loss before income taxes..............    (1,042,542)     (6,015,210)     (3,636,757)
Income taxes..........................            --              --              --
                                         -----------     -----------     -----------
       Net Loss.......................   $(1,042,542)     (6,015,210)    $(3,636,757)
                                         ===========                     ===========

                            CHANNEL 32 INCORPORATED

                            STATEMENTS OF CASH FLOWS

                                                                          PERIOD FROM
                                                                         JULY 1, 1996
                                            JUNE 30,        JUNE 30,          TO
                                              1995            1996       JUNE 17, 1997
                                          -------------    -----------   -------------
                                                                          (SUCCESSOR)
                                          (PREDECESSOR)    (SUCCESSOR)    (UNAUDITED)
Cash flows from operating activities:
  Net loss..............................   $(1,042,542)    $(6,015,210)   $(3,636,757)
                                           -----------     -----------    -----------
Adjustments to reconcile net loss to net
  cash:
  Depreciation and Amortization.........       288,083         951,377      1,322,513
Changes in assets and liabilities:
  Increase in programming rights........      (122,500)       (401,559)      (380,400)
  Increase in accounts receivable.......       (59,470)       (167,353)        23,242
  Increase (decrease) in due from
     related
     party..............................            --          14,700       (692,301)
  Increase in other assets..............        (5,000)        (82,646)      (357,606)
  Increase (decrease) in due to related
     party..............................            --          63,887        (63,887)
  Increase (decrease) in accounts
     payable............................       252,704         (56,523)       651,014
  Increase in accrued expenses..........       179,117         184,414        182,932
  Increase in programming rights
     payable............................        97,437         249,377        308,612
                                           -----------     -----------    -----------
       Net cash used in operating
          activities....................      (412,171)     (5,259,536)    (2,642,638)
                                           -----------     -----------    -----------
Cash flows from investing activities:
  Acquisition of property and
     equipment..........................      (978,711)       (998,429)      (355,717)
  Disposal of property and equipment....            --         236,910             --
  Increase in broadcast licenses........      (243,785)       (315,000)            --
                                           -----------     -----------    -----------
       Net cash used in investing
          activities....................    (1,222,496)     (1,076,519)      (355,717)
                                           -----------     -----------    -----------
Cash flows from financing activities:
  Proceeds from borrowings..............     1,793,519       8,038,056      3,110,138
  Payment of borrowings.................      (159,417)     (1,793,519)        (2,635)
  Payments of obligations under capital
     lease..............................            --              --        (10,217)
  Proceeds from issuance of common
     stock..............................         1,600         100,108             --
                                           -----------     -----------    -----------
       Net cash provided by financing
          activities....................     1,635,702       6,344,645      3,097,286
                                           -----------     -----------    -----------
       Net increase in cash.............         1,035           8,590         98,931
Cash, beginning of period...............            --           1,035          9,625
                                           -----------     -----------    -----------
Cash, end of period.....................   $     1,035     $     9,625    $   108,556
                                           ===========     ===========    ===========
Supplemental disclosures of cash flow
  information:
Cash paid during the year for:
  Interest..............................        51,845         732,582        370,095
  Income taxes..........................           120              --             --
Non-cash transactions:
  Acquisition of property and equipment
     in exchange for capital lease
     obligations........................       650,000         185,000             --

See notes to consolidated financial statements

                        CHANNEL 32 INCORPORATED (NOTE 1)

                         NOTES TO FINANCIAL STATEMENTS
                             JUNE 30, 1995 AND 1996
                    (INFORMATION RELATING TO THE PERIOD FROM
                  JULY 1, 1996 TO JUNE 17, 1997 IS UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND FORMATION

     Channel 32, Incorporated was incorporated under the laws of the state of Oregon on December 16, 1993. Channel 32, Incorporated (the Company) owns and operates KWBP-TV Channel 32, a television station (and The WB Network affiliate) in Portland, Oregon. The Company is a wholly owned subsidiary of Peregrine Communications, Ltd. (Peregrine) subsequent to Peregrine's acquisition of the Company effective July 1, 1995.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     Effective July 1, 1995, Peregrine acquired Channel 32, Incorporated, for approximately $350,000. The Company paid $315,000 of this amount on behalf of Peregrine. The acquisition was accounted for using the purchase method of accounting. The Company has applied push-down accounting reflecting the full acquisition cost and resulting equity in the accompanying financial statements subsequent to the acquisition date. As a result of the acquisition, the financial information for periods after the acquisition (Successor) is presented on a different cost basis than for the periods prior to the acquisition (Predecessor) and, therefore, is not comparable. The purchase price has been allocated to the tangible assets of the Company acquired and liabilities assumed based on their estimated fair market value at the acquisition date. The net liabilities assumed plus the purchase price totaled approximately $1,400,000 and was allocated to broadcast licenses.

     The financial statements are presented as if the acquisition occurred on July 1, 1995, rather than the actual purchase dates which occurred between March and November 1995. The impact of recording the purchase as of July 1, 1995, instead of the actual acquisition dates, is not material to the accompanying financial statements.

LOCAL MARKETING AGREEMENT

     Effective January 1, 1997, the operations of KWBP-TV were transferred to ACME Television of Oregon, LLC pursuant to a local marketing agreement. Accordingly, the Company's financial statements subsequent to December 31, 1996 only include the Company's net activity pursuant to such local marketing agreement.

REVENUE RECOGNITION

     Revenue related to the sale of airtime related to advertising and contracted time is recognized at the time of broadcast. The Company receives such revenues net of commissions deducted by advertising agencies and national sales representatives.

                        CHANNEL 32 INCORPORATED (NOTE 1)

                             JUNE 30, 1995 AND 1996
                    (INFORMATION RELATING TO THE PERIOD FROM
                  JULY 1, 1996 TO JUNE 17, 1997 IS UNAUDITED)

CASH AND CASH EQUIVALENTS

     For purposes of reporting the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

PROGRAMMING RIGHTS

     Programming rights represent costs incurred for the right to broadcast certain features and syndicated television programs. Programming rights are stated at the lower of amortized cost or estimated realizable value. The cost of such programming rights and the corresponding liability are recorded when the initial program becomes available for broadcast under the contract. Programming rights are amortized over the life of the contract on an accelerated basis related to the usage of the program. Programming rights expected to be amortized during the next fiscal year are classified as current in the balance sheets. The payments under these contracts that are due within one year and after one year are reflected in the balance sheets as current and noncurrent liabilities, respectively.

     Commitments for programming rights that have been executed, but which have not been recorded in the accompanying financial statements, as the underlying programming is not available for broadcast, were approximately $0, $222,249 and $262,500 as of June 30, 1995, 1996 and March 31, 1997, respectively.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. The cost of maintenance is expensed.

     Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the respective assets. The principal lives used in determining depreciation and amortization rates of various assets are as follows:

Buildings...................................................      39 years
Broadcasting equipment......................................  5 - 15 years
Furniture and fixtures......................................   5 - 7 years
Vehicles....................................................       5 years
Equipment under capital leases..............................  5 - 15 years

BARTER TRANSACTIONS

     Revenue and expenses associated with barter agreements in which broadcast time is exchanged for programming rights are recorded at the average rate of the airtime exchanged. Barter transactions, which represent the exchange of adverting time for goods or services, are recorded at the estimated fair value of the products or services received. Barter revenue is recognized when advertisements are broadcast. Merchandise or services received from airtime trade sales are charged to expense or capitalized when used or received.

                        CHANNEL 32 INCORPORATED (NOTE 1)

                             JUNE 30, 1995 AND 1996
                    (INFORMATION RELATING TO THE PERIOD FROM
                  JULY 1, 1996 TO JUNE 17, 1997 IS UNAUDITED)

     Revenues and expenses include approximately $1,267,600 of barter transaction for the year ended June 30, 1996. The Company did not record revenues and expenses associated with barter transactions for the year ended June 30, 1995. The Company does not believe the omission of such barter transactions for the year ended June 30, 1995 is material to the Financial Statements taken as a whole.

CARRYING VALUE OF LONG-LIVED ASSETS

     The Company has adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The carrying value of long-lived assets (tangible and intangible) is reviewed if the facts and circumstances suggest that they may be impaired. If this review indicates that an asset's carrying value will not be recoverable, as determined based on future expected undiscounted cash flows, the carrying value is reduced to fair market value.

INCOME TAXES

     The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. Under SFAS No. 109 deferred income taxes are recognized for tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between financial statement carrying amounts and the tax basis of existing assets and liabilities.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of accounts receivable. The Company believes that concentrations of credit risk with respect to accounts receivable, which are unsecured, are limited due to the Company's ongoing relationship with its clients. The Company provides for its estimate of uncollectible accounts on a periodic basis. The Company has not experienced significant losses relating to accounts receivable. For periods ended June 30, 1994, 1995, 1996 and March 31, 1997 and 1996 no customer accounted for more than 10% of revenues.

(3) INTANGIBLE ASSETS

     Intangible assets are stated at cost, less accumulated amortization, and are comprised of broadcast licenses. Broadcast licenses are being amortized on a straight-line basis over

                        CHANNEL 32 INCORPORATED (NOTE 1)

                             JUNE 30, 1995 AND 1996
                    (INFORMATION RELATING TO THE PERIOD FROM
                  JULY 1, 1996 TO JUNE 17, 1997 IS UNAUDITED)

15 years. The amount of amortization related to broadcast licenses was approximately $0, $11,000, $97,567, and $93,000 for the periods ended June 30, 1994, 1995 and 1996 and June 17, 1997, respectively.

(4) STOCKHOLDERS' EQUITY

     At June 30, 1995, the Company had 2,000 shares of authorized common stock with 1,000 shares issued to its four original stockholders and an option to purchase 818 shares representing 45% of the Company, with an exercise price of $452,000 held by Peregrine (Peregrine Option).

     In November 1995, the stockholders approved an increase in the number of authorized shares to 4,000 shares of common stock. The Company sold 250 shares of common stock for $100,000 to Aspen TV, LLC and sold an option for $108 to purchase 51% of the outstanding common stock, or 791 shares, for an exercise price of $150,000. This option is automatically cancelled and the Company will be obligated to repurchase the stock sold to Aspen TV, LLC for the sale price plus interest upon the Company's timely repayment of its debt obligation to Aspen TV, LLC. The Peregrine Option was cancelled at this time.

(5) RELATED PARTY TRANSACTIONS

     Due (to) from related party represent temporary advances in the form of expenses paid by or on behalf of the Company by Peregrine. The following is a summary of these amounts:

                                                        JUNE 30,
                                                   -------------------    MARCH 31,
                                                    1995        1996        1997
                                                   -------    --------    ---------
Due from related party -- Peregrine..............  $14,700    $     --    $     --
Due from related party -- ACME Television of
  Oregon.........................................       --          --     692,301
Due to related party -- Peregrine................       --     (63,887)         --
                                                   -------    --------    --------
  Total..........................................  $14,700    $(63,887)   $692,301
                                                   =======    ========    ========

     Due from related party, ACME Television of Oregon, LLC relates to the balance due to the Company pursuant to the local marketing agreement effective January 1, 1997.

(6) INCOME TAXES

     The Company did not record any tax benefit during the period from December 16, 1993 (inception) to June 30, 1994, the years ended June 30, 1995 and 1996 and the nine months ended March 31, 1996 and 1997.

                        CHANNEL 32 INCORPORATED (NOTE 1)

                             JUNE 30, 1995 AND 1996
                    (INFORMATION RELATING TO THE PERIOD FROM
                  JULY 1, 1996 TO JUNE 17, 1997 IS UNAUDITED)

     The provision for income taxes differs from the amount computed by applying the Federal statutory income tax rate of 34% to income before income taxes as shown below:

                                                  1994        1995          1996
                                                 -------    ---------    -----------
Computed "expected" income tax benefit.........  $(8,000)   $(355,000)   $(2,100,000)
Increase in valuation allowance................    8,000      355,000      2,100,000
                                                 -------    ---------    -----------
  Income tax expense (benefit).................  $    --    $      --    $        --
                                                 =======    =========    ===========

     Deferred income tax assets and liabilities result from temporary differences. Temporary differences are differences in the recognition of income and expenses for income tax and financial reporting purposes that will result in taxable or deductible amounts in future years. At June 30, 1996 and March 31, 1997, the net deferred income tax assets, related primarily to net operating loss carryforwards, were approximately $1,158,000 and $6,177,000, respectively. In 1995, the Company experienced an ownership change as defined in Section 382 of the Internal Revenue Code. This change in ownership restricts the utilization of the Company's net operating loss (NOL) carryforwards to offset future taxable income. NOL carryforwards arising subsequent to the change of control are not subject to the limitation. The amount of NOL carryforwards subject to the limitation is approximately $1,000,000 with an annual limitation of $75,000. The carryforwards available at June 30, 1996 expire in 2011.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. At June 30, 1995, 1996 and March 31, 1997, based on the level of historical taxable income and projections for future taxable losses over the periods in which the level of deferred tax assets are deductible, management believes that it is not more likely than not that the Company will not realize the benefits of these deductible differences.

(7) SALE

     On June 17, 1997, ACME Television Holdings, LLC (ACME) acquired certain of the Company's assets, including the broadcast license of KWBP-TV and assumed certain liabilities, including all of the Company's programming commitments and the Company's equipment leases, in exchange for $18,675,000 in cash and $4,400,000 in ACME Parent membership interests.

     In addition, pursuant to a local marketing agreement, ACME effectively operated the station and funded the losses from January 1, 1997 through June 17, 1997 (the acquisition date). Accordingly, there were no operating revenues or expenses incurred by the Company subsequent to January 1, 1997.

INSIDE BACK COVER

[ACME COMMUNICATIONS LOGO]

[LOGO'S OF SOME OF THE KIDS' WB PROGRAMMING AND PHOTOGRAPHS OF SEVERAL LOONEY TOONS CHARACTERS]

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares in any circumstances under which the offer or solicitation is unlawful.

                               TABLE OF CONTENTS

                                        Page
                                        ----
PROSPECTUS SUMMARY....................    1
RISK FACTORS..........................    9
DISCLOSURE REGARDING
  FORWARD-LOOKING STATEMENTS..........   18
USE OF PROCEEDS.......................   18
DIVIDEND POLICY.......................   18
CAPITALIZATION........................   19
DILUTION..............................   21
SELECTED CONSOLIDATED FINANCIAL
  DATA................................   22
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................   24
INDUSTRY OVERVIEW.....................   30
BUSINESS..............................   33
MANAGEMENT............................   55
PRINCIPAL STOCKHOLDERS................   62
CERTAIN TRANSACTIONS..................   64
THE REORGANIZATION....................   67
DESCRIPTION OF CAPITAL STOCK..........   68
SHARES ELIGIBLE FOR FUTURE SALE.......   71
CERTAIN U.S. FEDERAL TAX
  CONSIDERATIONS FOR NON-U.S. HOLDERS
  OF COMMON STOCK.....................   73
UNDERWRITING..........................   75
NOTICE TO CANADIAN RESIDENTS..........   79
LEGAL MATTERS.........................   80
EXPERTS...............................   80
ADDITIONAL INFORMATION................   80
INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS..........................  F-1

Dealer Prospectus Delivery Obligation:

Until             , 1999 (25 days after the date of this prospectus), all
dealers that buy, sell or trade in these shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. Dealers are also obligated to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

[LOGO]

ACME
Communications, Inc.
                  Shares
   Common Stock
   Deutsche Banc Alex. Brown
   Merrill Lynch & Co.
   Morgan Stanley Dean Witter
   CIBC World Markets

   Prospectus

         , 1999

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
Subject to Completion, Dated           , 1999

[LOGO]
--------------------------------------------------------------------------------
ACME Communications, Inc.
                 Shares
Common Stock
--------------------------------------------------------------------------------

THIS IS AN INITIAL PUBLIC OFFERING OF COMMON STOCK OF ACME COMMUNICATIONS, INC. NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR COMMON STOCK. WE ANTICIPATE THAT THE
INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $          AND $          PER
SHARE.

WE ARE SELLING ALL OF THE           SHARES OF COMMON STOCK OFFERED UNDER THIS
PROSPECTUS. THE INTERNATIONAL UNDERWRITERS ARE OFFERING        SHARES OUTSIDE
THE UNITED STATES AND CANADA AND THE U.S. UNDERWRITERS ARE OFFERING
SHARES IN THE UNITED STATES AND CANADA.

WE INTEND TO APPLY TO LIST OUR COMMON STOCK ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "ACME."

Investing in our common stock involves risks. See "Risk Factors" beginning on page 9.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                   PER SHARE             TOTAL
                                                                   ---------             -----
  PUBLIC OFFERING PRICE                                         $                   $
  UNDERWRITING DISCOUNTS AND COMMISSIONS                        $                   $
  PROCEEDS, BEFORE EXPENSES, TO ACME                            $                   $

WE AND THE SELLING STOCKHOLDERS HAVE GRANTED THE UNDERWRITERS THE RIGHT TO
PURCHASE UP TO AN ADDITIONAL        SHARES AT THE PUBLIC OFFERING PRICE WITHIN
30 DAYS FROM THE DATE OF THIS PROSPECTUS TO COVER OVER-ALLOTMENTS.

THE UNDERWRITERS ARE SEVERALLY UNDERWRITING THE SHARES BEING OFFERED. THE UNDERWRITERS EXPECT TO DELIVER THE SHARES AGAINST PAYMENTS IN BALTIMORE,
MARYLAND ON             , 1999.

IN THIS PROSPECTUS, REFERENCES TO "DOLLARS" AND "$" ARE TO UNITED STATES
DOLLARS.
Deutsche Bank
                   Merrill Lynch International
                                     Morgan Stanley Dean Witter
                                                  CIBC World Markets
The date of this Prospectus is             , 1999.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                                  UNDERWRITING

     We intend to offer our common stock outside of the United States and Canada through a number of underwriters. Deutsche Bank AG London, Merrill Lynch International, Morgan Stanley & Co. International Limited and CIBC World Markets International Limited are acting as representatives (the "International Representatives") of each of the underwriters named below (the "International Underwriters"). Subject to the terms and conditions set forth in an underwriting agreement (the "International Underwriting Agreement") among us and the International Representatives on behalf of the International Underwriters, we have agreed to sell to the International Underwriters, and each of the International Underwriters severally and not jointly has agreed to purchase from us, the number of shares of common stock set forth opposite its name below.

                                                               NUMBER
                        UNDERWRITER                           OF SHARES
                        -----------                           ---------
Deutsche Bank AG London ....................................
Merrill Lynch International.................................
Morgan Stanley & Co. International Limited..................
CIBC World Markets International Limited....................
                                                              --------
  Total.....................................................
                                                              ========

     We intend to offer our common stock in the United States and Canada. Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and CIBC World Markets Corp. are acting as representatives (the "U.S. Representatives" and together with the International Representatives, the "Representatives") for certain international underwriters (collectively, the "U.S. Underwriters", and together with the International Underwriters, the "Underwriters"). Subject to the terms and conditions set forth in the underwriting agreement (the "U.S. Underwriting Agreement") between us and the U.S. Representatives on behalf of the U.S.
Underwriters, and concurrently with the sale of        shares of common stock to
the International Underwriters pursuant to the International Underwriting Agreement, we have agreed to sell to the U.S. Underwriters, and each of the U.S. Underwriters severally and not jointly has agreed to purchase from us, an
aggregate of           shares of common stock. The public offering price per
share of common stock and the underwriting discount per share of common stock are identical under the U.S. Underwriting Agreement and the International Underwriting Agreement.

     Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the two offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of our common stock, directly or indirectly, only in the U.S. (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States"), in Canada and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or (b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters has agreed pursuant to the Agreement Between that, as a part of the distribution of the shares offered as a part of the international offering, and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of common stock in the United States or to any U.S. persons or to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons, and
(ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

     Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of common stock as may be mutually agreed. The

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.

     In the U.S. Underwriting Agreement and the International Underwriting Agreement, the several U.S. Underwriters and International Underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of common stock being sold pursuant to each such agreement if any of the shares of common stock being sold under the terms of such agreement are purchased. In a default by an underwriter, the U.S. Underwriting Agreement and the International Underwriting Agreement provide that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the such agreements may be terminated. The closing with respect to the sale of shares of common stock to be purchased by the U.S. Underwriters and the International Underwriters are conditioned upon one another.

     Pursuant to the Agreement Between, each International Underwriter has represented and agreed that (a) it has not offered or sold and, prior to the date six months after the closing date for the sale of our shares to the International Underwriters, will not offer or sell any shares in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (b) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to our shares in, from, or otherwise involving the United Kingdom; and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering of our shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, or to any person to whom such document may lawfully be issued or passed on.

     Buyers of the shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the initial public offering price.

     We have agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect of those liabilities.

     The shares of common stock are being offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to consummation of the reorganization, approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

     The Representatives have advised us that the Underwriters propose initially to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus, and to certain dealers at
such price less a concession not in excess of $          per share of common
stock. The Underwriters may allow, and such dealers may reallow, a discount not
in excess of $          per share of common stock on sales to certain other
dealers. After the initial public offering, the public offering price, concession and discount may change.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

     The following table shows the per share and total public offering price, underwriting discount to be paid by us to the Underwriters and the proceeds before expenses to us. This information is presented assuming either no exercise or full exercise by the Underwriters of the over-allotment option.

                                                       PER SHARE   WITHOUT OPTION   WITH OPTION
                                                       ---------   --------------   -----------
Public offering price................................    $              $              $
Underwriting discount................................    $              $              $
Proceeds, before expenses, to ACME...................    $              $              $
Proceeds, before expenses, to the selling
  stockholders.......................................    $              $              $

     The expenses of the offering, exclusive of underwriting discounts, include the Securities and Exchange Commission registration fee, the National Association of Securities Dealers filing fee, the Nasdaq National Market listing fee, printing expenses, legal fees and expenses, accounting fees and expenses, road show expenses, Blue Sky fees and expenses, transfer agent and registrar fees and other miscellaneous fees. The expenses of the offering, exclusive of
the underwriting discount, are estimated at $          and are payable by us.

OVER-ALLOTMENT OPTION

     We and the selling stockholders have granted an option to the Underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an
aggregate of        additional shares of our common stock at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The Underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of our common stock offered hereby. To the extent that the Underwriters exercise this option, each Underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of our common stock proportionate to such underwriter's initial amount reflected in the foregoing table.

RESERVED SHARES

     At our request, the Underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares offered hereby to be sold to some of our directors, officers, employees, business associates and related persons. The number of shares of our common stock available for sale to the general public will be reduced to the extent that those persons purchase the reserved shares. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

LOCK-UP

     We and our executive officers and directors and all existing stockholders have agreed, for a period of 180 days after the date of this prospectus, not to offer, sell, contract to sell, loan, pledge, grant any option to purchase, make any short sale or otherwise dispose of (1) any shares of our common stock, (2) any options or warrants to purchase any shares of our common stock, or (3) any securities convertible into, exchangeable for or that represent the right to receive shares of our common stock. Certain gifts, transfers to trusts, and distributions to partners or shareholders of a stockholder are permitted where the transferee agrees to be similarly bound. Transfers may also be made where Deutsche Bank Securities Inc. on behalf of the Underwriters consents in advance.

     Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us and the Representatives. The factors considered in determining the initial public offering price, in addition to prevailing market conditions, are the valuation multiples of publicly traded companies that the Representatives believe to be

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

comparable to us, certain of our financial information, our history, our prospects, the industry in which we compete, and an assessment of our management, its past and present operations, the prospects for, and timing of, our future revenue, the present state of our development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours. There can be no assurance that an active trading market will develop for our common stock or that our common stock will trade in the public market subsequent to the offering at or above the initial public offering price.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

     Until the distribution of our common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase our common stock. As an exception to these rules, the Representatives are permitted to engage in transactions that stabilize the price of our common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

     If the Underwriters create a short position in our common stock in connection with the offering, that is, if they sell more shares of our common stock than are set forth on the cover page of this prospectus, the Representatives may reduce that short position by purchasing our common stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The Representatives may also impose a penalty bid on underwriters and selling group members. This means that if the Representatives purchase shares of our common stock in the open market to reduce the Underwriters' short position or to stabilize the price of our common stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of our common stock to the extent that it discourages resales of our common stock.

     Neither ACME nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither ACME nor any of the Underwriters makes any representation that the representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

CERTAIN RELATIONSHIPS AND ARRANGEMENTS

     Canadian Imperial Bank of Commerce ("CIBC"), an affiliate of CIBC Word Markets Corp. and CIBC World Markets International Limited, is a primary lender and the agent under our credit agreement. We pay CIBC a commitment fee on the unused portion of its commitment as a lender under our credit agreement; CIBC also receives a fee for its services as administrative agent. As a lender, CIBC may receive more than 10% of the net proceeds of this offering to repay debt under our credit agreement. Under the Conduct Rules of the National Association of Securities Dealers, Inc., special considerations apply where a "member" or "person associated with a member" (as defined by the NASD) participating in an offering is paid more than 10% of the net proceeds. Accordingly, this offering is being made pursuant to Rule 2710(c)(8) of the NASD's Conduct Rules, in conjunction with which Deutsche Bank Securities Inc., a Representative, is acting as a "qualified independent underwriter" in pricing this offering, preparing this prospectus and conducting due diligence.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                                 LEGAL MATTERS

     O'Melveny & Myers LLP, Newport Beach, California will pass upon the validity of the shares of common stock offered by this prospectus. Irell & Manella LLP, Los Angeles, California will pass upon certain legal matters for the underwriters.

                                    EXPERTS

     The consolidated financial statements and schedules of ACME Communications, Inc. as of December 31, 1998 and 1997, and for each of the years in the two-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Koplar Communications, Inc. for each of the years in the two-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Channel 32, Incorporated for each of the years in the two-year period ended June 30, 1996, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. As permitted by the rules and regulations of the SEC, this prospectus, which is part of the registration statement, omits certain information included in the registration statement and the exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and the common stock offered by this prospectus, reference is made to our registration statement and its exhibits and schedules. Statements contained in this prospectus concerning the contents of any contract or any other document referred to in the prospectus are not necessarily complete. In each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

     We file reports and other information with the Securities and Exchange Commission. Such reports and other information, as well as a copy of the registration statement may be inspected without charge at the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. In addition, registration statements and certain other filings made with the SEC through its Electronic Data Gathering, Analysis and Retrieval system, including our registration statement and all exhibits and amendments to our registration statement, are publicly available through the SEC's Web site at http://www.sec.gov.

     Upon approval of our common stock for listing on the Nasdaq National Market, such reports, proxy and information statements and other information may also be inspected at the office of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares in any circumstances under which the offer or solicitation is unlawful.

                               TABLE OF CONTENTS

                                        Page
                                        ----
PROSPECTUS SUMMARY....................    1
RISK FACTORS..........................    9
DISCLOSURE REGARDING
  FORWARD-LOOKING STATEMENTS..........   18
USE OF PROCEEDS.......................   18
DIVIDEND POLICY.......................   18
CAPITALIZATION........................   19
DILUTION..............................   21
SELECTED CONSOLIDATED FINANCIAL
  DATA................................   22
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................   24
INDUSTRY OVERVIEW.....................   30
BUSINESS..............................   33
MANAGEMENT............................   55
PRINCIPAL STOCKHOLDERS................   62
CERTAIN TRANSACTIONS..................   64
THE REORGANIZATION....................   67
DESCRIPTION OF CAPITAL STOCK..........   68
SHARES ELIGIBLE FOR FUTURE SALE.......   71
CERTAIN U.S. FEDERAL TAX
  CONSIDERATIONS FOR NON-U.S. HOLDERS
  OF COMMON STOCK.....................   73
UNDERWRITING..........................   75
LEGAL MATTERS.........................   79
EXPERTS...............................   79
ADDITIONAL INFORMATION................   79
INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS..........................  F-1

There are restrictions on the offer and sale of the common stock in the United Kingdom. All applicable provisions of the Financial Services Act of 1986 and the Public Offers of Securities Regulations 1995 with regard to anything done by any person in relation to the common stock, in, from or otherwise involving the United Kingdom must be complied with. See "Underwriting."

[LOGO]

ACME
Communications, Inc.
                 Shares
   Common Stock
   Deutsche Bank
   Merrill Lynch International
   Morgan Stanley Dean Witter
   CIBC World Markets

   Prospectus

         , 1999

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.

SEC Registration fee........................................  $31,970
NASD fee....................................................  $12,000
Nasdaq National Market listing fee..........................  $
Printing and engraving expenses.............................  $
Legal fees and expenses.....................................  $
Accounting fees and expenses................................  $
Blue sky fees and expenses..................................  $
Transfer agent fees.........................................  $
Miscellaneous fees and expenses.............................  $
                                                              -------
  Total.....................................................  $
                                                              =======

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our certificate of incorporation and bylaws provide a right to indemnification to the fullest extent permitted by law for expenses, attorney's fees, damages, punitive damages, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by any person whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in our right by reason of the fact that such person is or was serving as a director or officer at our request, as a director, officer, partner, venturer, proprietor, employee, agent, or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Our certificate of incorporation and bylaws provide for the advancement of expenses to an indemnified party upon receipt of an undertaking by the party to repay those amounts if it is finally determined that the indemnified party is not entitled to indemnification. In addition, we have entered into indemnification agreements with each of our directors and executive officers.

     Our bylaws authorize us to take steps to ensure that all persons entitled to the indemnification are properly identified, indemnified, including, if the board of directors so determines, purchasing and maintaining insurance.

     We have entered into indemnification agreements with each of our directors and officers. Pursuant to the indemnification agreements, we have agreed to indemnify each director or officer, to the maximum extent provided by applicable law, from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by each director or officer in or arising out of such person's capacity as our director, officer, employee and/or agent or any other corporation of which such person is a director or officer at our request. In addition, each director or officer is entitled to an advance of expenses to the maximum extent authorized or permitted by law.

     To the extent that our board of directors or the stockholders may in the future wish to limit or repeal our ability to provide indemnification as set forth in the certificate of incorporation, such repeal or limitation may not be effective as to directors and officers who are parties to the indemnification agreements, because their rights to full protection would be contractually assured by the indemnification agreements. We anticipate entering similar contracts, from time to time, with our future directors.

     In addition, the Form of Underwriting Agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     On June 17, 1997, we sold (a) to our initial investors, 6,467 membership units for an aggregate of $6.5 million and 14,700 convertible debentures for an aggregate of $14.7 million, (b) 4,400 membership units to Channel 32 Incorporated as partial consideration for the assets of KWBP and (c) 40 management carry units to Mr. Kellner and 30 management carry units to each of Mr. Gealy and Mr. Allen in partial consideration for their services as founders of our company. We relied on 4(2) under the Securities Act for an exemption from registration under the Securities Act.

     On September 30, 1997, we sold to our initial investors and additional investors 13,820.5 membership units for an aggregate of $13.8 million and 10,000 convertible debentures for an aggregate of $10.0 million. We relied on 4(2) under the Securities Act for exemption from registration under the Securities Act.

     In each of the June 1997 and September 1997 issuance of membership units (other than the units we sold to Channel 32 Incorporated) we paid CEA, Inc. a financing fee of $440,000 and $1.1 million.

     In January 1998, we issued 3,000 membership units to each of Michael Roberts and Steven Roberts as partial consideration for 49% of membership units of Roberts Broadcasting of Salt Lake City, LLC. We relied on 4(2) under the Securities Act for exemption from registration under the Securities Act.

     In June 1998, we sold 2,500 membership units to the sellers of Second Generation of Florida, Ltd. in partial consideration for the assets of that entity. We relied on 4(2) under the Securities Act for exemption under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

     The following Exhibits are attached hereto and incorporated herein by reference.

EXHIBIT
 NUMBER                        EXHIBIT DESCRIPTION
-------                        -------------------
 1.1*      Form of Underwriting Agreement.
 2.1*      Form of Merger Agreement by and among ACME Television
           Holdings, LLC, ACME Subsidiary Holdings, LLC and ACME
           Communications, Inc.
 3.1*      Restated Certificate of Incorporation of ACME
           Communications, Inc., a Delaware corporation.
 3.2*      Restated Bylaws of ACME Communications, Inc.
 4.1(1)    Indenture, dated September 30, 1997, by and among ACME
           Intermediate Holdings, LLC and ACME Intermediate Finance,
           Inc., as Issuers, and Wilmington Trust Company.
 4.2(1)    Indenture, dated September 30, 1997, by and among ACME
           Television, LLC and ACME Finance Corporation, as issuers,
           the Guarantors named therein, and Wilmington Trust Company.
 4.3(4)    First Supplemental Indenture, dated February 11, 1998, by
           and among ACME Television, LLC and ACME Finance Corporation, the Guarantors named therein, and Wilmington Trust Company.
 4.4(4)    Second Supplemental Indenture, dated March 13, 1998, by and among ACME Television, LLC and ACME Finance Corporation, the
           Guarantors named therein, and Wilmington Trust Company.
 4.5(6)    Third Supplemental Indenture, dated August 21, 1998, by and among ACME Television, LLC and ACME Finance Corporation, as issuers, the Guarantors named therein, and Wilmington Trust
           Company.
 4.6*      Form of Stock Certificate of ACME Television Holdings, Inc.
 5.1*      Opinion of O'Melveny & Myers LLP regarding the legality of the securities being registered.
10.1(9)    Asset Purchase Agreement, dated April 23, 1999, by and among
           Paxson Communications Corporation, Paxson Communications
           License Company, LLC, Paxson Communications of Green Bay-14,
           Inc., Paxson Communications of Dayton-26, Inc., Paxson
           Dayton License, Inc., Paxson Communications of Decatur-23,
           Inc., Paxson Decatur License, Inc., ACME Television of Ohio,
           LLC, ACME Television Licenses of Ohio, LLC, ACME Television
           of Wisconsin, LLC, ACME Television Licenses of Wisconsin,
           LLC, ACME Television of Illinois, LLC and ACME Television
           Licenses of Illinois, LLC for WDPX(TV), Springfield, Ohio,
           WPXG(TV), Suring, WI and WPXU(TV), Decatur, IL.
10.2(3)    Time Brokerage Agreement, dated April 23, 1999, by and among
           Paxson Communications License Company, LLC, Paxson
           Communications of Green Bay-14, Inc., and ACME Television of
           Wisconsin, LLC for Station WPXG-TV, Suring, Wisconsin.
10.3(3)    Time Brokerage Agreement, dated April 23, 1999, by and among
           Paxson Decatur License, Inc., Paxson Communications of
           Decatur-23, Inc., and ACME Television of Illinois, LLC for
           Station WPXU-TV, Decatur, Illinois.
10.4(3)    Time Brokerage Agreement, dated April 23, 1999, by and among
           Paxson Dayton License, Inc., Paxson Communications of
           Dayton-26, Inc., and ACME Television of Ohio, LLC for
           Station WDPX-TV, Springfield, Ohio.
10.5(8)    Asset Purchase Agreement, dated February 19, 1999, by and
           between ACME Television of New Mexico, LLC and ACME
           Television Licenses of New Mexico, LLC and Ramar
           Communications II, Ltd., with respect to television station
           KWBQ-TV, Santa Fe, New Mexico.

EXHIBIT
 NUMBER                        EXHIBIT DESCRIPTION
-------                        -------------------
10.6(8)    Asset Purchase Agreement, dated February 19, 1999, by and
           between ACME Television of New Mexico, LLC and ACME
           Television Licenses of New Mexico, LLC and Ramar
           Communications II, Ltd., with respect to television station
           KASY-TV, Albuquerque, New Mexico.
10.7(7)    Purchase Agreement, dated October 30, 1998, by and between
           Roberts Broadcasting of New Mexico, LLC and ACME Television
           of New Mexico, LLC.
10.8(7)    Option Agreement, dated November 5, 1998, by and between
           Roberts Broadcasting of New Mexico, LLC and ACME Television
           of New Mexico, LLC.
10.9(1)    Asset Purchase Agreement, dated August 22, 1997, by and
           between ACME Television Licenses of New Mexico, LLC and
           Minority Broadcasters of Santa Fe, Inc.
10.10(1)   Management Agreement, dated August 22, 1997, by and between
           Minority Broadcasters of Santa Fe, Inc. and ACME Television
           of New Mexico, LLC.
10.11(1)   Membership Contribution Agreement, dated August 22, 1997, by and among ACME Television Holdings, LLC, Roberts
           Broadcasting of Salt Lake City, LLC, Michael V. Roberts and
           Steven C. Roberts.
10.12(8)   Membership Purchase Agreement, dated July 10, 1998, by and between Roberts Broadcasting of Salt Lake City, L.L.C.,
           Michael V. Roberts and Steven C. Roberts and ACME Television
           Holdings, LLC for a majority interest in Roberts
           Broadcasting of Salt Lake City, L.L.C.
10.13(8)   Asset Exchange Agreement, dated April 20, 1998 by and among
           Paxson Salt Lake City License, Inc., Paxson Communications
           of Salt Lake City-30, Inc. and Roberts Broadcasting of Salt
           Lake City, L.L.C.
10.14(5)   Time Brokerage Agreement, dated April 20, 1998, for KUPX-TV, by and among Paxson Salt Lake City License, Inc., Paxson
           Communications of Salt Lake City-30, Inc. and ACME
           Television of Utah, LLC.
10.15(1)   Management Agreement, dated August 22, 1997, by and between
           Roberts Broadcasting of Salt Lake City, LLC and ACME
           Television of Utah, LLC.
10.16(4)   Asset Purchase Agreement, dated March 2, 1998, by and
           between ACME Television, LLC and Second Generation of
           Florida, Ltd.
10.17(4)   Time Brokerage Agreement, dated March 2, 1998, by and
           between ACME Television, LLC and Second Generation of
           Florida, Ltd.
10.18*     Station Affiliation Agreement, dated March 15, 998, by and between ACME Television Holdings, LLC and The WB Television
           Network Partners, L.P.
10.19(4)   Agreement, dated January 30, 1998, by and between ACME
           Television Licenses of Tennessee, LLC, Ruth Payne Carman
           (dba E&R Communications) and the Carman-Holly Partnership.
10.20(5)   Assignment Agreement, dated June 16, 1998, by and between
           ACME Television Licenses of Tennessee, LLC, Ruth Payne
           Carman (dba E&R Communications), Carman-Harrison, LLC and
           Donald E. Holley.
10.21(1)   Stock Purchase Agreement, dated July 29, 1997, by and among
           ACME Television Holdings, LLC, Koplar Communications, Inc.
           and the shareholders named therein.
10.22(1)   Escrow Agreement, dated September 8, 1997, by and among ACME
           Television Holdings, LLC, ACME Television Licenses of
           Missouri, Inc., Koplar Communications, Inc. the shareholders of Koplar Communications, Inc. and NationsBank, N.A.
10.23(1)   Time Brokerage Agreement for KPLR-TV, dated September 8,
           1997, by and among ACME Television Licenses of Missouri,
           Inc., ACME Television Holdings, LLC, Koplar Communications
           Television, LLC and Koplar Communications, Inc.
10.24(1)   Station Affiliation Agreement, dated September 24, 1997, by and between ACME Holdings of St. Louis, LLC and The WB
           Television Network Partners, L.P.

EXHIBIT
 NUMBER                        EXHIBIT DESCRIPTION
-------                        -------------------
10.25(3)   Management Agreement between Edward J. Koplar and ACME
           Television Licenses of Missouri, Inc.
10.26(1)   Escrow Agreement, dated May 28, 1997, by and among ACME
           Television Licenses of Tennessee, LLC, ACME Television of
           Tennessee, LLC, Crossville TV Limited Partnership, the
           Sellers names therein and NationsBank, N.A., as escrow
           agent.
10.27(1)   Station Affiliation Agreement, dated August 18, 1997, by and between ACME Holdings of Knoxville, LLC and The WB
           Television Network Partners, L.P.
10.28(1)   Station Affiliation Agreement, dated June 10, 1997, by and between ACME Holdings of Oregon, LLC and The WB Television
           Network Partners, L.P.
10.29      Joint Sales Agreement by and between ACME Television
           Holdings, LLC and DP Media, Inc., dated April 23, 1999.
10.30      Option Agreement dated April 23, 1999 by and between ACME
           Television Holdings, LLC and DP Media, Inc., dated April 23,
           1999.
10.31(1)   Programming Agreement, dated June 1, 1995, by and among
           Koplar Communications, Inc., Roberts Broadcasting Company,
           Michael V. Roberts and Steven C. Roberts.
10.32(5)   Master Lease Agreement, dated June 30, 1998, by and between
           General Electric Capital Corporation and ACME Television,
           LLC.
10.33(1)   Station Affiliation Commitment Letter dated August 21, 1997, to ACME Communications, Inc. from The WB Television Network.
10.34*     1999 Stock Incentive Plan.
10.35*     Employment Agreement, as amended, by and between ACME
           Communications, Inc. and Doug Gealy.
10.36*     Employment Agreement, as amended, by and between ACME
           Communications, Inc. and Tom Allen.
10.37*     Consulting Agreement, as amended, by and between ACME
           Communications, Inc. and Jamie Kellner.
10.38(1)   First Amended and Restated Credit Agreement, dated as of
           December 2, 1997, by and among ACME Television, LLC, the
           Lenders named therein and Canadian Imperial Bank of
           Commerce, New York Agency, as agent for the Lenders.
10.39(3)   Securities and Pledge Agreement, dated December 2, 1997, by and between ACME Subsidiary Holdings III, LLC and Canadian
           Imperial Bank of Commerce, as agent for the benefit of CIBC,
           Inc. and other financial institutions.
10.40      Amendment No. 1 to First Amended and Restated Credit
           Agreement, dated June 30, 1998.
10.41      Amendment No. 2 to First Amended and Restated Credit
           Agreement, dated June 30, 1998.
10.42      Third Amendment to First Amended and Restated Credit
           Agreement, dated March 1, 1999.
10.43      Fourth Amendment to First Amended and Restated Credit
           Agreement, dated April 23, 1998.
10.44(3)   Form of Guaranty by and among ACME subsidiaries, Canadian
           Imperial Bank of Commerce, as agent, and the Lenders under the First Amended and Restated Credit Agreement.
10.45(3)   Form of Security and Pledge Agreement by and among ACME
           subsidiaries, Canadian Imperial Bank of Commerce, as agent, and the Lenders under the First Amended and Restated Credit
           Agreement.
10.46*     Registration Rights Agreement, dated as of             ,
           1999, by and among ACME Communications, Inc. and the parties on the signature pages thereto.
10.47(1)   Note Purchase Agreement, dated September 24, 1997, by and
           among ACME Intermediate Holdings, LLC, ACME Intermediate
           Finance, Inc. and CIBC Wood Gundy Securities Corp., as
           Initial Purchaser.

EXHIBIT
 NUMBER                        EXHIBIT DESCRIPTION
-------                        -------------------
10.48(2)   Note Purchase Agreement, dated September 24, 1997, by and
           among ACME Television, LLC, ACME Finance Corporation, CIBC
           Wood Gundy Securities Corp. and Merrill Lynch, Pierce,
           Fenner & Smith Incorporated.
10.49(1)   Securities Pledge Agreement, dated September 30, 1997, by
           and between ACME Intermediate Holdings, LLC and ACME
           Intermediate Finance, Inc., as Pledgers, and Wilmington
           Trust Company, as Trustee.
10.50(3)   Limited Liability Company Agreement of ACME Television
           Holdings, LLC.
10.51(3)   First Amendment to Limited Liability Company Agreement of
           ACME Television Holdings, LLC.
10.52*     Employment Agreement by and between ACME Communications,
           Inc. and Ed Danduran.
10.53      Amended and Restated Investment and Loan Agreement, dated as of June 17, 1999, by and among ACME Television Holdings, LLC and Jamie Kellner, Douglas Gealy, Thomas Allen, CEA Capital
           Partners USA, L.P. CEA ACME, Inc., Alta Communications VI,
           L.P., Alta Subordinated Debt Partners III, L.P., Alta-Comm S
           by S, LLC, Alta ACME, Inc., BancBoston Ventures, Inc., CEA
           Inc. and Alta Inc.
10.54      Form of Convertible Debenture of ACME Television Holdings,
           LLC. Due June 30, 2008.
10.55(8)   Agreement of Lease, dated May 16, 1986, by and between CBS,
           Inc. and Koplar Communications Inc.
10.56(8)   Amendment to Agreement of Lease, dated September 2, 1986, by and between Viacom Broadcasting of Missouri Inc. and Koplar
           Communications Inc.
10.57(1)   Amended and Restated Lease Agreement, dated July 1, 1986, by and between KKSN, Inc. and Channel 32 Incorporated.
10.58(8)   Tower Lease Agreement, dated August 22, 1997, by and between
           Roberts Broadcasting Company of Utah, Inc. and Roberts
           Broadcasting Company of Salt Lake City, LLC.
10.59(3)   Amendment to Tower Lease Agreement, dated December 9, 1997, by and between Roberts Broadcasting Company of Utah, Inc.
           and Roberts Broadcasting Company of Salt Lake City LLC.
10.60      Lease Agreement, dated January 1, 1997, by and between Mr.
           Tom Winter and VCY/America, Inc.
10.61      Assignment and Assumption of Lease and Estoppel Certificate,
           dated October 6, 1997.
10.62      Assignment and Assumption of Lease, dated April 23, 1999.
10.63(7)   Tower Lease Agreement, dated December 30, 1998, by and
           between Roberts Broadcasting Company of New Mexico, LLC and
           ACME Television of New Mexico, LLC.
10.64*     Tower License Agreement, dated May 21, 1992, by and between
           Caloosa Television Corporation and Southwest Florida
           Telecommunications, Inc.
10.65*     Station Affiliation Agreement by and between ACME Television of Utah and The WB Television Network.
10.66*     Station Affiliation Agreement by and between ACME Television of New Mexico and The WB Television Network.
10.67*     Station Affiliation Agreement by and between ACME Television of Wisconsin and The WB Television Network.
10.68*     Station Affiliation Agreement by and between ACME Television of Illinois and The WB Television Network.
10.69*     Station Affiliation Agreement by and between ACME Television of Ohio and The WB Television Network.
10.70*     Station Affiliation Agreement by and between ACME Television of Michigan and Pax Net.

EXHIBIT
 NUMBER                        EXHIBIT DESCRIPTION
-------                        -------------------
10.71      Bridge Loan Agreement, dated April 23, 1999, by and among
           ACME Television Holdings, LLC, Alta Communications VI, L.P.,
           Alta Comm S by S, LLC, Alta Subordinated Debt Partners III,
           L.P., BancBoston Investments Inc., CEA Capital Partners USA,
           L.P., CEA Capital Partners USA CI, L.P., TCW Shared
           Opportunity Fund III, L.P., Shared Opportunity Fund IIB, LLC
           and TCW Leveraged Income Trust II, L.P.
10.72*     Voting Agreement.
21.0       Subsidiaries of Registrant.
23.1*      Form of Consent of KPMG LLP regarding ACME Communications,
           Inc.
23.2       Consent of KPMG LLP regarding Koplar Communications, Inc.
           and Subsidiary.
23.3       Consent of KPMG LLP regarding Channel 32 Incorporated.
23.4*      Consent of O'Melveny & Myers LLP (included in Exhibit 5.1).
24.1       Power of Attorney (included in signature page hereto).
27.1       Financial Data Schedule.

-------------------------
 *  To be filed by amendment.

(1) Incorporated by reference to the Registration Statement for ACME Intermediate Holdings, LLC on Form S-4, File No. 333-4027, filed on November 14, 1997.

(2) Incorporated by reference to the Registration Statement for ACME Television, LLC on Form S-4 No. 333-40281, filed on November 14, 1997.

(3) Incorporated by reference to the Registration Statement for ACME Television, LLC on Form S-4/A No. 333-40281, filed on January 16, 1998.

(4) Incorporated by reference to ACME Intermediate Holdings LLC's Quarterly Report on Form 10-Q for the period ending March 31, 1998.

(5) Incorporated by reference to ACME Intermediate Holdings LLC's Quarterly Report on Form 10-Q for the period ending June 30, 1998.

(6) Incorporated by reference to ACME Intermediate Holdings LLC's Quarterly Report on Form 10-Q for the period ending September 30, 1998.

(7) Incorporated by reference to ACME Intermediate Holdings LLC's Annual Report on Form 10-K for the For the year ended December 31, 1998.

(8) Incorporated by reference to ACME Television Holdings LLC's Quarterly Report on Form 10-Q for the period ending March 31, 1999.

(9) Incorporated by reference to ACME Intermediate Holdings LLC's Report on Form 8-K filed May 7, 1999.

     (b) FINANCIAL STATEMENT SCHEDULES

     Schedule I -- Condensed Financial Information

     Schedule II -- Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Company hereby undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The Company hereby undertakes to provide to the underwriters at the Closing, as specified in the Underwriting Agreement, certificates in such denomination and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana,
State of California, on this                day of July 30, 1999.

                                          ACME COMMUNICATIONS, INC.

                                                   /s/ THOMAS ALLEN
                                          --------------------------------------
                                                       Thomas Allen
                                                 Executive Vice President
                                                 Chief Financial Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jamie Kellner, Douglas Gealy and Thomas Allen, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                    NAME                                    TITLE                   DATE
                    ----                                    -----                   ----

              /s/ JAMIE KELLNER                Chairman of the Board and Chief  July 30, 1999
---------------------------------------------   Executive Officer (Principal
                Jamie Kellner                        Executive Officer)

              /s/ DOUGLAS GEALY                 President and Chief Operating   July 30, 1999
---------------------------------------------       Officer and Director
                Douglas Gealy

              /s/ THOMAS ALLEN                 Executive Vice President, Chief  July 30, 1999
---------------------------------------------   Financial Officer (Principal
                Thomas Allen                      Financial and Accounting
                                                    Officer) and Director

              /s/ JAMES COLLIS                            Director              July 30, 1999
---------------------------------------------
                James Collis

            /s/ THOMAS EMBRESCIA                          Director              July 30, 1999
---------------------------------------------
              Thomas Embrescia

                    NAME                                    TITLE                   DATE
                    ----                                    -----                   ----
              /s/ BRIAN MCNEILL                           Director              July 30, 1999
---------------------------------------------
                Brian McNeill

             /s/ MICHAEL ROBERTS                          Director              July 30, 1999
---------------------------------------------
               Michael Roberts

              /s/ DARRYL SCHALL                           Director              July 30, 1999
---------------------------------------------
                Darryl Schall

SCHEDULE I

                           ACME COMMUNICATIONS, INC.
                                (PARENT COMPANY)

                        CONDENSED FINANCIAL INFORMATION
                                 BALANCE SHEETS

                                                              AS OF DECEMBER 31,
                                                              -------------------
                                                               1997        1998
                                                              -------    --------
                                                                (IN THOUSANDS)
ASSETS
Current Assets:
  Cash and cash equivalents.................................  $     4    $     48
  Due from affiliates.......................................        7          --
                                                              -------    --------
     Total current assets...................................       11          48
                                                              -------    --------
Notes Receivable and accrued interest.......................      211         231
Investment in subsidiaries..................................   40,806      28,456
Prepaid financing costs.....................................    1,081         959
                                                              -------    --------
     Total assets...........................................  $42,109    $ 29,694
                                                              =======    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Other current liabilities.................................       --           2
                                                              -------    --------
     Total current liabilities..............................       --           2
Accrued interest payable....................................    1,047       3,523
Convertible debentures......................................   24,756      24,756
                                                              -------    --------
     Total liabilities......................................  $25,803    $ 28,281
                                                              =======    ========
Common stock, $          par value,                shares
  authorized,                shares issued and
  outstanding...............................................       --          --
Additional paid-in capital..................................   23,785      30,832
Accumulated deficit.........................................   (7,479)    (29,419)
                                                              -------    --------
     Total stockholders' equity.............................   16,306       1,413
     Total liabilities and stockholders' equity.............  $42,109    $ 29,694
                                                              =======    ========

See accompanying notes to the consolidated financial statements.

                           ACME COMMUNICATIONS, INC.
                                (PARENT COMPANY)

                        CONDENSED FINANCIAL INFORMATION
                            STATEMENT OF OPERATIONS

                                                              FOR THE YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                               1997        1998
                                                              -------    --------
                                                                (IN THOUSANDS)
Net Revenues................................................  $    --    $     --
                                                              -------    --------
Other Income (Expenses).....................................        4         (13)
Interest income.............................................       --          20
Interest expense............................................   (1,096)     (2,575)
                                                              -------    --------
  Net other expenses........................................   (1,092)     (2,568)
Equity in the net loss of subsidiaries......................   (6,397)    (19,372)
                                                              -------    --------
  Net Loss..................................................  $(7,479)   $(21,940)
                                                              =======    ========

See accompanying notes to the consolidated financial statements.

                           ACME COMMUNICATIONS, INC.
                                (PARENT COMPANY)

                        CONDENSED FINANCIAL INFORMATION
                       STATEMENT OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                      COMMON STOCK     ADDITIONAL                     TOTAL
                                     ---------------    PAID-IN     ACCUMULATED   STOCKHOLDERS'
                                     SHARES   AMOUNT    CAPITAL       DEFICIT        EQUITY
                                     ------   ------   ----------   -----------   -------------
Balance at December 31, 1996.......   $--      $--      $    --      $     --       $     --
  Issuance of common stock, net....    --       --       23,785            --         23,785
    Net Loss.......................    --       --           --        (7,479)        (7,479)
                                      ---      ---      -------      --------       --------
Balance at December 31, 1997.......    --       --       23,785        (7,479)        16,306
  Issuance of common stock, net....    --       --        7,047                        7,047
    Net Loss.......................    --       --           --       (21,940)       (21,940)
                                      ---      ---      -------      --------       --------
Balance at December 31, 1998.......   $--      $--      $30,832      $(29,419)      $  1,413
                                      ===      ===      =======      ========       ========

See accompanying notes to the consolidated financial statements.

                           ACME COMMUNICATIONS, INC.
                                (PARENT COMPANY)

                        CONDENSED FINANCIAL INFORMATION
                            STATEMENT OF CASH FLOWS

                                                               FOR THE YEAR ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997        1998
                                                              --------    --------
                                                                 (IN THOUSANDS)
Cash flows from operating activities:
  Net loss..................................................  $ (7,479)   $(21,940)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Amortization of debt issuance costs.......................        34         122
  Equity in net loss of subsidiary..........................     6,397      19,372
Changes in assets and liabilities:
  (Increase) decrease in accounts receivables, net..........      (211)        (20)
  (Increase) decrease in prepaid expenses...................        --          25
  (Increase) decrease in due from affiliates................        (7)          7
  (Increase) other assets...................................        --          --
  Increase in other current liabilities.....................        --           2
  Increase in accrued expenses..............................     1,047       2,476
                                                              --------    --------
     Net cash provided by (used in) operating activity......      (219)         44
                                                              --------    --------
Cash flows from investing activities:
  Purchase of station interests.............................   (18,675)         --
  Investments in and advances to subsidiaries...............   (24,128)         --
                                                              --------    --------
     Net cash used in investing activities..................   (42,803)         --
                                                              --------    --------
Cash flows from financing activities:
  Issuance of units.........................................    19,385          --
  Debt issuance costs.......................................    (1,115)         --
  Issuance of convertible debt..............................    24,756          --
                                                              --------    --------
     Net cash provided by (used in) financing activities....    43,026          --
                                                              --------    --------
  Net increase (decrease) in cash...........................         4          44
  Cash at beginning of period...............................        --           4
                                                              --------    --------
  Cash at end of period.....................................  $      4    $     48
                                                              ========    ========
Supplemental disclosures of cash flow information:
Non-cash transactions:
  Issuance of equity as purchase consideration..............     4,400       7,047
  Contribution of station interest to subsidiary............    18,675          --

See accompanying notes to the consolidated financial statements.

                           ACME COMMUNICATIONS, INC.
                                (PARENT COMPANY)

                    NOTES TO CONDENSED FINANCIAL INFORMATION

(1) BASIS OF PRESENTATION

     Pursuant to the rules and regulations of the Securities and Exchange Commission, the Condensed Financial Statements of ACME Communications, Inc., does not include all of the information and notes normally included with financial statements prepared in accordance with generally accepted accounting principles. It is therefore suggested that these Condensed Financial Statements be read in conjunction with the Consolidated Financial Statements and Notes thereto included at Item 8 of this filing.

(2) CASH DIVIDENDS

     There have been no cash dividends declared by the Company.

(3) LONG-TERM DEBT

     There are no cash interest payments due on the Company's convertible debt until June 30, 2008. There are no cash interest payments due on ACME Intermediate Holdings, LLC's Senior Secured Discount Notes until March 31, 2003. There are no cash interest payments due on ACME Television, LLC's Senior Discount Notes until March 31, 2001.

(4) SUBSEQUENT EVENT -- REORGANIZATION

     Immediately before the closing of the offering, we will complete the reorganization described below. Before the following steps may be completed, we must receive FCC approval, for which we have filed applications.

     First, a subsidiary of ACME Communications, Inc. will merge into ACME Television Holdings, LLC. In this merger, ACME Television Holdings, LLC's membership units will be exchanged for shares of common stock of ACME Communications. After this merger, ACME Communications will own 100% of the membership units of ACME Television Holdings, LLC.

     Second, ACME Subsidiary Holdings, LLC, a wholly-owned subsidiary of ACME Television Holdings, LLC, will be merged into ACME Communications, which will be the surviving corporation.

     As a result of the mergers, ACME Communications will acquire membership units representing approximately 92% of ACME Intermediate, which were held by ACME Subsidiary Holdings, LLC and ACME Television Holdings, LLC.

     Third, ACME Communications will exchange shares of its common stock for membership units representing approximately 8% of ACME Intermediate, thereby acquiring 100% of ACME Intermediate.

     Concurrent with the mergers, ACME Communications will issue common stock in exchange for (a) all of the convertible debentures of ACME Television Holdings, LLC and (b) all of the convertible debentures and preferred membership units of another subsidiary of ACME Television Holdings, LLC.

     After the mergers and exchanges, ACME Communications will own 100% of ACME Intermediate.

     Lastly, our board of directors will effect a stock split in the form of a
stock dividend to our stockholders so that we will have           shares
outstanding immediately before this offering.

     Lastly, our board of directors will effect a stock split in the form of a
stock dividend to our stockholders so that we will have           shares
outstanding immediately before this offering.

SCHEDULE II.

                   ACME COMMUNICATIONS, INC AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
          FOR THE YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997

                                                     ADDITIONS
                        BALANCE AT   ADDITIONS      ACQUIRED IN                  BALANCE AT
ALLOWANCE FOR DOUBTFUL  BEGINNING    CHARGED TO      PURCHASE                      END OF
       ACCOUNTS         OF PERIOD     EXPENSE     TRANSACTIONS(1)   DEDUCTIONS     PERIOD
----------------------  ----------   ----------   ---------------   ----------   ----------
Year ended December
  31, 1997............        --           --          51,000          --          51,000
Year ended December
  31, 1998............    51,000      223,776         280,224          --         555,000
Three months ended
  March 31, 1999......   555,000       44,000              --          --         599,000

-------------------------
(1) Additions relating to purchase transactions.

     Other schedules have been omitted because they are not applicable or not required or because the information is included elsewhere in the consolidated financial statements or the related notes.

                                 EXHIBIT INDEX

EXHIBIT
 NUMBER                        EXHIBIT DESCRIPTION
-------                        -------------------
 1.1*      Form of Underwriting Agreement.
 2.1*      Form of Merger Agreement by and among ACME Television
           Holdings, LLC, ACME Subsidiary Holdings, LLC and ACME
           Communications, Inc.
 3.1*      Restated Certificate of Incorporation of ACME
           Communications, Inc., a Delaware corporation.
 3.2*      Restated Bylaws of ACME Communications, Inc.
 4.1(1)    Indenture, dated September 30, 1997, by and among ACME
           Intermediate Holdings, LLC and ACME Intermediate Finance,
           Inc., as Issuers, and Wilmington Trust Company.
 4.2(1)    Indenture, dated September 30, 1997, by and among ACME
           Television, LLC and ACME Finance Corporation, as issuers,
           the Guarantors named therein, and Wilmington Trust Company.
 4.3(4)    First Supplemental Indenture, dated February 11, 1998, by
           and among ACME Television, LLC and ACME Finance Corporation, the Guarantors named therein, and Wilmington Trust Company.
 4.4(4)    Second Supplemental Indenture, dated March 13, 1998, by and among ACME Television, LLC and ACME Finance Corporation, the
           Guarantors named therein, and Wilmington Trust Company.
 4.5(6)    Third Supplemental Indenture, dated August 21, 1998, by and among ACME Television, LLC and ACME Finance Corporation, as issuers, the Guarantors named therein, and Wilmington Trust
           Company.
 4.6*      Form of Stock Certificate of ACME Television Holdings, Inc.
 5.1*      Opinion of O'Melveny & Myers LLP regarding the legality of the securities being registered.
10.1(9)    Asset Purchase Agreement, dated April 23, 1999, by and among
           Paxson Communications Corporation, Paxson Communications
           License Company, LLC, Paxson Communications of Green Bay-14,
           Inc., Paxson Communications of Dayton-26, Inc., Paxson
           Dayton License, Inc., Paxson Communications of Decatur-23,
           Inc., Paxson Decatur License, Inc., ACME Television of Ohio,
           LLC, ACME Television Licenses of Ohio, LLC, ACME Television
           of Wisconsin, LLC, ACME Television Licenses of Wisconsin,
           LLC, ACME Television of Illinois, LLC and ACME Television
           Licenses of Illinois, LLC for WDPX(TV), Springfield, Ohio,
           WPXG(TV), Suring, WI and WPXU(TV), Decatur, IL.
10.2(3)    Time Brokerage Agreement, dated April 23, 1999, by and among
           Paxson Communications License Company, LLC, Paxson
           Communications of Green Bay-14, Inc., and ACME Television of
           Wisconsin, LLC for Station WPXG-TV, Suring, Wisconsin.
10.3(3)    Time Brokerage Agreement, dated April 23, 1999, by and among
           Paxson Decatur License, Inc., Paxson Communications of
           Decatur-23, Inc., and ACME Television of Illinois, LLC for
           Station WPXU-TV, Decatur, Illinois.
10.4(3)    Time Brokerage Agreement, dated April 23, 1999, by and among
           Paxson Dayton License, Inc., Paxson Communications of
           Dayton-26, Inc., and ACME Television of Ohio, LLC for
           Station WDPX-TV, Springfield, Ohio.
10.5(8)    Asset Purchase Agreement, dated February 19, 1999, by and
           between ACME Television of New Mexico, LLC and ACME
           Television Licenses of New Mexico, LLC and Ramar
           Communications II, Ltd., with respect to television station
           KWBQ-TV, Santa Fe, New Mexico.

EXHIBIT
 NUMBER                        EXHIBIT DESCRIPTION
-------                        -------------------
10.6(8)    Asset Purchase Agreement, dated February 19, 1999, by and
           between ACME Television of New Mexico, LLC and ACME
           Television Licenses of New Mexico, LLC and Ramar
           Communications II, Ltd., with respect to television station
           KASY-TV, Albuquerque, New Mexico.
10.7(7)    Purchase Agreement, dated October 30, 1998, by and between
           Roberts Broadcasting of New Mexico, LLC and ACME Television
           of New Mexico, LLC.
10.8(7)    Option Agreement, dated November 5, 1998, by and between
           Roberts Broadcasting of New Mexico, LLC and ACME Television
           of New Mexico, LLC.
10.9(1)    Asset Purchase Agreement, dated August 22, 1997, by and
           between ACME Television Licenses of New Mexico, LLC and
           Minority Broadcasters of Santa Fe, Inc.
10.10(1)   Management Agreement, dated August 22, 1997, by and between
           Minority Broadcasters of Santa Fe, Inc. and ACME Television
           of New Mexico, LLC.
10.11(1)   Membership Contribution Agreement, dated August 22, 1997, by and among ACME Television Holdings, LLC, Roberts
           Broadcasting of Salt Lake City, LLC, Michael V. Roberts and
           Steven C. Roberts.
10.12(8)   Membership Purchase Agreement, dated July 10, 1998, by and between Roberts Broadcasting of Salt Lake City, L.L.C.,
           Michael V. Roberts and Steven C. Roberts and ACME Television
           Holdings, LLC for a majority interest in Roberts
           Broadcasting of Salt Lake City, L.L.C.
10.13(8)   Asset Exchange Agreement, dated April 20, 1998 by and among
           Paxson Salt Lake City License, Inc., Paxson Communications
           of Salt Lake City-30, Inc. and Roberts Broadcasting of Salt
           Lake City, L.L.C.
10.14(5)   Time Brokerage Agreement, dated April 20, 1998, for KUPX-TV, by and among Paxson Salt Lake City License, Inc., Paxson
           Communications of Salt Lake City-30, Inc. and ACME
           Television of Utah, LLC.
10.15(1)   Management Agreement, dated August 22, 1997, by and between
           Roberts Broadcasting of Salt Lake City, LLC and ACME
           Television of Utah, LLC.
10.16(4)   Asset Purchase Agreement, dated March 2, 1998, by and
           between ACME Television, LLC and Second Generation of
           Florida, Ltd.
10.17(4)   Time Brokerage Agreement, dated March 2, 1998, by and
           between ACME Television, LLC and Second Generation of
           Florida, Ltd.
10.18*     Station Affiliation Agreement, dated March 15, 998, by and between ACME Television Holdings, LLC and The WB Television
           Network Partners, L.P.
10.19(4)   Agreement, dated January 30, 1998, by and between ACME
           Television Licenses of Tennessee, LLC, Ruth Payne Carman
           (dba E&R Communications) and the Carman-Holly Partnership.
10.20(5)   Assignment Agreement, dated June 16, 1998, by and between
           ACME Television Licenses of Tennessee, LLC, Ruth Payne
           Carman (dba E&R Communications), Carman-Harrison, LLC and
           Donald E. Holley.
10.21(1)   Stock Purchase Agreement, dated July 29, 1997, by and among
           ACME Television Holdings, LLC, Koplar Communications, Inc.
           and the shareholders named therein.
10.22(1)   Escrow Agreement, dated September 8, 1997, by and among ACME
           Television Holdings, LLC, ACME Television Licenses of
           Missouri, Inc., Koplar Communications, Inc. the shareholders of Koplar Communications, Inc. and NationsBank, N.A.
10.23(1)   Time Brokerage Agreement for KPLR-TV, dated September 8,
           1997, by and among ACME Television Licenses of Missouri,
           Inc., ACME Television Holdings, LLC, Koplar Communications
           Television, LLC and Koplar Communications, Inc.

EXHIBIT
 NUMBER                        EXHIBIT DESCRIPTION
-------                        -------------------
10.24(1)   Station Affiliation Agreement, dated September 24, 1997, by and between ACME Holdings of St. Louis, LLC and The WB
           Television Network Partners, L.P.
10.25(3)   Management Agreement between Edward J. Koplar and ACME
           Television Licenses of Missouri, Inc.
10.26(1)   Escrow Agreement, dated May 28, 1997, by and among ACME
           Television Licenses of Tennessee, LLC, ACME Television of
           Tennessee, LLC, Crossville TV Limited Partnership, the
           Sellers names therein and NationsBank, N.A., as escrow
           agent.
10.27(1)   Station Affiliation Agreement, dated August 18, 1997, by and between ACME Holdings of Knoxville, LLC and The WB
           Television Network Partners, L.P.
10.28(1)   Station Affiliation Agreement, dated June 10, 1997, by and between ACME Holdings of Oregon, LLC and The WB Television
           Network Partners, L.P.
10.29      Joint Sales Agreement by and between ACME Television
           Holdings, LLC and DP Media, Inc., dated April 23, 1999.
10.30      Option Agreement dated April 23, 1999 by and between ACME
           Television Holdings, LLC and DP Media, Inc., dated April 23,
           1999.
10.31(1)   Programming Agreement, dated June 1, 1995, by and among
           Koplar Communications, Inc., Roberts Broadcasting Company,
           Michael V. Roberts and Steven C. Roberts.
10.32(5)   Master Lease Agreement, dated June 30, 1998, by and between
           General Electric Capital Corporation and ACME Television,
           LLC.
10.33(1)   Station Affiliation Commitment Letter dated August 21, 1997, to ACME Communications, Inc. from The WB Television Network.
10.34*     1999 Stock Incentive Plan.
10.35*     Employment Agreement, as amended, by and between ACME
           Communications, Inc. and Doug Gealy.
10.36*     Employment Agreement, as amended, by and between ACME
           Communications, Inc. and Tom Allen.
10.37*     Consulting Agreement, as amended, by and between ACME
           Communications, Inc. and Jamie Kellner.
10.38(1)   First Amended and Restated Credit Agreement, dated as of
           December 2, 1997, by and among ACME Television, LLC, the
           Lenders named therein and Canadian Imperial Bank of
           Commerce, New York Agency, as agent for the Lenders.
10.39(3)   Securities and Pledge Agreement, dated December 2, 1997, by and between ACME Subsidiary Holdings III, LLC and Canadian
           Imperial Bank of Commerce, as agent for the benefit of CIBC,
           Inc. and other financial institutions.
10.40      Amendment No. 1 to First Amended and Restated Credit
           Agreement, dated June 30, 1998.
10.41      Amendment No. 2 to First Amended and Restated Credit
           Agreement, dated June 30, 1998.
10.42      Third Amendment to First Amended and Restated Credit
           Agreement, dated March 1, 1999.
10.43      Fourth Amendment to First Amended and Restated Credit
           Agreement, dated April 23, 1998.
10.44(3)   Form of Guaranty by and among ACME subsidiaries, Canadian
           Imperial Bank of Commerce, as agent, and the Lenders under the First Amended and Restated Credit Agreement.
10.45(3)   Form of Security and Pledge Agreement by and among ACME
           subsidiaries, Canadian Imperial Bank of Commerce, as agent, and the Lenders under the First Amended and Restated Credit
           Agreement.

EXHIBIT
 NUMBER                        EXHIBIT DESCRIPTION
-------                        -------------------
10.46*     Registration Rights Agreement, dated as of          , 1999,
           by and among ACME Communications, Inc. and the parties on
           the signature pages thereto.
10.47(1)   Note Purchase Agreement, dated September 24, 1997, by and
           among ACME Intermediate Holdings, LLC, ACME Intermediate
           Finance, Inc. and CIBC Wood Gundy Securities Corp., as
           Initial Purchaser.
10.48(2)   Note Purchase Agreement, dated September 24, 1997, by and
           among ACME Television, LLC, ACME Finance Corporation, CIBC
           Wood Gundy Securities Corp. and Merrill Lynch, Pierce,
           Fenner & Smith Incorporated.
10.49(1)   Securities Pledge Agreement, dated September 30, 1997, by
           and between ACME Intermediate Holdings, LLC and ACME
           Intermediate Finance, Inc., as Pledgers, and Wilmington
           Trust Company, as Trustee.
10.50(3)   Limited Liability Company Agreement of ACME Television
           Holdings, LLC.
10.51(3)   First Amendment to Limited Liability Company Agreement of
           ACME Television Holdings, LLC.
10.52*     Employment Agreement by and between ACME Communications,
           Inc. and Ed Danduran.
10.53      Amended and Restated Investment and Loan Agreement, dated as of June 17, 1999, by and among ACME Television Holdings, LLC and Jamie Kellner, Douglas Gealy, Thomas Allen, CEA Capital
           Partners USA, L.P. CEA ACME, Inc., Alta Communications VI,
           L.P., Alta Subordinated Debt Partners III, L.P., Alta-Comm S
           by S, LLC, Alta ACME, Inc., BancBoston Ventures, Inc., CEA
           Inc. and Alta Inc.
10.54      Form of Convertible Debenture of ACME Television Holdings,
           LLC. Due June 30, 2008.
10.55(8)   Agreement of Lease, dated May 16, 1986, by and between CBS,
           Inc. and Koplar Communications Inc.
10.56(8)   Amendment to Agreement of Lease, dated September 2, 1986, by and between Viacom Broadcasting of Missouri Inc. and Koplar
           Communications Inc.
10.57(1)   Amended and Restated Lease Agreement, dated July 1, 1986, by and between KKSN, Inc. and Channel 32 Incorporated.
10.58(8)   Tower Lease Agreement, dated August 22, 1997, by and between
           Roberts Broadcasting Company of Utah, Inc. and Roberts
           Broadcasting Company of Salt Lake City, LLC.
10.59(3)   Amendment to Tower Lease Agreement, dated December 9, 1997, by and between Roberts Broadcasting Company of Utah, Inc.
           and Roberts Broadcasting Company of Salt Lake City LLC.
10.60      Lease Agreement, dated January 1, 1997, by and between Mr.
           Tom Winter and VCY/America, Inc.
10.61      Assignment and Assumption of Lease and Estoppel Certificate,
           dated October 6, 1997.
10.62      Assignment and Assumption of Lease, dated April 23, 1999.
10.63(7)   Tower Lease Agreement, dated December 30, 1998, by and
           between Roberts Broadcasting Company of New Mexico, LLC and
           ACME Television of New Mexico, LLC.
10.64*     Tower License Agreement, dated May 21, 1992, by and between
           Caloosa Television Corporation and Southwest Florida
           Telecommunications, Inc.
10.65*     Station Affiliation Agreement by and between ACME Television of Utah and The WB Television Network.
10.66*     Station Affiliation Agreement by and between ACME Television of New Mexico and The WB Television Network.

EXHIBIT
 NUMBER                        EXHIBIT DESCRIPTION
-------                        -------------------
10.67*     Station Affiliation Agreement by and between ACME Television of Wisconsin and The WB Television Network.
10.68*     Station Affiliation Agreement by and between ACME Television of Illinois and The WB Television Network.
10.69*     Station Affiliation Agreement by and between ACME Television of Ohio and The WB Television Network.
10.70*     Station Affiliation Agreement by and between ACME Television of Michigan and Pax Net.
10.71      Bridge Loan Agreement, dated April 23, 1999, by and among
           ACME Television Holdings, LLC, Alta Communications VI, L.P.,
           Alta Comm S by S, LLC, Alta Subordinated Debt Partners III,
           L.P., BancBoston Investments Inc., CEA Capital Partners USA,
           L.P., CEA Capital Partners USA CI, L.P., TCW Shared
           Opportunity Fund III, L.P., Shared Opportunity Fund IIB, LLC
           and TCW Leveraged Income Trust II, L.P.
10.72*     Voting Agreement.
21.0       Subsidiaries of Registrant.
23.1*      Form of Consent of KPMG LLP regarding ACME Communications,
           Inc.
23.2       Consent of KPMG LLP regarding Koplar Communications, Inc.
           and Subsidiary.
23.3       Consent of KPMG LLP regarding Channel 32 Incorporated.
23.4*      Consent of O'Melveny & Myers LLP (included in Exhibit 5.1).
24.1       Power of Attorney (included in signature page hereto).
27.1       Financial Data Schedule.

-------------------------
 *  To be filed by amendment.

(1) Incorporated by reference to the Registration Statement for ACME Intermediate Holdings, LLC on Form S-4, File No. 333-4027, filed on November 14, 1997.

(2) Incorporated by reference to the Registration Statement for ACME Television, LLC on Form S-4 No. 333-40281, filed on November 14, 1997.

(3) Incorporated by reference to the Registration Statement for ACME Television, LLC on Form S-4/A No. 333-40281, filed on January 16, 1998.

(4) Incorporated by reference to ACME Intermediate Holdings LLC's Quarterly Report on Form 10-Q for the period ending March 31, 1998.

(5) Incorporated by reference to ACME Intermediate Holdings LLC's Quarterly Report on Form 10-Q for the period ending June 30, 1998.

(6) Incorporated by reference to ACME Intermediate Holdings LLC's Quarterly Report on Form 10-Q for the period ending September 30, 1998.

(7) Incorporated by reference to ACME Intermediate Holdings LLC's Annual Report on Form 10-K for the For the year ended December 31, 1998.

(8) Incorporated by reference to ACME Television Holdings LLC's Quarterly Report on Form 10-Q for the period ending March 31, 1999.

(9) Incorporated by reference to ACME Intermediate Holdings LLC's Report on Form 8-K filed May 7, 1999.